UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KCAP Financial, Inc.
(Name of Registrant as Specified in Its Charter)

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KCAP Financial, Inc.
295 Madison Avenue, 6th Floor
New York, New York 10017

Dear Stockholders:

You are cordially invited to attend the special meeting (the “Special Meeting”) of the stockholders of KCAP Financial, Inc. (the “Company”) to be held on February 19, 2019, at 9:30 a.m., local time, at the offices of Eversheds Sutherland (US) LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036. At the Special Meeting, the stockholders are being asked to approve an investment advisory agreement (the “Advisory Agreement”), pursuant to which Sierra Crest Investment Management LLC, an affiliate of BC Partners LLP (“BC Partners”), would be appointed as the investment adviser of the Company (the “Adviser”), as more fully described in the enclosed proxy statement (the “Proxy Statement”).

The Board of Directors of the Company (the “Board”) and the Company’s management believe that it is in the Company’s best interests to change from an internal management structure to an external management structure with the Adviser serving as the Company’s external investment manager. Since its initial public offering in 2006, the Company has been an internally managed business development company (“BDC”). In the past, the internally managed structure has served the Company well. However, the competitive environment has changed, and a number of institutional-quality asset managers are now sponsoring BDCs. Because of their external management structure, managers, such as the Adviser, can offer prospective portfolio companies and sponsors access to greater scale and resources than a single purpose internally managed BDC such as the Company is able to offer. Therefore, the Company is seeking to change to an external management structure by entering the Advisory Agreement with the Adviser in order to better compete and take advantage of benefits that arise from that structure.

On December 14, 2018, the Company entered into a definitive agreement with BC Partners Advisors L.P. (“BCP”), a Delaware limited partnership and an affiliate of BC Partners, pursuant to which the Company’s management function would be externalized (the “Externalization”) and the Adviser would be appointed as the Company’s investment adviser, subject to the approval of the Advisory Agreement by the holders of issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) as of the close of business on December 31, 2018 (the “Record Date”), and subject to the satisfaction or appropriate waiver of the other conditions to the closing of the Externalization (the “Closing”).

The Board, including all of its independent directors, has unanimously approved the Advisory Agreement and believes it to be in the best interests of the Company and its stockholders.

In evaluating the Advisory Agreement, the Board requested extensive information and materials regarding the Adviser, BCP and their affiliates. The Board believes that the Company will benefit from the Adviser’s access to greater scale and resources that will help to provide the Company with a more complete solution to a broader cross-section of middle-market companies. BC Partners is a leading buyout firm with an over 30-year history of investing across Europe and North America. As of December 19, 2018, BC Partners had assets under management of over $24 billion. The assets under management for BC Partners are based on actively managed commitments of its managed funds and relevant vehicles formed for the purpose of co-investing alongside such funds. BC Partners operates a private equity investment platform and a credit investment platform (“BCP Credit”) as fully integrated businesses. The investment activity of the Company would take place primarily within the BCP Credit platform. The Company would be fully integrated with the overall BC Partners group and supported by the full infrastructure of the BC Partners group which includes an experienced team of investment professionals and executive management, including 70 investment professionals across private equity and credit, eight of whom have specialist backgrounds in portfolio operations.

If the stockholders approve the Advisory Agreement, and subject to the satisfaction or appropriate waiver of the other conditions to the Closing, as more fully described in the Proxy Statement:

•	the Company and the Adviser will enter into the Advisory Agreement pursuant to which the Adviser, an investment adviser registered with the Securities and Exchange Commission, will serve as the Company’s investment adviser following the Closing;
•	the Company and BC Partners Management LLC, an affiliate of BCP and the Adviser (the “Administrator”), will enter into an administration agreement (the “Administration Agreement”) pursuant to which the Administrator will serve as the Company’s administrator following the Closing;
•	BCP, or its affiliate, will make a cash payment of $25 million, or approximately $0.67 per share of Company Common Stock (the “Stockholder Payment”), directly to the holders of record of Company Common Stock as of immediately prior to the Closing;
•	following the Closing, the Adviser (or an affiliate of the Adviser) will use up to $10 million of the incentive fees actually paid to the Adviser prior to the second anniversary of the Closing date to buy newly issued shares of Company Common Stock at the most recently determined net asset value per share of Company Common Stock at the time of such purchase (the “Stock Purchases”); and
•	for the period of one year from the first day of the first quarter following the quarter in which the Advisory Agreement becomes effective, the Adviser will permanently forego up to the full amount of the incentive fees earned by the Adviser without recourse against or reimbursement by the Company, to the extent necessary in order to achieve aggregate net investment income per common share of the Company for such one-year period to be at least equal to $0.40 per share, subject to certain adjustments.

The Board of Directors unanimously recommends that you vote “FOR” the approval of the (i) Advisory Agreement (the “Advisory Agreement Proposal”) and (ii) the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Advisory Agreement (the “Adjournment Proposal”).

Your vote is very important to us. Whether or not you expect to be present in person at the Special Meeting, please sign the enclosed proxy card and return it promptly in the envelope provided, or vote via Internet or telephone. Instructions are provided on the proxy card. Returning the proxy card does not deprive you of your right to attend the Special Meeting and to vote your shares in person. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Advisory Agreement Proposal. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

We look forward to seeing you at the Special Meeting.

Sincerely,

/s/ Dayl W. Pearson
Dayl W. Pearson
President & Chief Executive Officer

New York, New York
January 15, 2019

This Proxy Statement is first being mailed to stockholders on or about January 15, 2019.

KCAP Financial, Inc.
295 Madison Avenue, 6th Floor
New York, New York 10017

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held at

 February 19, 2019, 9:30 a.m., local time

Dear Stockholders:

A special meeting (the “Special Meeting”) of the stockholders of KCAP Financial, Inc. (the “Company”) will be held on February 19, 2019, at 9:30 a.m., local time, at the offices of Eversheds Sutherland (US) LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036. At the Special Meeting, the stockholders are being asked to approve an investment advisory agreement (the “Advisory Agreement”), pursuant to which Sierra Crest Investment Management LLC, an affiliate of BC Partners LLP (“BC Partners”), would be appointed as the investment adviser of the Company (the “Adviser”), as more fully described in the enclosed proxy statement (the “Proxy Statement”).

As discussed in more detail in the Proxy Statement, the Company has entered into a definitive agreement with BC Partners Advisors L.P. (“BCP”), a Delaware limited partnership and an affiliate of BC Partners, pursuant to which the Company’s management function would be externalized (the “Externalization”) and the Adviser would be appointed as the Company’s investment adviser, subject to the approval of the Advisory Agreement by the holders of issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) as of the close of business on December 31, 2018 (the “Record Date”), and subject to the satisfaction or appropriate waiver of the other conditions to the closing of the Externalization (the “Closing”).

The Special Meeting is being held for the following purposes:

1.	To approve the Advisory Agreement pursuant to which the Adviser would be appointed as the investment adviser of the Company (the “Advisory Agreement Proposal”), as more fully described in the enclosed Proxy Statement; and
2.	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Advisory Agreement (the “Adjournment Proposal”).

The Board of Directors unanimously recommends that you vote “FOR” the approval of the (i) Advisory Agreement Proposal and (ii) Adjournment Proposal.

Sincerely,

/s/ Dayl W. Pearson
Dayl W. Pearson
President & Chief Executive Officer

Only the Company’s stockholders of record at the Record Date are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about January 15, 2019.

Thank you for your support of the Company.

By the Order of the Board of Directors,

/s/ Edward U. Gilpin
Edward U. Gilpin
Chief Financial Officer and Secretary

New York, New York
January 15, 2019

Your vote is very important to us. Whether or not you expect to be present in person at the Special Meeting, please sign the enclosed proxy card and return it promptly in the envelope provided, or vote via Internet or telephone. Instructions are provided on the proxy card. Returning the proxy card does not deprive you of your right to attend the Special Meeting and to vote your shares in person. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Advisory Agreement Proposal. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

i

ii

QUESTIONS AND ANSWERS

At the Special Meeting of Stockholders of KCAP Financial, Inc. (the “Company”) to be held on February 19, 2019, you will have the opportunity to vote on the Advisory Agreement Proposal (as defined below). The following “Questions and Answers” are provided for your convenience. These questions and answers may not address all of the questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents we refer to in this proxy statement (the “Proxy Statement”). The “Company,” “KCAP Financial,” “we,” “us” and “our” refer to KCAP Financial, Inc.

Q:	Why did you send me this Proxy Statement and what am I being asked to vote on?
A:	We sent this Proxy Statement and the enclosed proxy card because our Board of Directors (the “Board”) is soliciting your proxy to vote at a special meeting of stockholders of the Company (the “Special Meeting”). The primary purpose for the Special Meeting is to consider the approval of an investment advisory agreement (the “Advisory Agreement”) between the Company and Sierra Crest Investment Management LLC (the “Adviser”), an affiliate of BC Partners LLP (“BC Partners”) that is registered as an investment adviser with the Securities and Exchange Commission pursuant to which the Adviser would become the investment adviser to the Company following the Closing (the “Advisory Agreement Proposal”).

The record date for the Special Meeting is the close of business on December 31, 2018 (the “Record Date”). If you owned shares of the Company’s common stock (the “Company Common Stock”) at the close of business on the Record Date, you are entitled to one vote for each share of Company Common Stock you owned as of that date. As of the Record Date, 37,326,846 shares of Company Common Stock were outstanding. The Company began mailing this Proxy Statement on or about January 15, 2019 to all stockholders entitled to vote their shares at the Special Meeting.

Q:	Where is the Proxy Statement available?
A:	This Proxy Statement, the Notice of Special Meeting of Stockholders and other documents of the Company on file with the SEC are available at https://kcapfinancial.gcs-web.com.
Q:	When and where will the Special Meeting take place?
A:	The Special Meeting will take place on February 19, 2019, at 9:30 a.m., local time, at the offices of Eversheds Sutherland (US) LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036.
Q:	Why am I being asked to approve the Advisory Agreement Proposal?
A:	As described in more detail in this Proxy Statement, the Board has determined that converting from an internally managed business development company (“BDC”) to an externally managed BDC managed by the Adviser is in the best interests of the Company and its stockholders. In order to become an externally managed BDC, the BDC must enter into an investment advisory agreement approved by both the Board and the stockholders in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”).

In furtherance of the Board’s objective to “externalize” the Company’s management function, the Board, including all of the directors who are not “interested persons” of the Company, as defined in Section 2(a)(19) of the Investment Company Act (each, an “Independent Director”), unanimously approved the Advisory Agreement and a related Stock Purchase and Transaction Agreement by and between the Company and BC Partners Advisors, L.P. dated as of December 14, 2018 (the “Externalization Agreement” and the transactions contemplated thereby, the “Externalization”).

Stockholders of the Company are being asked to approve the Advisory Agreement because their approval of the Advisory Agreement is required by the 1940 Act and is a condition to closing of the transactions contemplated by the Externalization Agreement (the “Closing”). If the Advisory Agreement Proposal is approved by Company stockholders and the Closing occurs, the Advisory Agreement will have an initial term of two years and be subject to annual renewal by the Board thereafter.

The Board believes that approval of the Advisory Agreement will provide the benefits to the Company discussed elsewhere in this Proxy Statement and believes that approval of the Advisory Agreement is in the best interests of the Company and its stockholders.

Q:	What does the Externalization Agreement provide for?
A.	Under the Externalization Agreement, if the Advisory Agreement Proposal is approved and the other conditions to Closing are satisfied or appropriately waived, at the Closing:
•	the Company and the Adviser will enter into the Advisory Agreement pursuant to which the Adviser will serve as the Company’s investment adviser following the Closing;
•	the Company and BC Partners Management LLC, an affiliate of BCP and the Adviser (the “Administrator”), will enter into an administration agreement (the “Administration Agreement”) pursuant to which the Administrator will serve as the Company’s administrator following the Closing;
•	BCP, or its affiliate, will make a cash payment of $25 million, or approximately $0.67 per share of Company Common Stock (the “Stockholder Payment”), directly to the holders of record of Company Common Stock as of immediately prior to the Closing; and
•	following the Closing, the Adviser (or an affiliate of the Adviser) will use up to $10 million of the Incentive Fee (as defined below) actually paid to the Adviser prior to the second anniversary of the Closing date to buy newly issued shares of Company Common Stock at the most recently determined net asset value per share of Company Common Stock at the time of such purchase (the “Stock Purchases”).

For more information regarding the Externalization, see “Proposal 1 – Approval of the Advisory Agreement – Description of the Externalization Agreement.”

Q:	Am I being asked to approve the Externalization Agreement?
A.	No. Company stockholders are not being asked to approve the Externalization Agreement. However, in considering whether to approve the Advisory Agreement Proposal, Company stockholders should take into account the benefits and other provisions of the Externalization Agreement described in this Proxy Statement.
Q:	How does the Board recommend that I vote?
A:	The Board unanimously recommends that you vote “FOR” each of the Advisory Agreement Proposal and the Adjournment Proposal.
Q:	Is approval of the Advisory Agreement the only condition to Closing under the Externalization Agreement?
A.	No. The Externalization Agreement includes a number of other conditions to Closing. If the Advisory Agreement Proposal is approved, the Advisory Agreement will become effective only if all other conditions to Closing under the Externalization Agreement are satisfied or appropriately waived. For more information regarding the Externalization, see “Proposal 1 – Approval of the Advisory Agreement – Description of The Externalization Agreement.”
Q:	Why is the Board recommending approval of the Advisory Agreement?
A:	The Board has determined that converting from an internally managed BDC to an externally managed BDC managed by the Adviser is in the best interests of the Company and its stockholders. In furtherance of that objective, the Board, including all of its independent directors, has unanimously approved the Advisory Agreement and believes it to be in the best interests of the Company and its stockholders.

In evaluating the Advisory Agreement, the Board requested an extensive set of materials regarding the Adviser and BCP and its affiliates. The Board believes that the Company will benefit from the Adviser’s access to greater scale and resources that will help to provide a more complete solution to a broader cross-section of middle-market companies. BC Partners is a leading buyout firm with an over 30-year history of investing across Europe and North America. As of December 19, 2018, BC Partners had assets under management of over $24 billion. The assets under management for BC Partners are based on actively managed commitments of its managed funds and relevant vehicles formed for the purpose of co-investing alongside such funds. BC Partners operates a private equity investment platform (“BCP PE”) and a credit investment platform (“BCP Credit”) as fully integrated businesses. The investment activity of the Company would take place primarily within the BCP Credit platform. The Company would be fully integrated with the overall BC Partners group and supported by the full infrastructure of the BC Partners group which includes an experienced team of investment professionals and executive management, including 70 investment professionals across private equity and credit, eight of whom have specialist backgrounds in portfolio operations. The BCP Credit Investment Team (the “Investment Team”) is led by Ted Goldthorpe who has significant experience in the private credit business. Mr. Goldthorpe is a member of both the BCP Credit and BCP PE investment committees. An affiliate of the Adviser serves as the manager to a private BDC, BC Partners Lending Corporation, and a private fund in the BCP Credit platform.

The Board discussed the Adviser’s and BCP’s qualifications and considered its philosophy of management, historical performance, and methods of operations, and determined the Company and its stockholders may obtain the following potential benefits of entering the Advisory Agreement:

•	BC Partners has stated that it intends to transition the Company’s current investment portfolio into a diversified portfolio of high-quality senior secured debt investments, with the goal of delivering strong and sustainable risk-adjusted returns to the Company’s stockholders. The investment strategy will rely heavily on the Adviser’s private debt origination capabilities with the benefit of BC Partners’ global resources.
•	The Board believes that the Company will benefit from the investment professionals of BCP, an affiliate of the Adviser, who are expected to provide the Adviser with additional resources in origination, underwriting and portfolio management. In October 2018, BCP received exemptive relief from the SEC (the “Exemptive Relief”), which will allow the Company to co-invest with other BCP affiliated funds, including a private fund and BC Partners Lending Corporation, a private BDC for which BCP acts as the adviser, in investment opportunities generated at BCP. As a result, upon the Closing, the Company will have immediate access to BCP’s originations deemed appropriate for the Company, subject to BCP’s allocation policy and the conditions of the Exemptive Relief.
•	The Board believes that the Company will benefit from BCP’s larger existing teams and sophisticated infrastructure. BCP Credit’s capabilities and expertise are further strengthened by BC Partners’ global reach.
•	The Adviser will have access to the accounting, finance, legal and compliance resources of BCP’s larger platform, including experienced compliance personnel of BCP and its affiliates.
•	The Adviser, BCP and its affiliates are well capitalized and are able to attract and retain personnel necessary to provide quality advisory services to the Company by being a part of a larger platform.
•	Although no assurances can be given, over the longer term, the Board believes that the Company will benefit from being part of the BC Partners platform, which may result in increased deal flow and the opportunity to act as a lead investor in more transactions.
Q:	What are the benefits of the Advisory Agreement, and the related Externalization Agreement, to the Company and its stockholders?
A.	If the Advisory Agreement Proposal is approved and the other conditions to Closing are satisfied or appropriately waived, at the Closing:
•	the Company and the Adviser will enter into the Advisory Agreement;
•	the Company and the Administrator will enter into the Administration Agreement;
•	BCP, or its affiliate, will make the Stockholder Payment to Company stockholders;
•	the Adviser (or an affiliate of the Adviser) will use up to $10 million of Incentive Fees received to make the Stock Purchases; and
•	the Company will operate as an externally managed BDC and receive the benefits of being part of BC Partners’ larger investment platform.

In addition, the Adviser has separately agreed that, for the period of one year from the first day of the first quarter following the quarter in which the Advisory Agreement becomes effective, the Adviser will permanently forego up to the full amount of the incentive fees earned by the Adviser without recourse against or reimbursement by the Company, to the extent necessary in order to achieve aggregate net investment income per common share of the Company for such one-year period to be at least equal to $0.40 per share, subject to certain adjustments.

Q:	If the Advisory Agreement Proposal is approved and the Externalization is consummated, what will the Company’s stockholders receive in connection with the Externalization?
A:	Based on the number of shares of Company Common Stock estimated to be issued and outstanding as of the Closing, the Company’s stockholders will collectively receive a cash payment directly from BCP in the amount of $25 million, or approximately $0.67 per share of Company Common Stock held by them at the Closing.

In addition, for the period of one year from the first day of the first quarter following the quarter in which the Advisory Agreement becomes effective, the Adviser will permanently forego up to the full amount of the incentive fees earned by the Adviser without recourse against or reimbursement by the Company, to the extent necessary in order to achieve aggregate net investment income per common share of the Company for such one-year period to be at least equal to $0.40 per share, subject to certain adjustments.

Q:	Is the Company being sold?
A:	No, the Company is not being sold. If the Closing occurs, the Company’s stockholders immediately prior to the Closing will be the Company’s stockholders immediately following Closing, and will hold the same number of shares of Company Common Stock.

Although the Adviser or its affiliates will use up to $10 million of Incentive Fees received during the two-year period following Closing to make the Stock Purchases at net asset value, there is no guaranty that the Adviser will earn any Incentive Fees to make such Stock Purchases or, if Stock Purchases are made, that it will purchase the maximum. If the Adviser or its affiliates acquired the maximum of $10 million of Company Common Stock at the Company’s most recently determined net asset value per share of (i.e., $4.66 as of September 30, 2018), the Adviser or its affiliates would only acquire approximately 5.4% of the issued and outstanding Company Common Stock as of that date.

For more information on the Externalization, see “Proposal 1 – Approval of the Advisory Agreement – Description of the Externalization Agreement.”

Q:	Who will be the Company’s investment adviser if the Advisory Agreement is approved?
A:	If the Advisory Agreement is approved by the Company’s stockholders, and subject to the satisfaction or appropriate waiver of the other conditions to the Closing, the Company’s investment adviser will be the Adviser, an affiliate of BC Partners, a leading buyout firm with a 30-year history investing across Europe and North America which had assets under management of over $24 billion as of December 19, 2018. For more information on the Adviser and BC Partners, see “Proposal 1 – Approval of the Advisory Agreement.”
Q:	Why are the Company’s stockholders being asked to vote on the Adjournment Proposal?
A:	While the chairman of the Special Meeting may adjourn the Special Meeting in his discretion, and may adjourn the Special Meeting at the request BCP, stockholders of the Company are also being asked to approve the Adjournment Proposal in order to allow the Company to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Advisory Agreement Proposal.
Q:	Will the Company continue to be a publicly traded BDC after closing of the Externalization?
A:	Yes. After the closing of the Externalization, the Company will continue to be a BDC and its shares of common stock will continue to be listed on The NASDAQ Global Select Market, although its name and ticker symbol will change. In addition, the Company previously elected to be treated as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”), and that election will remain in effect. The Company’s stockholders will continue to own the same amount and type of shares in the same Company immediately following the Closing as they held immediately prior to the Closing.

Q:	Will the Company’s name change?
A:	Yes. In accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), the Board will approve a certificate of amendment to change the Company’s name, subject to and in conjunction with the Closing.
Q:	What compensation is payable by the Company to the Adviser under the Advisory Agreement?
A:	Under the Advisory Agreement, the Company would pay the Adviser a fee for its investment advisory and management services consisting of two components: (i) a base management fee (the “Base Management Fee”) and (ii) an incentive fee (the “Incentive Fee”). For the period from the date of the Advisory Agreement (the “Effective Date”) through the end of the first calendar quarter after the Effective Date, the Base Management Fee will be calculated at an annual rate of 1.50% of the Company’s gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, as of the end of such calendar quarter. Subsequently, the Base Management Fee under the Advisory Agreement will be 1.50% of the Company’s average gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, at the end of the two most recently completed calendar quarters; provided, however, that the Base Management Fee will be 1.00% of the Company’s average gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, that exceed the product of (i) 200% and (ii) the value of the Company’s net asset value at the end of the most recently completed calendar quarter. The Base Management Fee for any partial month or quarter will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant month or quarter.

The Incentive Fee payable under the Advisory Agreement will consist of two parts: (1) a portion based on the Company’s Pre-Incentive Fee Net Investment Income (as defined below) (the “Income-Based Fee”) and (2) a portion based on the net capital gains received on the Company’s portfolio of securities on a cumulative basis for each calendar year, net of all realized capital losses and all unrealized capital depreciation on a cumulative basis, in each case calculated from the Effective Date, less the aggregate amount of any previously paid capital gains Incentive Fee (the “Capital Gains Fee”). The Income-Based Fee will equal 100% of the Pre-Incentive Fee Net Investment Income (as defined below) between 1.75%, referred to as the quarterly hurdle rate, and 2.121%, referred to the upper level breakpoint, plus 17.50% of Pre-Incentive Fee Net Investment Income in excess of 2.121%. On an annual basis, the incentive fee equals 17.50% of income in excess of a 7.00% hurdle rate. The Capital Gains Fee will be 17.50%, which will be determined and payable in arrears as of the end of each calendar year (or upon termination of the Advisory Agreement), commencing with the calendar year ending on December 31, 2019.

“Pre-Incentive Fee Net Investment Income” means dividends (including reinvested dividends), interest and fee income accrued by the Company during the calendar quarter, minus operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that the Company may not have received in cash. The Adviser will not be obligated to return to the Company the incentive fee it receives on payment-in-kind interest that is later determined to be uncollectible in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

For the period of one year from the first day of the first quarter following the quarter in which the Advisory Agreement becomes effective, the Adviser will permanently forego up to the full amount of the incentive fees earned by the Adviser without recourse against or reimbursement by the Company, to the extent necessary in order to achieve aggregate net investment income per common share of the Company for such one-year period to be at least equal to $0.40 per share, subject to certain adjustments.

In addition, following the Closing and until the second anniversary thereof, the Adviser (or an affiliate of the Adviser) will use up to the first $10 million of Incentive Fees actually received by the Adviser from the

Company under the Advisory Agreement to purchase shares of Company Common Stock from the Company; provided, however, that the Adviser is not obligated to make Stock Purchases in excess of $10 million in the aggregate over the two-year period, as further described in this Proxy Statement under the section captioned “Proposal 1 – Approval of the Advisory Agreement.”

Q:	How will the Company’s operating costs associated with the management of its investment portfolio differ on a go-forward basis under the Advisory Agreement?
A:	Because the Company is currently internally managed by its executive officers under the supervision of its Board, it incurs the operating costs associated with employing investment and portfolio management professionals. If the Advisory Agreement is approved and the Adviser becomes the Company’s external investment adviser, the Company will be responsible for paying the Adviser the investment advisory fees set forth in the Advisory Agreement in connection with the Adviser’s management of the Company’s investment portfolio and will be responsible for reimbursing the Administrator for its costs and expenses and the Company’s allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement.
Q:	What are the U.S. Federal Income Tax Consequences of the Stockholder Payment?
A:	The following discussion is a general summary of the anticipated U.S. federal income tax consequences of the receipt of the Stockholder Payment by U.S. stockholders. The following discussion is based upon the Code, its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this Proxy Statement, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this Proxy Statement. The following discussion has no binding effect on the United Stated Internal Revenue Service (the “IRS”) or the courts.

In connection with the Externalization, BCP, or its affiliate, will pay the Stockholder Payment directly to the holders of record of Company Common Stock as of immediately prior to the Closing (other than the Company or subsidiaries of the Company or BCP). The U.S. federal tax treatment of the Stockholder Payment is uncertain in many respects. However, the Company anticipates that the Stockholder Payment will be treated as ordinary income to stockholders. The Company’s stockholders will not realize any other income, gain or loss in connection with the Externalization.

Q:	What is the quorum required for the Special Meeting?
A:	The presence at the Special Meeting, in person or by proxy, of the holders of shares of the Company’s common stock entitled to cast a majority of all the votes entitled to be cast will constitute a quorum at the Special Meeting. See “The Special Meeting” for more information.
Q:	What vote is required to approve the Advisory Agreement Proposal?
A:	The affirmative vote of the holders of at least a “majority of the outstanding voting securities” (as defined in the 1940 Act) will be required to approve the Advisory Agreement Proposal. Under the 1940 Act, a “majority of the outstanding voting securities” means the affirmative vote of the lesser of (a) 67% or more of the shares of the Company present or represented by proxy at the Special Meeting if the holders of more than 50% of the outstanding shares are present or represented by proxy at the Special Meeting or (b) more than 50% of the outstanding shares of the Company.
Q:	What vote is required to approve the Adjournment Proposal?
A:	The affirmative vote of the holders of at least a majority of the votes cast by holders of the shares of Company Common Stock present at the Special Meeting, in person or represented by proxy, if a quorum is present will be required to approve the Adjournment Proposal.
Q:	Have the directors indicated how they will vote the shares of Company Common Stock held by them?
A:	As a condition to entering into the Externalization Agreement, BCP required that, contemporaneously with the signing of the Externalization Agreement, each of the directors enter into a Voting and Support

Agreement (collectively, the “Voting Agreements”), pursuant to which the directors, solely in their capacities as stockholders of the Company, have agreed, among other things, to vote all of the shares of the Company’s common stock owned by them (i) in favor of the approval of the Advisory Agreement, the Adjournment Proposal and any other matters necessary for consummation of the other transactions contemplated by the Externalization Agreement, and (ii) against any other proposal or action that would reasonably be expected to prevent or delay the Externalization. As of December 14, 2018, the date of the Voting Agreements, the persons subject to the Voting Agreements collectively exercised voting control over approximately 7.2% of the issued and outstanding Company Common Stock. Any additional shares of Company Common Stock acquired by persons subject to the Voting Agreement following the date of the Voting Agreement will automatically become subject to such Voting Agreement.

The Voting Agreements were entered into by each of the directors solely in his capacity as a stockholder of the Company, and nothing in the Voting Agreements restricts or limits the ability of any director or officer of the Company to take any action in his capacity as a director or officer (as applicable) of the Company or from fulfilling the duties and obligations of such office, whether relating to the Advisory Agreement, the Externalization Agreement or otherwise, and such actions shall not be deemed to be a breach of the Voting Agreement. The Voting Agreements will terminate upon the first to occur of the Closing, the termination of the Externalization Agreement or June 30, 2019.

Q:	What will happen if the Advisory Agreement Proposal is not approved?
A:	If the Advisory Agreement Proposal is not approved, the Company will continue as an internally managed BDC consistent with its historical practice, except that the Company will no longer own the asset management subsidiaries that were sold to LibreMax on December 31, 2018.

In addition, if the Externalization Agreement is terminated as a result of the Company’s failure to obtain the Advisory Agreement Approval, BCP will be entitled to receive reimbursement of the expenses incurred by it in connection with the transactions contemplated by the Externalization Agreement, subject to an overall cap of $350,000. In addition, the Company will not be entitled to a fee waiver in connection with its investments in BCP Great Lakes Fund LP, but instead will be obligated pay the management fee applicable investors generally, a portion of which ($1 million) will be paid in advance and thereafter credited against future management fees, and BCP will have repurchase rights relating to certain assets previously sold by BCP or related entities to the Company prior to such termination. For more information on the Great Lakes, see “Proposal 1 – Approval of the Advisory Agreement – Background and Purpose of the Externalization.”

Q:	If the Advisory Agreement Proposal is approved, what could cause the Company to not enter into the Advisory Agreement?
A:	Although approval of the Advisory Agreement Proposal is a condition to Closing under the Externalization Agreement, there are other conditions to Closing regarding accuracy of representations and warranties, performance of covenants and certain other matters, that must be satisfied or appropriately waived before the parties are obligated to cause the Closing to happen. In addition, there are various circumstances in which the Externalization Agreement could be terminated prior to Closing, including by mutual agreement of the parties; if the Closing is prohibited by law; if the Closing hasn’t occurred by June 30, 2019; if a party has breached the Externalization Agreement such that the conditions to Closing cannot be satisfied; or if, prior to the approval of the Advisory Agreement Proposal, the Board has withdrawn the Board Recommendation or take certain similar actions.

In addition, although the Company is not being sold, and the Company’s stockholders immediately prior to the Closing will be all of the Company’s stockholders immediately following Closing (and will hold the same number of shares of the Company Common Stock), the Board has retained the right in certain circumstances, prior to the approval of the Advisory Agreement Proposal, to consider an alternative proposal that constitutes, or is reasonably likely to lead to, a “Superior Proposal” and, subject to a number of procedural and other provisions (including the reimbursement by the Company of up to $750,000 of BCP’s expenses related to the transaction), to terminate the Externalization Agreement in order to accept such Superior Proposal.

For these purposes, a “Superior Proposal” is generally defined as an offer or proposal to acquire 70% or more of the Company’s equity, voting securities, or total assets, or assets or businesses that generate 70% or more of the Company’s net revenues or net income (determined based on the 12 month period ending on the last day of the Company’s most recently completed fiscal quarter), which offer or proposal must be fully financed (or have fully committed financing) and provide for payment by the person making such offer or proposal of substantially all-cash consideration to the Company stockholders, and that the Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of such offer or proposal and the person making such offer or proposal, (i) is more favorable to the Company stockholders from a financial point of view than the transactions contemplated by the Externalization Agreement (including any adjustment to the terms and conditions proposed by BCP in response to such offer or proposal, and (ii) is reasonably likely to be completed on the terms proposed on a timely basis.

Q:	Can the Company consider alternative investment advisers or externalization proposals?
A:	No. As required by the 1940 Act, the Board has engaged in an in-depth review process regarding the background and capabilities of the Adviser and appointment of the Adviser as the investment adviser to the Company and has approved the Adviser and the Advisory Agreement in the manner required by law. So long as the board of directors of a BDC has satisfied its duties under the 1940 Act, there is no obligation to negotiate with, or entertain offers from, any other person seeking to become the investment adviser to the Company.

Consistent with the foregoing, the Externalization Agreement generally provides that the Company and its subsidiaries and representatives may not actively solicit, or engage in negotiations regarding, alternative proposals relating to the acquisition of 10% or more of the Company’s securities or assets, or an eternalization proposal, or a liquidation, liquidation, bankruptcy, dissolution or winding up of the Company, other than the LibreMax Transaction and the transactions contemplated by the Externalization Agreement.

However, as described above, although the Company is not being sold, and the Company’s stockholders immediately prior to the Closing will be all of the Company’s stockholders immediately following Closing (and will hold the same number of shares of the Company Common Stock), the Board has retained the right in certain circumstances to consider and, subject to a number of procedural and other provisions, accept a “Superior Proposal.” The definition of Superior Proposal would not, unless coupled with an acquisition of most or all of the equity or assets of the Company, include a proposal from a third party relating to the externalization of the Company’s management function.

Q:	What are the effects of not voting or abstaining?
A:	Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Advisory Agreement Proposal. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.
Q:	What if I want to change my vote or revoke my proxy?
A:	A registered Company stockholder may change his, her or its vote, or revoke his, her or its proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone as indicated on the proxy card after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to our Secretary; or
•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	Who is paying for the costs of soliciting these proxies?
A:	Under the Externalization Agreement, the Company and BCP have agreed to equally split the costs and expenses of soliciting proxies up to a cap of $125,000, after which the Company will pay all such costs and expenses. We estimate that we will pay Alliance Advisors LLC, our proxy solicitor, a fee to solicit proxies of approximately $6,000 plus reimbursement of reasonable out of pocket expenses and fees for any additional services requested, though the costs of this proxy solicitation process could be lower or higher than our estimate.

Q:	Where can I find the voting results?
A:	Voting results will be reported in a press release or Current Report on Form 8-K, which we will file with the SEC within four business days following the Special Meeting. All reports that the Company files with the SEC are publicly available when filed. For more information, please see the section of this Proxy Statement captioned “Where You Can Find More Information.”
Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?
A:	Your bank, broker or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote. You should follow the procedures on the voting instruction card provided by your bank, broker or other nominee regarding the voting of your shares. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as voting “AGAINST” the Advisory Agreement Proposal.
Q:	What does it mean if I receive more than one proxy card?
A:	If your shares are registered differently or in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards to ensure that all of your shares are voted.
Q:	Who can help answer my other questions?
A:	If you have any questions concerning the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of Company Common Stock, please contact Alliance Advisors LLC:

200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Call Toll-Free: (844) 858-7387

THE SPECIAL MEETING

This Proxy Statement summarizes the information regarding the matters to be voted on at the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares of Company Common Stock. You may simply complete, sign, and return the enclosed proxy card, or submit your vote by calling toll free at the telephone number indicated on the enclosed proxy card, or vote your shares through the Internet, as indicated on the proxy card. You may also grant a proxy (i.e., authorize someone to vote your shares). If you properly sign and date the accompanying proxy card or otherwise provide voting instructions, either via the Internet or telephone, as indicated on the proxy card and the Company receives the proxy card or such instruction in time for the Special Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified.

As of the Record Date, there were 37,326,846 shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. If you are a holder of Company Common Stock, you are entitled to one vote at the Special Meeting for each share of Company Common Stock that you held as of the close of business on the Record Date. The Company began mailing this Proxy Statement on or about January 15, 2019 to all Company stockholders entitled to vote their shares of Company Common Stock at the Special Meeting.

Time and Location

We will hold the Special Meeting on February 19, 2019, at 9:30 a.m., local time, at the offices of Eversheds Sutherland (US) LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036.

Attending the Special Meeting

You are entitled to attend the Special Meeting only if you were a Company stockholder as of the close of business on the Record Date, or if you hold a valid proxy for the Special Meeting. Since seating is limited, admission to the Special Meeting will be on a first-come, first-served basis. You must present valid photo identification, such as a driver’s license or passport, for admittance. If you are not a stockholder of record of the Company but hold shares as a beneficial owner in street name, in order to attend the Special Meeting, you must also provide proof of beneficial ownership, such as your most recent account statement prior to the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee or nominee, or other similar evidence of ownership of shares of the Company.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the Special Meeting.

Proposal to Approve each of the Advisory Agreement Proposal and the Adjournment Proposal

At the Special Meeting, you will be asked to vote on each of the Advisory Agreement Proposal and the Adjournment Proposal.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” each of the Advisory Agreement Proposal and the Adjournment Proposal.

Stockholders Entitled to Vote

You are entitled to vote if you were a holder of record of Company Common Stock as of the close of business on the Record Date.

All holders of Company Common Stock as of the Record Date, voting together, will be entitled to vote for the approval each of the Advisory Agreement Proposal and the Adjournment Proposal, in each case, at the Special Meeting.

Quorum

To conduct business at the Special Meeting, a quorum of Company stockholders must be present at the Special Meeting. The presence at the Special Meeting, in person or by proxy, of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast will constitute a quorum at the Special Meeting. Abstentions will be treated as shares present for quorum purposes. Shares for which brokers have not received voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote on certain proposals (which are considered “broker non-votes” with respect to such proposals) will not be treated as shares present for quorum purposes.

If a quorum is not present, the Chairman of the Special Meeting shall have the power to adjourn the Special Meeting from time to time without notice other than announcement at the Special Meeting.

Stockholders Holding Shares Through Brokers, Banks or Nominees

If you hold shares of Company Common Stock through a broker, bank, trustee or nominee, you must follow the voting instructions you receive from your broker, bank, trustee or nominee. If you hold shares of Company Common Stock through a broker, bank, trustee or nominee and want to vote in person at the Special Meeting, you must obtain a legal proxy from the record holder of your shares and present it at the Special Meeting. Please instruct your broker, bank, trustee or nominee so your vote can be counted.

Granting Authority to Vote to Brokers, Banks or Nominees

Brokers, banks, trustees and nominees have discretionary authority to vote on “routine” matters, but not on “non-routine” matters. All proposals being considered at this Special Meeting are non-routine. If you hold your shares of Company Common Stock in street name (or “nominee name”) and do not provide your broker, bank, trustee or nominee who holds such shares of record with specific instructions regarding how to vote on the proposals, your broker may not be permitted to vote your shares on any of the proposals.

Voting by Proxy

If you are a record holder of shares of Company Common Stock, you may authorize a proxy to vote on your behalf by following the instructions provided on the enclosed proxy card. Authorizing your proxy will not limit your right to vote in-person at the Special Meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you authorize a proxy without indicating your voting instructions, the proxyholder will vote your shares “FOR” each of the Advisory Agreement Proposal and the Adjournment Proposal. Internet and telephone voting procedures are designed to authenticate the Company stockholder’s identity and to allow such stockholders to vote their shares and confirm that their instructions have been properly recorded. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Receiving Multiple Proxy Cards

Many of the Company’s stockholders hold their shares in more than one account and may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the Special Meeting, we recommend that you vote by following the instructions on each proxy card or voting instruction form you receive.

Revocation of Proxy

If you are a Company stockholder of record, you can revoke your proxy at any time before it is exercised by (i) delivering a written revocation notice prior to the Special Meeting to: KCAP Financial, Inc., 295 Madison Avenue, 6th Floor, New York, New York 10017, Attention: Edward U. Gilpin, Chief Financial Officer and Secretary, (ii) submitting a later-dated proxy that we receive no later than the conclusion of voting at the Special Meeting or (iii) voting in person at the Special Meeting. If you hold shares of Company Common Stock through a broker, bank or other nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Attending the Special Meeting does not revoke your proxy unless you also vote in person at the Special Meeting.

Votes Required to Approve the Advisory Agreement Proposal and the Adjournment Proposal

Approval of the holders of a “majority of the outstanding voting securities” entitled to vote at the Special Meeting is required to approve the Advisory Agreement Proposal. Under the 1940 Act, a “majority of the outstanding voting securities” means the affirmative vote of the lesser of (a) 67% or more of the shares of the Company present or represented by proxy at the Special Meeting if the holders of more than 50% of the outstanding shares are present or represented by proxy at the Special Meeting or (b) more than 50% of the outstanding shares of the Company.

Approval of a majority of the votes cast at the Special Meeting, in person or by proxy, is required to approve the Adjournment Proposal.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Advisory Agreement Proposal, and have no effect on the Adjournment Proposal.

Expenses Related to Proxy Solicitation

We have agreed to equally split the costs and expenses of soliciting proxies amongst ourselves and BCP up to a cap of $125,000, after which we will pay all such costs and expenses. We estimate that we will pay Alliance Advisors LLC, our proxy solicitor, a fee to solicit proxies of approximately $6,000 plus reimbursement of reasonable out of pocket expenses and fees for any additional services requested, though the costs of this proxy solicitation process could be lower or higher than our estimate.

Methods of Proxy Solicitation

In addition to these written proxy materials, our proxy solicitor, directors and employees may also solicit proxies in person, by telephone or by other means of communication; however, our directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners and obtaining your voting instructions.

Who to Contact if You Have Questions

If you have any questions concerning the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of Company Common Stock, please contact Alliance Advisors LLC:

200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Call Toll-Free: (844) 858-7387

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Company Common Stock as of December 31, 2018, by each of our executive officers and directors and all of our directors and executive officers as a group. As of December 31, 2018, we were not aware of any 5% beneficial owners of Company Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 2018 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 37,326,846 shares of Company Common Stock outstanding as of December 31, 2018.

The 1940 Act does not permit externally managed investment companies and BDCs to issue or have outstanding options or restricted stock granted to directors and employees. Immediately prior to the Closing, by virtue of the Externalization and subject to the execution of an option cancellation agreement, each option to purchase shares of Company Common Stock granted under the Company’s 2008 Non-Employee Director Plan that is outstanding immediately prior to the Externalization (each, a “Company Stock Option”) will be cancelled in exchange for the payment in cash to the holder thereof. We expect that the additional expense to the Company’s income statement resulting from these transactions to be no greater than $25,000.

Immediately prior to the Closing, each restricted share of the Company (the “Company Restricted Share”) outstanding and not previously forfeited under the Company’s Equity Incentive Plan (the “Company Stock Plan”) shall become fully vested, all restrictions with respect to such Company Restricted Shares shall lapse, and the holders of such Company Restricted Shares shall be entitled to receive a pro rata share of the Stockholder Payment. In certain circumstances, the Company will, in accordance with the procedures adopted by the Company, withhold a number of the Company Restricted Shares having a fair market value (determined on the date such shares are withheld) equal to the aggregate amount required to be deducted and withheld under the Code and any applicable state or local tax law with respect to the lapsing of restrictions on all the Company Restricted Shares held by the relevant holder, and the Company shall pay over to the appropriate taxing authorities a corresponding amount of cash in satisfaction of such tax liabilities.

Unless otherwise indicated, to our knowledge, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned by the shareholder, except to the extent authority is shared by spouses under applicable law, and maintains an address of c/o KCAP Financial Inc., 295 Madison Avenue, 6th Floor, New York, New York 10017. As discussed elsewhere in this Proxy Statement, as a condition to BCP’s willingness to enter into the Externalization Agreement, BCP required that, contemporaneously with the signing of the Externalization Agreement, each of the directors enter into a Voting and Support Agreement. See “Proposal 1 – Approval of the Advisory Agreement – Background and Purpose of the Externalization.”

Name and Address	Number of Shares(1)		Percentage of Class	Dollar Range of Equity Securities ($)(2)
Directors and Executive Officers:
Independent Directors
C. Michael Jacobi	43,190	(3)	*	>100,000
Christopher Lacovara	584,134	(3)	1.6%	>100,000
Albert G. Pastino	27,497	(3)	*	50,001 – 100,000
C. Turney Stevens	24,500	(3)	*	50,001 – 100,000
John A. Ward III	6,000	(3)	*	10,001 – 50,000
Dean C. Kehler	1,674,000	(3)	4.5%	>100,000
Non-Independent Directors
Dayl W. Pearson	343,493	(4)	*	>100,000

Name and Address	Number of Shares(1)		Percentage of Class	Dollar Range of Equity Securities ($)(2)
Executive Officers
R. Jon Corless	99,966	(5)	*	>100,000
Edward U. Gilpin	108,755	(6)	*	>100,000
Daniel P. Gilligan	99,947	(7)	*	>100,000
Directors and Executive Officers as a Group (10 persons)	3,011,482		8.07%
*	Less than 1%.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act.
(2)	Based on the closing price of the Company’s common stock on December 31, 2018 of $3.46.
(3)	Includes 500 shares of unvested restricted stock, which will vest in in full immediately prior to the Closing.
(4)	Includes 44,514 shares of unvested restricted stock, which will vest in full immediately prior to the Closing.
(5)	Includes 17,230 shares of unvested restricted stock, which will vest in full immediately prior to the Closing.
(6)	Includes 19,291 shares of unvested restricted stock, which will vest in full immediately prior to the Closing.
(7)	Includes 22,777 shares of unvested restricted stock, which will vest in full immediately prior to the Closing.

PROPOSAL 1 – APPROVAL OF THE ADVISORY AGREEMENT

General

Stockholders of the Company are being asked to consider and vote on a proposal to approve the Advisory Agreement between the Company and Sierra Crest Investment Management LLC, as investment adviser (the “Adviser”). The Adviser is an affiliate of BC Partners LLP (“BC Partners”). The Advisory Agreement is attached as Appendix A to this Proxy Statement. If the Advisory Agreement Proposal is approved, and the other conditions to Closing of the Externalization are satisfied or appropriately waived, at Closing the Company will also enter into the Administration Agreement, attached as Appendix B to this Proxy Statement, with BC Partners Management LLC or one of its affiliates (the “Administrator”), and the Incentive Fee Letter Agreement, attached as Appendix C to this Proxy Statement, with the Adviser.

Recommendation of the Board

At a meeting of the board of directors of the Company (the “Board”) held on December 12, 2018, and for the reasons discussed below, the Board, including all its independent directors, unanimously voted to approve the Advisory Agreement, contingent upon entering into the Externalization Agreement, obtaining Company stockholder approval of the Advisory Agreement, and closing of the transactions contemplated by the Externalization Agreement, and determined that the Advisory Agreement is in the best interests of the Company and its stockholders. Accordingly, the Board unanimously recommends that you vote “FOR” the approval of the Advisory Agreement Proposal. See “– Board Approval of the Advisory Agreement” below.

About the Adviser

If the Advisory Agreement is approved, the Adviser, an affiliate of BC Partners, would become the investment adviser of the Company. Subject to the overall supervision of the Board, the Adviser will be responsible for managing the Company’s business and activities, including sourcing investment opportunities, conducting research, performing diligence on potential investments, structuring the Company’s investments, and monitoring the Company’s portfolio companies on an ongoing basis through a team of investment professionals.

BC Partners is a leading buyout firm with a 30-year history investing across Europe and North America which had assets under management of over $24 billion as of December 19, 2018. The assets under management for BCP are based on actively managed commitments of its managed funds and relevant vehicles formed for the purpose of co-investing alongside such funds. BCP operates a private equity investment platform (“BCP PE”) and a credit investment platform (“BCP Credit”) as fully integrated businesses. The investment activity of the Company will take place primarily within the BCP Credit platform. Integration with the broader BCP platform allows BCP Credit to leverage a team of approximately 60 investment professionals across its private equity platform including an eight-member operations team. The BCP Credit Investment Team (the “Investment Team”) is led by Ted Goldthorpe who sits on both the BCP Credit and BCP PE investment committees. An affiliate of the Adviser currently manages a private BDC, BC Partners Lending Corporation, and a private fund in the BCP Credit platform. BCP intends to offer employment to certain Company employees, including but not limited to, the Company’s executive officers.

The Adviser will seek to invest on behalf of the Company in performing, well-established middle market businesses that operate across a wide range of industries (i.e., no concentration in any one industry). The Adviser will employ fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. The holding size of each position will generally be dependent upon a number of factors including total facility size, pricing and structure, and the number of other lenders in the facility. The Adviser has experience managing levered vehicles, both public and private, and will seek to enhance the Company’s returns through the use of leverage with a prudent approach that prioritizes capital preservation. The Adviser believes this strategy and approach offers attractive risk/return with lower volatility given the potential for fewer defaults and greater resilience through market cycles.

Background and Purpose of the Externalization

Since its initial public offering in 2006, the Company has been an internally managed business development company (“BDC”). In the past, the internally managed structure has served the Company well. However, over time the competitive environment changed, and a number of external asset managers began to sponsor BDCs.

Because of their external management structure, these managers can offer a wider variety of financial products to prospective portfolio companies and sponsors than a single purpose internally managed BDC such as the Company is able to offer.

As the competitive pressures increased, the Company began exploring various business opportunities and evaluated potential strategic alternatives aimed at increasing stockholder value. In furtherance of that objective, the Company from time-to-time has had discussions with various parties regarding a range of possible transactions involving the Company or its assets. For this purpose, the Company retained Keefe, Bruyette & Woods, Inc. to act as its financial advisor. Ultimately, however, until August 2018, those discussions did not progress to the point where the Board was ready to recommend any given transaction to the Company’s stockholders.

In August 2018, the Company received an indication of interest from LibreMax Intermediate Holdings, LP (“LibreMax”) to acquire the Company’s asset management subsidiaries and an indication of interest from BCP relating to the externalization of the Company’s management function. Following receipt of those indications of interest, the Company engaged in negotiations with LibreMax and BCP regarding their respective proposals.

On October 24, 2018, after a series of discussions with BCP, the Company and BCP entered into an exclusivity agreement granting BCP the exclusive right to negotiate a transaction with the Company for a 30-day period (the “Exclusivity Agreement”), subject to an exception relating to the possible sale by the Company of the Company’s asset management subsidiaries. On November 28, 2018, the Exclusivity Agreement was extended through December 31, 2018.

On November 8, 2018, the Company entered into an agreement with LibreMax under which LibreMax agreed to acquire the Company’s wholly-owned asset management subsidiaries, Katonah Debt Advisors, L.L.C., Trimaran Advisors, L.L.C., and Trimaran Advisors Management, L.L.C., for a cash purchase price of approximately $37.9 million, subject to customary adjustments for transaction expenses and certain accruals (the “LibreMax Transaction”). The LibreMax Transaction closed on December 31, 2018.

On November 27, 2018, the Company and BCP Great Lakes Fund LP, a Cayman Islands exempted limited partnership (“Great Lakes”) managed by BCP Great Lakes GP LP (“Great Lakes GP”), entered into a subscription agreement pursuant to which the Company agreed to make aggregate capital contributions to Great Lakes of $25 million. As of the date of this Proxy Statement, the Company has invested approximately $12.5 million in Great Lakes. In addition, on November 27, 2018, the Company and Great Lakes GP entered into a letter agreement (the “Great Lakes Fee Letter”), pursuant to which the Company and Great Lakes GP have agreed that (i) if the Closing occurs, all accrued fees otherwise payable in connection with the Company’s investment in Great Lakes will be waived, and thereafter the Company will pay no management fees in connection with its investment in Great Lakes, and (ii) if the Closing does not occur, the Company will be obligated pay the management fee applicable to Great Lakes investors generally, and a portion of those management fees ($1 million) will be paid in advance and thereafter credited against the management fees that subsequently accrue.

On December 12, 2018, the Company and BCP entered into a letter agreement (the “Asset Purchase Letter Agreement”) pursuant to which each of the Company and BCP agreed to use its commercially reasonable efforts to effect the sale by BCP (or its affiliates or advisory clients of its affiliates), in one or more transactions, of certain assets held by BCP (or its affiliates or advisory clients thereof) that, taken together, have an aggregate principal amount of approximately $75 million, less the aggregate amount of capital contributions made by the Company to Great Lakes. As of the date of this Proxy Statement, the Company has purchased or entered into agreements to purchase loans for an aggregate purchase price of approximately $8 million. If the Closing does not occur, BCP may, at its option, repurchase (or cause its affiliate or fund it manages to repurchase) some or all of the Investment Assets previously purchased by the Company at a purchase price equal to (i) the fair market value of such Purchased Asset as reported by the Company in its then-most recent Form 10-K or Form 10-Q (as applicable), or (ii) if such fair market value has not yet been reported, the cost of such Investment Asset when sold to the Company, and in the case of each of clauses (i) and (ii), without additional interest, fees or other charges.

As discussed in greater detail below, the Board requested and received information from BCP in accordance with Section 15(c) of the 1940 Act, and received a presentation from BCP and evaluated other materials. After numerous meetings and discussions between representatives of the Company and representatives of BCP, on December 12, 2018, the Board, including all of the directors who are not “interested persons” of the Company, as defined in Section 2(a)(19) of the Investment Company Act (each, an “Independent Director”), unanimously approved the Advisory Agreement, contingent upon entering into the Externalization Agreement, obtaining Company stockholder approval of the Advisory Agreement, and closing of the transactions contemplated by the Externalization Agreement. On December 14, 2018, the Company entered into the Stock Purchase and Transaction Agreement by and between the Company and BC Partners Advisors, L.P. (the “Externalization Agreement” and the transactions contemplated thereby, the “Externalization”), which provides, among other things, for the externalization of the Company’s management function by BCP and BCP’s cash payment of $25 million, or approximately $0.67 per share of the Company Common Stock, directly to the holders of record of the Company Common Stock as of immediately prior to the Closing (the “Stockholder Payment”). The Externalization Agreement and Externalization are discussed in greater detail below. For more information regarding the Externalization Agreement and the Externalization, see “Description of the Externalization Agreement” below.

As a condition to BCP’s willingness to enter into the Externalization Agreement, BCP required that, contemporaneously with the signing of the Externalization Agreement, each of the directors enter into a Voting and Support Agreement (collectively, the “Voting Agreements”), pursuant to which the directors, solely in their capacities as stockholders of the Company, have agreed, among other things, to vote all of the shares of the Company’s common stock owned by them (i) in favor of the approval of the Advisory Agreement, the Adjournment Proposal and any other matters necessary for consummation of the other transactions contemplated by the Externalization Agreement, and (ii) against any other proposal or action that would reasonably be expected to prevent or delay the Externalization. As of December 14, 2018, the date of the Voting Agreements, the persons subject to the Voting Agreements collectively exercised voting control over approximately 7.2% of the issued and outstanding Company Common Stock. Any additional shares of the Company Common Stock acquired by persons subject to the Voting Agreement following the date of the Voting Agreement will automatically become subject to such Voting Agreement.

The Voting Agreements were entered into by each of the directors solely in his capacity as a stockholder of the Company, and nothing in the Voting Agreements restricts or limits the ability of any director or officer of the Company to take any action in his capacity as a director or officer (as applicable) of the Company or from fulfilling the duties and obligations of such office, whether relating to the Advisory Agreement, the Externalization Agreement or otherwise, and such actions shall not be deemed to be a breach of the Voting Agreement. The Voting Agreements will terminate upon the first to occur of the Closing, the termination of the Externalization Agreement or June 30, 2019.

The Board and the Company’s management believe that it is advisable to change from an internal management structure to an external management structure, and that the Advisory Agreement is advisable and in the best interests of the Company and its stockholders.

In evaluating the Advisory Agreement, the Board requested extensive information and materials regarding the Adviser and BCP and its affiliates. BCP provided the Board information concerning its experience, operations, personnel and other matters as part of the Board’s review and consideration of the Advisory Agreement under Section 15(c) of the 1940 Act. On December 12, 2018, the Board approved the Advisory Agreement and the Administration Agreement, contingent upon entering into the Externalization Agreement, obtaining Company stockholder approval of the Advisory Agreement, and closing of the transactions contemplated by the Externalization Agreement, and resolved to submit the Advisory Agreement to the holders of the Company Common Stock for their review and approval in accordance with the 1940 Act.

The Board, including all of its independent directors, has unanimously approved the Advisory Agreement and believes it to be in the best interests of the Company and its stockholders. The Board believes that the Company will benefit from the Adviser’s access to greater scale and resources that will help to provide a more complete solution to a broader cross-section of middle-market companies. BC Partners is a leading buyout firm with an over 30-year history of investing across Europe and North America. As of December 19, 2018, BC Partners had assets under management of over $24 billion. The assets under management for BC Partners are based on actively managed commitments of its managed funds and relevant vehicles formed for the purpose of co-investing alongside such funds. BC Partners operates a private equity investment platform (“BCP PE”) and a credit investment platform (“BCP Credit”) as fully integrated businesses. The investment activity of the

Company would take place primarily within the BCP Credit platform. The Company would be fully integrated with the overall BC Partners group and supported by the full infrastructure of the BC Partners group which includes an experienced team of investment professionals and executive management, including 70 investment professionals across private equity and credit, eight of whom have specialist backgrounds in portfolio operations. The BCP Credit Investment Team (the “Investment Team”) is led by Ted Goldthorpe who has significant experience in the private credit business. Mr. Goldthorpe is a member of both the BCP Credit and BCP PE investment committees. An affiliate of the Adviser serves as the manager to a private BDC, BC Partners Lending Corporation, and a private fund in the BCP Credit platform.

The Board discussed the Adviser’s and BCP’s qualifications and considered its philosophy of management, historical performance, and methods of operations, and determined the Company and its stockholders may obtain the following potential benefits of entering the Advisory Agreement:

•	BC Partners has stated that it intends to transition the Company’s current investment portfolio into a diversified portfolio of high-quality senior secured debt investments, with the goal of delivering strong and sustainable risk-adjusted returns to the Company’s stockholders. The investment strategy will rely heavily on the Adviser’s private debt origination capabilities with the benefit of BC Partners’ global resources.
•	The Board believes that the Company will benefit from the investment professionals of BCP, an affiliate of the Adviser, who are expected to provide the Adviser with additional resources in origination, underwriting and portfolio management. In October 2018, BCP received exemptive relief from the SEC (the “Exemptive Relief”), which will allow the Company to co-invest with other BCP affiliated funds, including a private fund and BC Partners Lending Corporation, a private BDC for which BCP acts as the adviser, in investment opportunities generated at BCP. As a result, upon the Closing, the Company will have immediate access to BCP’s originations deemed appropriate for the Company, subject to BCP’s allocation policy and the conditions of the Exemptive Relief.
•	The Board believes that the Company will benefit from BCP’s larger existing teams and sophisticated infrastructure. BCP Credit’s capabilities and expertise are further strengthened by BC Partners’ global reach.
•	The Adviser will have access to the accounting, finance, legal and compliance resources of BCP’s larger platform, including experienced compliance personnel of BCP and its affiliates.
•	The Adviser, BCP and its affiliates are well capitalized and are able to attract and retain personnel necessary to provide quality advisory services to the Company by being a part of a larger platform.
•	Although no assurances can be given, over the longer term, the Board believes that the Company will benefit from being part of the BC Partners platform, which may result in increased deal flow and the opportunity to act as a lead investor in more transactions.

On December 26, 2018, the Company received a Competing Proposal (defined below). However, as such Competing Proposal did not involve a significant acquisition of the equity or assets of the Company, the Board determined that it did not constitute a Superior Proposal (defined below) nor was it reasonably likely to lead to a Superior Proposal.

Reasons for the Proposed Advisory and Administration Agreements

If the stockholders approve the Advisory Agreement, and subject to the satisfaction or appropriate waiver of the other conditions to the Closing, the Company’s management will change from an internally managed BDC to an externally managed BDC. External management is the organizational structure used by nearly all BDCs and other investment companies. An externally managed BDC does not have any employees, but instead the investment and management functions are provided by an outside investment adviser and administrator under an advisory agreement and administration agreement. Approval of the Advisory Agreement will also change the manner in which the Company’s employees are compensated. Instead of the Company directly compensating its employees, if the Advisory Agreement is approved by stockholders, the Company will pay the Adviser for such services indirectly pursuant to the terms of the Advisory Agreement and the Administration Agreement. Under

the terms of the Advisory Agreement, the fees paid by the Company for managing its affairs will be determined based upon an objective formula, as compared with the current costs of management, which include bonuses to management that cannot be directly tied to Company performance because of restrictions on incentive compensation under the 1940 Act.

The Board and the Company’s management believe that it is in the Company’s best interests to change from internal management to an external management structure. In the past, the internally managed structure served the Company well; however, the competitive environment has changed. The shift to external management among registered funds and BDCs reflects a range of developments in the asset management industry. A number of external asset managers are now sponsoring BDCs. Because of their external management structure, these managers can offer a wider variety of financial products to prospective portfolio companies and sponsors than a single purpose internally managed BDC such as the Company is able to offer. The Company believes that these marketplace trends, and the limitations to which it is inherently subject as an internally managed BDC, place it at a competitive disadvantage to other similar BDCs. In particular, external managers, such as BCP, have a greater ability to spread their operating costs over a larger, more diversified asset base, which enables the funds they advise to benefit from cost savings and greater management resources. Because the Adviser advises other funds and pools of assets, these benefits could be available to the Company. External managers also have greater flexibility to structure employee compensation, providing them with a competitive advantage over internally managed BDCs in compensating and therefor attracting and retaining professional talent. Accordingly, the Adviser, as an external manager, will be better positioned to retain its employees who might otherwise be tempted to leave to join companies with flexible compensation structures and will be better able than the Company to compete for talent with other external advisers. As a result, the Company should benefit from the improved availability of talent at the Adviser.

External advisers, such as BCP, managing more than a single fund can obtain incremental market intelligence and access to deal flow resulting from additional market interactions. Management believes that such diversification could lead to increased investment opportunities for the Company to consider. As a result, the Company believes that it will benefit because it and any other funds or accounts managed by the Adviser will, as a group, be a more desirable financing partner to portfolio companies and their sponsors who are seeking a range of financial solutions and a variety of structuring options, including those which the Company does not currently offer. In addition, the Company and any other funds or accounts managed by the Adviser will, as a group, be better able to serve as a single financing source to provide all of the required debt financing to close a transaction including for larger deal sizes.

In addition, the Company believes that, if the Advisory Agreement is approved by stockholders and subject to the adoption of policies and procedures to ensure equitable treatment and subject to the terms of the Exemptive Relief, the Company will be able to co-invest with other funds or accounts managed by the Adviser, BCP or any future registered investment adviser that controls, is controlled by or is under common control with BCP, thereby allowing the Company to develop a more diversified portfolio than would otherwise be the case as an internally-managed BDC.

Pursuant to the Exemptive Relief, present and future funds, including the Company, advised by the Adviser (or an investment adviser controlling, controlled by or under common control with the Adviser) are permitted to co-invest in suitable negotiated investments. Co-investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief. Conditions include, but are not limited to:

•	Determination that participation in the co-investment opportunity is reasonable and fair for each participant fund and is consistent with the interests of the shareholders of each participant fund and the participant fund’s investment objective and strategies. Co-investment by a participant fund would not be different from or less advantageous than that of other participant funds.
•	Each participant fund will participate in a co-investment opportunity on the same terms and conditions, at the same price and at the same time.
•	If any participant fund elects to dispose an interest that was acquired in a co-investment transaction, the Adviser will offer the remaining participant funds, including the Company, the right to participate in such disposition of assets.

The Exemptive Relief seeks to minimize or eliminate potential conflicts of interest by requiring all participating funds, including the Company, to participate in a co-investment opportunity on the same terms, at the same time, and at the same price. The Exemptive Relief prohibits any affiliate of the Adviser from benefiting from any co-investment opportunity. In addition, the Adviser has adopted compliance policies and procedures, including written allocation policies, that seek to minimize or eliminate potential conflicts of interest.

Prior to reaching their recommendation that you vote “FOR” the proposal to adopt the Advisory Agreement, each independent director evaluated the proposed arrangements and the concept of entering into the Advisory Agreement at an in-person board meeting. In its deliberations, the Board considered the likely impact on the Company and its stockholders if the Company entered into the Advisory Agreement and, consequently, externalized its management function and if the Company failed to externalize its management function, including among other things, the competitive environment and the likely effect on performance and returns.

Financial and Other Reasons for the Proposed Advisory and Administration Agreements and Externalization

In recommending that the Company’s stockholders approve the Advisory Agreement Proposal, the Board considered the terms of the Advisory Agreement, the Administration Agreement, Externalization Agreement and the other transactions and agreements relating thereto. As part of its evaluation, the Board considered the financial terms, risks, timing and uncertainties of alternatives available to the Company, as well as financial information prepared by the Company’s senior management. The Board consulted with outside financial and legal advisors and the Company’s senior management, and considered a number of reasons. These reasons included, but were not limited to, the following, which the Board viewed as supporting its determination (which reasons are not necessarily presented in order of relative importance or significance):

•	The Advisory Agreement with the Adviser will provide for the management of the Company’s investment portfolio by an investment adviser with the scale, scope, range of financing products, liquid portfolio capabilities, direct origination capabilities and market resources that the Board believes sufficient to navigate the increasingly sophisticated direct lending market.
•	The Company’s investment committee approved, and the Company has acquired, certain investment assets from BCP or related parties and, prior to Closing, expects to use the proceeds from the LibreMax Transaction to acquire additional assets, up to a total of $75 million in aggregate principal amount, less any amounts previously invested in Great Lakes, which the Board believes will benefit the Company’s financial performance.
•	The Company’s stockholders could experience future appreciation in the value of the common stock of the Company if the Adviser is able to successfully manage the Company.
•	BCP, or its affiliate, will make the $25 million Stockholder Payment directly to the holders of record of the Company Common Stock as of immediately prior to the Closing and, unlike in a merger or acquisition, such stockholder payment is not conditioned on the Company’s stockholders surrendering their shares.
•	Based on the expected number of issued and outstanding shares of Company Common Stock as of the Closing Date, the Stockholder Payment represents a payment to Company stockholders of approximately $0.67 per share of Company Common Stock.
•	The consideration to be paid under the Externalization Agreement will be in all cash.
•	Following the Closing, the Adviser (or an affiliate of the Adviser) will use up to $10 million of the Incentive Fees actually paid to the Adviser prior to the second anniversary of the Closing date to make the Stock Purchases.
•	The Stockholder Payment and the Stock Purchases represent a total financial commitment by BCP and the Adviser with respect to the Externalization of $35 million.
•	For the period of one year from the first day of the first quarter following the quarter in which the Advisory Agreement becomes effective, the Adviser will permanently forego up to the full amount of the incentive fees earned by the Adviser without recourse against or reimbursement by the Company, to the extent necessary in order to achieve aggregate net investment income per common share of the Company for such one-year period to be at least equal to $0.40 per share, subject to certain adjustments.

•	Each of the members of the Board, including a majority of the independent directors thereof, has approved the Advisory Agreement, conditioned on approval thereof by the stockholders of the Company and the consummation of the Externalization.
•	The terms and conditions of the Externalization Agreement, the Advisory Agreement and related agreements, including:
○	BCP’s obligation to complete the Externalization is not conditioned upon receipt of financing, and BCP provided a representation that they have sufficient cash and available lines of credit or other sources of immediately available cash to enable them to pay the Stockholder Payment due at Closing.
○	The Board has reserved the right to change its recommendation to stockholders in certain circumstances involving a material adverse effect on BCP’s credit business, subject to certain procedural requirements under the Externalization Agreement and the reimbursement of certain of BCP’s expenses (see “Description of Externalization Agreement – Other Covenants - Non-Solicitation of Competing Proposals”).
○	Although the Externalization does not involve the sale of the Company, and the Company’s stockholders will own the same interest in the Company immediately following the Closing as they own immediately prior to Closing, the Board has reserved the right to engage in discussions with third parties regarding, and ultimately accept, a “Superior Proposal” involving a significant sale of the equity or assets of the Company for substantially all cash, subject to certain procedural requirements under the Externalization Agreement and the reimbursement of certain of BCP’s expenses (see “Description of Externalization Agreement – Other Covenants - Non-Solicitation of Competing Proposals”).
○	The maximum expense reimbursement payable by the Company to BCP is equal to 3% of aggregate consideration to be paid directly to the stockholders by BCP, and is approximately 2.14% of BCP’s total potential commitment to the Company and stockholders through the Stockholder Payment and the potential Stock Purchases, which the Board believed was reasonable in light of, among other matters, the benefits of the Externalization to the Company and its stockholders, the typical size of the termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to any party who desired to acquire the Company.
•	The Externalization Agreement and the Advisory Agreement have customary terms and were the product of extensive arm’s-length negotiations by the Company with the assistance of its professional advisors.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board considered the risks and potentially negative items relating to the Externalization, including the following material items (which are not necessarily presented in order of relative importance or significance):

•	The possibility that the consummation of the Externalization may be delayed or not occur at all, and the possible significant adverse impact that such event would have on the Company and its business.
•	The restrictions on the conduct of the Company’s business during the period between execution of the Externalization Agreement and the Closing, which may delay or prevent the Company from undertaking business opportunities outside the ordinary course of business that may arise during such time which, absent the Externalization Agreement, the Company might otherwise have pursued.
•	The disruption to the Company’s business that resulted from the negotiation of the Externalization Agreement and the potential disruption that may result from announcement of the Externalization Agreement and the resulting distraction of management’s attention from day-to-day operation of the business.

•	The potential negative effect of the pendency of the Externalization Agreement on the Company’s business, including uncertainty about the effect of the Externalization on the Company’s employees, business partners and other parties, which may impair the Company’s ability to retain and motivate key personnel, and could cause business partners, suppliers and others to seek to change existing business relationships with the Company.
•	Under the terms of the Externalization Agreement, the Company is unable to solicit other acquisition proposals during the pendency thereof.
•	Under the terms of the Externalization Agreement, the Company is unable to engage in discussions with any party that makes an unsolicited acquisition proposal, unless such proposal (i) provides for the acquisition of 70% or more of the Company’s equity or assets, or assets representing 70% or more of the Company’s revenues for the 12-month period ended as of the most recent quarter end, (ii) provides for the payment of substantially all-cash consideration, (iii) is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by the Externalization and (iv) is reasonably likely to be completed on the terms proposed on a timely basis.
•	The Company will be required to pay expense reimbursement to BCP of up to $750,000 if (i) the Externalization Agreement is terminated in connection with an adverse recommendation change by the Board (ii) or in the event the Board accepts a Superior Proposal from a third party.
•	The Closing is conditioned upon stockholders’ approval of the Advisory Agreement Proposal, and, if the Externalization Agreement is terminated because such vote is not obtained, the Company will be required to reimburse BCP for its out-of-pocket transaction expenses incurred in connection with the Externalization, subject to a maximum of $350,000.
•	If the Closing does not occur, the Company will not be entitled to a fee waiver in connection with its investments in BCP Great Lakes Fund LP, but instead will be obligated pay the management fee applicable investors generally, a portion of which ($1 million) will be paid in advance and thereafter credited against future management fees, and BCP will have repurchase rights relating to certain assets previously sold by BCP or related entities to the Company prior to such termination.

The foregoing discussion of reasons considered by the Board contains the material reasons considered by the Board, but is not in any way intended to be exhaustive. In light of the variety of reasons considered in connection with its evaluation of the Externalization, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determinations and recommendations. Each member of the Board applied his own business judgment to the process and may have given different weight to different reasons. The Board did not undertake to make any specific determination as to whether any reason or any particular aspect of a reason supported or did not support their ultimate determination. The Board based its recommendations on the totality of the information presented.

Comparison of Fiscal Year 2017 Operating Expenses and Pro Forma Operating Expenses Under Advisory Agreement

The table below compares the compensation expenses and general and administrative expenses incurred by the Company as an internally managed BDC in the year ended December 31, 2017 to the pro forma annual advisory fees and administrative expenses calculated as if the Advisory Agreement and Administration Agreement had been in place for the year ended December 31, 2017.

Annual Compensation Expenses, General and Administrative Expense, and Advisory Fees (as a percentage of average net asset value)	Existing Internally Managed Cost Structure(1)	New Advisory Agreement	Difference
Compensation Expenses	2.4%	n/a	(100)%
General and Administrative Expenses	2.6%	2.1%	(20.4)%
Base Management Fee	n/a	2.8%	100%
Incentive Fees	n/a	0.0%	0.0%
Total	5.0%	4.9%	(3.2)%
(1)	The 2017 operating expenses and pro forma operating expenses presented include the Company’s three wholly-owned asset management subsidiaries which were sold on December 31, 2018 pursuant the LibreMax Transaction. If the LibreMax Transaction had been effected on or prior to December 31, 2017, the 2017 operating expenses and the pro forma operating expenses would have been higher.

Proposed Externalization of the Company’s Management

The Advisory Agreement provides that the Adviser will act as investment adviser to the Company, with authority to invest and reinvest the Company’s assets in accordance with such limitations as are imposed by law or as may be imposed by the Board from time to time. The Administrator will oversee the administration, recordkeeping of the Company and/or oversee third parties performing such functions for the Company.

Customary general and administrative costs of the Administrator will be allocated to the Company pursuant to the terms of the Administration Agreement. On an ongoing basis, the Administrator will present to the Board an allocation methodology and discuss with the Board any reimbursement sought from the Company under the Administration Agreement, including presenting a comprehensive approach to the allocation of expenses between the Company and the Administrator. See “– Terms of the Administration Agreement” below.

Approval of the Advisory Agreement by the stockholders and the subsequent externalization of the Company’s management will not affect the control the Board exercises over the affairs of the Company. For example, the Board would continue to hold formal quarterly meetings to review the Company’s affairs, and would receive, at least quarterly, statements from the Adviser detailing changes in the Company’s portfolio. In addition, the Board will be responsible for overseeing the Adviser and determining whether to retain the Adviser subject to the terms of the Advisory Agreement. In addition, after the initial two-year term of the Advisory Agreement, the Advisory Agreement may be extended for successive one-year periods by vote of the Board (including the separate vote of the independent directors) or, if the Board so chooses, by a vote of the Company’s stockholders. The Advisory Agreement may also be terminated without penalty by the Company or by the Adviser upon 60 days’ written notice to the other party. See “– Duration and Termination of the Advisory Agreement” below.

As more fully discussed below under “Board Approval of the Advisory Agreement,” the Board believes that an externalized management structure could provide a number of potential benefits for the Company and stockholders, including, in particular: (1) the potential for increased access to investment opportunities as a result of the Adviser’s pipeline of investment opportunities and (2) the ability for the Company to maintain a more diversified portfolio. In short, the Board believes that entering into the Advisory Agreement and retaining the Adviser positions the Company for continued growth and creates potential benefits for the Company’s stockholders.

Terms of the Advisory Agreement

The following description is qualified in its entirety by reference to the form of proposed Advisory Agreement attached hereto as Appendix A.

Under the terms of the Advisory Agreement, the Adviser will manage the investment and reinvestment of the Company’s assets in accordance with the Company’s investment objective, policies and restrictions, and, without limiting the generality of the foregoing:

(i)	determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;
(ii)	identify, evaluate and negotiate the structure of the investments made by the Company;
(iii)	monitor the Company’s investments;
(iv)	determine the securities and other assets that the Company will purchase, retain, or sell;
(v)	assist the Board with its valuation of the Company’s assets;
(vi)	direct investment professionals of the Adviser to provide managerial assistance to portfolio companies of the Company as requested by the Company, from time to time;
(vii)	perform due diligence on prospective portfolio companies;
(viii)	exercise voting rights in respect of the Company’s portfolio securities and other investments;
(ix)	serve on, and exercise observer rights for, boards of directors and similar committees of the Company’s portfolio companies; and

(x)	provide the Company with such other investment advisory, research, and related services as the Company may, from time to time, reasonably require for the investment of its funds.

The Adviser’s services under the Advisory Agreement are not exclusive, and it may furnish similar services to other entities.

Under the Advisory Agreement, the Company would pay the Adviser a fee for its investment advisory and management services consisting of two components: a base management fee (the “Base Management Fee”) and (ii) an incentive fee (the “Incentive Fee”).

Base Management Fee

For the period from the date of the Advisory Agreement (the “Effective Date”) through the end of the first calendar quarter after the Effective Date, the Base Management Fee will be calculated at an annual rate of 1.50% of the Company’s gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, as of the end of such calendar quarter. Subsequently, the Base Management Fee under the Advisory Agreement will be 1.50% of the Company’s average gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, at the end of the two most recently completed calendar quarters; provided, however, that the Base Management Fee will be 1.00% of the Company’s average gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, that exceed the product of (i) 200% and (ii) the value of the Company’s net asset value at the end of the most recently completed calendar quarter.

The Base Management Fee is payable quarterly in arrears on a calendar quarter basis. Base Management Fees for any partial month or quarter will be appropriately pro-rated and adjusted for any share issuances or repurchases during the relevant month or quarter.

Incentive Fee

The Incentive Fee payable under the Advisory Agreement will consist of two parts: (1) a portion based on the Company’s Pre-Incentive Fee Net Investment Income (as defined below) (the “Income-Based Fee”) and (2) a portion based on the net capital gains received on the Company’s portfolio of securities on a cumulative basis for each calendar year, net of all realized capital losses and all unrealized capital depreciation on a cumulative basis, in each case calculated from the Effective Date, less the aggregate amount of any previously paid capital gains Incentive Fee (the “Capital Gains Fee”).

Income-Based Fee

The Income-Based Fee will be calculated as follows for each quarter from and after the date of the Advisory Agreement:

•	no Income-Based Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income (as defined below) does not meet or exceed the quarterly preferred return of 1.75% (7.00% on an annualized basis);
•	100% of the Pre-Incentive Fee Net Investment Income that exceeds 1.75%, referred to as the quarterly hurdle rate (equivalent to 7.00% on an annualized basis), but is less than 2.121%, referred to the upper level breakpoint (equivalent to 8.484% on an annualized basis); and
•	17.50% of Pre-Incentive Fee Net Investment Income in excess of 2.121% (equivalent to 8.484% on an annualized basis).

The Income-Based Fee will be 17.50% of the Company’s Pre-Incentive Fee Net Investment Income during the immediately preceding quarter with a 1.75% per quarter (7.00% annualized) hurdle rate.

“Pre-Incentive Fee Net Investment Income” means dividends (including reinvested dividends), interest and fee income accrued by the Company during the calendar quarter, minus operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that the Company may not have received in cash. The Adviser will not be obligated to return to the Company the incentive fee it receives on payment-in-kind interest that is later determined to be uncollectible in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Capital Gains Fee

The Capital Gains Fee will be determined and payable in arrears as of the end of each calendar year (or upon termination of the Advisory Agreement), commencing with the calendar year ending on December 31, 2019, and will equal 17.50% of cumulative realized capital gains, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, in each case calculated from the Effective Date, less the aggregate amount of any previously paid Capital Gains Fee calculated in accordance with GAAP. Each year, the fee paid for the Capital Gains Fee will be net of the aggregate amount of any previously paid Capital Gains Fee for prior periods. The Company will accrue, but will not pay, a Capital Gains Fee with respect to unrealized appreciation because a Capital Gains Fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain.

Payment of Our Expenses under the Advisory and Administration Agreements

Except as specifically provided below, all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory and management services to the Company, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser. The Company will bear an allocable portion of the compensation paid by the Adviser, the Administrator or their affiliates to Company’s Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to the Company’s business affairs). The Company will also bear all other costs and expenses of its operations, administration and transactions, including, but not limited to (i) investment advisory fees, including the Base Management Fees and Incentive Fees, to the Adviser, pursuant to the Advisory Agreement; (ii) the Company’s allocable portion of overhead and other expenses incurred by the Adviser in performing its administrative obligations under the Advisory Agreement, and (iii) all other expenses of the Company’s operations and transactions including, without limitation, those relating to:

(i)	the cost of the Company’s organization and any offerings;
(ii)	the cost of calculating the Company’s net asset value, including the cost of any third-party valuation services;
(iii)	the cost of effecting any sales and repurchases of Company Common Stock and other securities;
(iv)	fees and expenses payable under any dealer manager or placement agent agreements, if any;
(v)	administration fees payable under the Administration Agreement between the Company and the Administrator and any sub-administration agreements, including related expenses;
(vi)	debt service and other costs of borrowings or other financing arrangements;
(vii)	costs of hedging;
(viii)	expenses, including travel expense, incurred by the Adviser, or members of the Investment Team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing the Company’s rights;
(ix)	transfer agent and custodial fees;
(x)	fees and expenses associated with marketing efforts;
(xi)	federal and state registration fees, any stock exchange listing fees and fees payable to rating agencies;
(xii)	federal, state and local taxes;
(xiii)	independent directors’ fees and expenses including certain travel expenses;
(xiv)	costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation of the foregoing;

(xv)	the costs of any reports, proxy statements or other notices to stockholders (including printing and mailing costs), the costs of any stockholder or director meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters;
(xvi)	commissions and other compensation payable to brokers or dealers;
(xvii)	research and market data;
(xviii)	fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums;
(xix)	direct costs and expenses of administration, including printing, mailing, long distance telephone and staff;
(xx)	fees and expenses associated with independent audits, outside legal and consulting costs;
(xxi)	costs of winding up;
(xxii)	costs incurred by either the Administrator or the Company in connection with administering the Company’s business, including payments under the Administration Agreement for administrative services that will be equal to an amount that reimburses the Administrator for its costs and expenses and the Company’s allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including, the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes;
(xxiii)	extraordinary expenses (such as litigation or indemnification); and
(xxiv)	costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws.

Indemnification under Advisory Agreement

The Advisory Agreement provides that, absent criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, the Adviser, and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser (collectively, the “IA Indemnified Parties”), are entitled to indemnification from the Company for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the IA Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under the Advisory Agreement or otherwise as an investment adviser of the Company.

Duration and Termination of Advisory Agreement

The Advisory Agreement will remain in effect for two years after the date it is signed. Thereafter, it will continue to renew automatically for successive annual periods so long as such continuance is specifically approved at least annually by: (i) the vote of the Board, or by the vote of stockholders holding a majority of the outstanding voting securities of the Company; and (ii) the vote of a majority of the Company’s independent directors, in either case, in accordance with the requirements of the 1940 Act. The Advisory Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice, by: (a) by vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Company (as defined in the 1940 Act); or (b) the Adviser. Furthermore, the Advisory Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

Notwithstanding the termination or expiration of the Advisory Agreement, the Adviser will be entitled to any amounts owed as payment of the Base Management Fees and the Incentive Fees through the date of termination or expiration.

Terms of the Administration Agreement

The following description is qualified in its entirety by reference to the form of Administration Agreement attached hereto as Appendix B.

Upon effectiveness of the Advisory Agreement, the Company will enter into an Administration Agreement with the Administrator. Under the terms of the Administration Agreement, the Administrator has agreed to perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company, including, but not limited to, the provision of office facilities, equipment, clerical, bookkeeping and record keeping services at such office facilities and such other services as the Administrator, subject to review by the Board, will from time to time determine to be necessary or useful to perform its obligations under the Administration Agreement. The Administrator will also, on behalf of the Company and subject to the Board’s approval, arrange for the services of, and oversee, custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator will make reports to the Board regarding its performance of the obligations under the Administration Agreement and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it will determine to be desirable.

The Company will reimburse the Administrator for the costs and expenses incurred by the Administrator performing its obligations and providing personnel and facilities under the Administration Agreement (including rent, office equipment and utilities) for the Company’s use. In addition, pursuant to the terms of the Administration Agreement, the Administrator may delegate its obligations under the Administration Agreement to an affiliate or to a third party and the Company will reimburse the Administrator for any services performed for the Company by such affiliate or third party.

Payments under the Administration Agreement are equal to an amount that reimburses the Administrator for its costs and expenses and the Company’s allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including the Company’s allocable portion of the compensation paid to the Company’s Chief Compliance Officer and Chief Financial Officer and their respective staff who provide services to the Company. The Board, including the independent directors, will review the general nature of the services provided by the Administrator as well as the related cost to the Company for those services and consider whether the cost is reasonable in light of the services provided.

The Administration Agreement has been approved by the Board and will commence on the same date as the Advisory Agreement and remain in effect for two years, and thereafter will continue automatically for successive annual periods so long as such continuance is specifically approved at least annually by the Board or by the holders of a majority of the Company’s outstanding voting securities, and, in each case, a majority of the independent directors.

The Administration Agreement may be terminated at any time, without payment of any penalty, by vote of the Board, by the holders of a majority of the Company’s outstanding voting securities, or by the Administrator, upon 60 days’ written notice to the other party. The Administration Agreement may not be assigned by a party without the consent of the other party.

Incentive Fee Letter Agreement

For the period of one year from the first day of the first quarter following the quarter in which the Advisory Agreement becomes effective, the Adviser will permanently forego up to the full amount of the incentive fees earned by the Adviser without recourse against or reimbursement by the Company, to the extent necessary in order to achieve aggregate net investment income per common share of the Company for such one-year period to be at least equal to $0.40 per share, subject to certain adjustments. The form of the Incentive Fee Letter Agreement is attached hereto as Appendix C.

Stock Purchases

Following the Closing and until the second anniversary of the date of the Closing, BCP will cause the first $10,000,000 of incentive fees actually received in cash by the Adviser under the Advisory Agreement (“Incentive Fees”) during such period to be used by the equity holders of the Adviser (or their affiliates) to purchase shares of Company Common Stock (such purchases, “Stock Purchases”). The purchase price per share for each Stock Purchase shall be the net asset value per share of Company Common Stock, as reported by the Company in its then-most recently filed Form 10-K or Form 10-Q (as applicable). The Stock Purchases will (i) occur as soon as reasonably practicable following receipt of such Incentive Fees (i.e., during an open trading window and giving effect to any “blackout” period on trading, and otherwise in compliance with applicable law and Company policies) and (ii) otherwise be on terms and conditions (including with respect to registration rights) customary for transactions of their nature. The Stock Purchases shall be funded using solely cash actually received from the Company as Incentive Fees, and in no event shall BCP or its affiliates or any other equity holder (or any affiliates thereof) of the Adviser be required to fund Stock Purchases using cash from any other source. The Adviser is not obligated to make Stock Purchases in excess of $10 million in the aggregate over the two-year period (the “Stock Purchase Price Cap”).

Board Approval of the Advisory Agreement

At an in-person meeting of the Board held on December 12, 2018, the Board, including all of the independent directors, unanimously approved the Advisory Agreement, contingent upon entering into the Externalization Agreement, obtaining Company stockholder approval of the Advisory Agreement, and closing of the transactions contemplated by the Externalization Agreement. In evaluating the Advisory Agreement, the Board, including all of the independent directors, reviewed a significant amount of information, which had been furnished by the Adviser and its affiliates, at the request of the Board. Those materials included information regarding the Adviser and its affiliates, their personnel, investment management process, accounts with similar strategies, performance, operations, financial conditions, litigation and regulatory history and other matters. Representatives of the Adviser discussed with the Board the Adviser’s and its affiliates’ philosophy of management, historical performance and methods of operation insofar as they related to the Company, and indicated their belief that the operations of the Company would be enhanced by the resources of the Adviser and its affiliates.

The independent directors of the Board then met separately to consider the Advisory Agreement.

In reviewing the Advisory Agreement, the Board considered the following matters and reached the following conclusions:

•	Nature, Extent and Quality of Investment Advisory Services. The Board considered the nature, extent and quality of the investment advisory services to be provided by the Adviser to the Company after the Closing. The Board reviewed the expected resources of the Adviser and the composition, education and experience of the Adviser’s and BCP’s investment professionals. It concluded that the nature, quality and extent of the services to be provided to the Company by the Adviser after the Closing are appropriate and that the Company is likely to benefit from the provision of these services. It also concluded that the Adviser has strong proprietary origination capability, a rigorous approach to due diligence, and has sufficient personnel, with the appropriate education and experience, to enable it to serve the Company effectively. The Board also considered other investment management services to be provided to the Company, such as the provision of managerial assistance and monitoring adherence to the Company’s investment restrictions. Based on the factors above, as well as those discussed below, the Board concluded that it was satisfied with the nature, extent and quality of the services to be provided to the Company by the Adviser.
•	Investment Performance. The Board reviewed the historical investment performance of the Adviser’s investment professionals with respect to BDCs and other credit funds with similar strategies to the Company prior to their joining BC Partners. The Board concluded that, although past performance is not necessarily indicative of future results, the Adviser’s investment professionals had a favorable performance record.
•	Competitiveness of Fees and Expense Ratios. The Board reviewed information regarding the fee structure and revenues the Adviser and its affiliates would expect to receive under the Advisory Agreement and under the Administration Agreement, compared the fee structure to the fee structures of a peer group of other BDCs and compared the operating expense ratios of the Company to the operating expense ratios of the peer group. The Board determined that the fee structure under the Advisory Agreement was more favorable to the Company than the median of the peer group. The Board noted, in particular, that the tiered structure of the Base Management Fee whereby the Base Management Fee of 1.50% would be decreased to 1.00% on gross assets in excess of a 1:1 debt equity ratio was more favorable to the Company than the median of the peer group. The Board further noted that the exclusion of cash and cash equivalents from the calculation of the Base Management Fee is more beneficial to stockholders than certain other management fee structures in the peer group. The Board also discussed the benefits to be derived by the Company’s stockholders from the Incentive Fee Letter Agreement, pursuant to which, for the period of one year from the first day of the first quarter following the quarter in which the Advisory Agreement becomes effective, the Adviser will permanently forego up to the full amount of the incentive fees earned by the Adviser without recourse against or reimbursement by the Company, to the extent necessary in order to achieve aggregate net investment income per common share of the Company for such one-year period to be at least equal to $0.40 per share, subject to certain adjustments. In addition, the Board considered the Stock Purchases, pursuant to which after the Closing and until the second anniversary thereof, the Adviser (or an affiliate of the Adviser) will use up to the first $10 million of Incentive Fees actually received by the Adviser from the Company under the Advisory Agreement to purchase shares of Company Common Stock from the Company. The Board noted that the Stock Purchases would serve to align the Adviser’s interests with those of the Company’s stockholders. The Board recognized that BCP provides advisory services to a private BDC that has a similar investment strategy to the Company at fee rates that are marginally lower than those under the Advisory Agreement. However, the Board also recognized that the work required for a permanent capital vehicle whose shares trade on a national securities exchange, such as the Company, tends to be more complex than for a private BDC which provides little to no liquidity to its investors until such time as an exchange listing is pursued. Based on the information reviewed and the considerations detailed above, the Board, including the independent directors, determined that the fee structure in the Advisory Agreement, as supplemented by the Incentive Fee Letter Agreement, and the Company’s expected operating expense ratio under the Administration Agreement were fair and reasonable in relation to the services to be provided.

•	Economies of Scale; Anticipated Profitability. The Board considered the extent to which economies of scale may be realized if the Company grows. The Board noted that economies of scale are difficult to generate when investing in originated debt investments and that no member of the peer group had implemented fee breakpoints. The Board also reviewed information from the Adviser regarding the anticipated profitability to the Adviser from its relationship with the Company, noting that the Adviser does not expect to derive any material indirect benefits from its relationship with the Company. The Board also took into account that the Administrator will provide certain administrative services to the Company, pursuant to the Administration Agreement, and that the Company would reimburse the Administrator at cost the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement. Based on its review and evaluation of the information provided, the Board concluded within the context of its overall determinations regarding the Advisory Agreement that the Adviser’s expected profitability supported the Board’s decision to approve the Advisory Agreement.
•	Limited Potential for Additional Benefits Derived by the Adviser. The Board considered existing and potential sources of indirect income the Adviser would receive as a result of the relationship with us, and whether there would be potential for additional benefits to be derived by the Adviser as a result of our relationship with the Adviser, and was advised any such potential would be limited.
•	Agreement with BCP regarding Asset Purchases. The Board considered the Asset Purchase Letter Agreement, under which each of the Company and BCP agreed to use their commercially reasonable efforts to effect the sale by BCP (or its affiliates or accounts it manages) of the Investment Assets to the Company from-time-to-time prior to the Closing for an aggregate purchase price of up to $75 million, less any amounts invested by the Company in the Great Lakes Fund. The Board noted the anticipated benefits to the Company as a result of purchasing the Investment Assets from BCP, which would accelerate the deployment of the Company’s available liquidity, including the potential proceeds from the LibreMax Transaction. The Board also considered that the Asset Purchase Letter Agreement provides that, in the event the Externalization Agreement is terminated, BCP may, at its option, repurchase (or cause its affiliate or fund it manages to repurchase) any or all Investment Assets previously purchased by the Company for the fair market value thereof, as reported by the Company in its most recently filed quarterly report on Form 10-Q or annual report on Form 10-K, or, if not so reported, at the same price at which the relevant Investment Assets were sold to the Company. Based on its review and evaluation of the information provided, the Board concluded within the context of its overall determinations regarding the Advisory Agreement that the Asset Purchase Letter Agreement supported the Board’s decision to approve the Advisory Agreement.

•	Stockholder Payment under the Externalization Agreement with BCP. The Board considered that, pursuant to the Externalization Agreement, BCP, or its affiliate, will make a $25 million, or approximately $0.67 per share of Company Common Stock, cash payment (the “Stockholder Payment”) directly to the holders of record of Company Common Stock as of immediately prior to the Closing. Based on its review and evaluation of the information provided, the Board concluded within the context of its overall determinations regarding the Advisory Agreement that the Stockholder Payment supported the Board’s decision to approve the Advisory Agreement.
•	Other Matters Considered. In addition, the Board also considered the intangible benefits that accrue to the Adviser by virtue of its relationship with the Company and concluded that they were appropriate.

The 1940 Act requires that stockholders approve the Advisory Agreement prior to the Company entering into the Advisory Agreement with the Adviser. Therefore, the Board has determined to submit the Advisory Agreement Proposal for stockholders’ consideration at the Special Meeting and recommends that you vote “FOR” its approval.

Information About Principal Executive Officers and Directors

As a condition to the closing of the Externalization, all of the Company’s current officers will resign and the Company’s current directors, with the exception of Christopher Lacovara and Dean C. Kehler, will resign, and the current directors will appoint the following individuals to be the principal executive officers and directors of the Company following the closing of the Externalization. The principal business address of such individuals is 650 Madison Avenue, 23rd Floor, New York, New York, 10022.

New Principal Executive Officers

The following table sets forth the name, age and title of a new principal executive officer, effective as of the Closing:

Name	Age	Position(s)
Ted Goldthorpe	41	President and Chief Executive Officer

Biographical information about Mr. Goldthorpe is set forth below.

Ted Goldthorpe

Mr. Goldthorpe is a Managing Partner of BCP Credit and serves as Chairman of the board of directors, President, and Chief Executive Officer of BC Partners Lending Corporation, a BDC affiliated with BC Partners. He joined BC Partners LLP to open BCP Credit in 2017. He was previously President of Apollo Investment Corporation and the Chief Investment Officer of Apollo Investment Management where he was the head of its U.S. Opportunistic Platform and also oversaw the Private Origination business. He was also a member of Apollo’s firm-wide Senior Management Committee. Prior to Apollo, Mr. Goldthorpe worked at Goldman Sachs for 13 years where he most recently ran the bank loan distressed investing desk. He was previously the head of Principal Capital Investing for the Special Situations Group. Mr. Goldthorpe launched BC Partners’ credit business in 2017 and oversees a team of experienced credit professionals. As a Managing Partner of the BC Partners LLP, Mr. Goldthorpe is also a member of the Investment Committee of the private equity business.

Other than the President and Chief Executive Officer set forth above, BC Partners is currently in the process of determining the other post-Closing principal executive officers of the Company. BC Partners intends to make offers of employment to certain of the Company’s current principal executive officers, who would be expected to continue to serve in similar roles for the Company post-Closing if they join BC Partners.

New Directors

The following table sets forth the names, ages and term expirations of each new director, effective as of the Closing:

Name	Age	Expiration of Term
Interested Directors(1)
Ted Goldthorpe	41	2021
Graeme Dell	51	2020
David Moffitt	56	2019
Independent Directors
Alexander Duka	51	2021
George Grunebaum	55	2019
Robert Warshauer	60	2020
(1)	An interested director is an “interested person” as defined in Section 2(a)(19) of the 1940 Act.

Continuing Directors

The following table sets forth the names, ages and term expirations of each continuing director, effective as of the Closing:

Name	Age	Expiration of Term
Independent Directors
Dean Kehler	61	2019
Christopher Lacovara	54	2021

Biographical information about our post-Closing directors is set forth below.

Interested Directors

Ted Goldthorpe

See “New Principal Executive Officers—Ted Goldthorpe” for Mr. Goldthorpe’s biographical information.

Graeme Dell

Mr. Dell is a Managing Partner and Finance Director of BC Partners LLP and serves as a member of the board of directors, Treasurer, and Chief Financial Officer of BC Partners Lending Corporation, a BDC affiliated with BC Partners. Mr. Dell joined BC Partners in London in 2014 to further develop the support functions within the organization including fund administration, compliance, finance, information technology, human resources and risk. Previously, Mr. Dell spent six years at Ashmore Group plc, a UK listed asset management firm, principally investing in emerging markets debt, where he was Group Finance Director. Prior to this, he was Group Finance Director for six years at Evolution Group plc, another UK listed financial services organization. He initially qualified as a chartered accountant at Coopers & Lybrand before performing roles in operations and finance at Goldman Sachs and Deutsche Bank.

David Moffitt

Mr. Moffitt is the Head of Tactical Investment Opportunities and a member of the investment committee at LibreMax. Prior to joining LibreMax, Mr. Moffitt was a Managing Director and Partner at J.C. Flowers & Co. At Flowers, he was responsible for the firm’s investments in fixed income assets as well as the head of J.C. Flowers Asset Management, the firm’s dedicated fixed income platform. Prior to Flowers, Mr. Moffitt was a founding member of Mead Park Asset Management LLC where he was a portfolio manager for regulatory capital investing and Co-President of the firm’s CLO management platform. Prior to Mead Park, Mr. Moffitt was a Managing Director at Morgan Stanley and global head of the firm’s securitization, asset finance business and structured solutions banking business. While at Morgan Stanley, he served on the firm’s Capital Markets Operating Committee. Mr. Moffitt has held similar positions at MatlinPatterson Global Advisors (Senior Advisor), Merrill

Lynch & Co. (Head Structured Products Distribution – Americas), RBS Greenwich Capital and Credit Suisse. Prior to banking, Mr. Moffitt practiced law with Brown Rudnick in Boston and is a member of the Massachusetts, New York and United States Supreme Court bars. He served a term as a Special Assistant Attorney General for the Commonwealth of Massachusetts and is a graduate of Syracuse University College of Law (magna cum laude, order of the Coif) and Binghamton University.

Independent Directors

Alexander Duka

Mr. Duka is currently the Executive Vice President of Corporate Development for Acceleration Bay LLC, a patent investment and technology acceleration business headquartered in San Mateo, CA. Mr. Duka is responsible for Finance, Investor Relations, Strategic Relationships, New Ventures and Acquisitions. He joined the firm in September 2017. Mr. Duka previously spent 20 years at Citigroup and was a Managing Director in the Financial Institutions group in Global Banking, retiring in February 2017. Mr. Duka was the senior banker responsible for managing Citi’s banking relationships with a number of high profile traditional and alternative asset management companies. Mr. Duka oversaw all financings, capital markets activity, M&A and the provision of other banking services and advice for this client base. Mr. Duka also worked with these asset managers to develop a new generation of permanent capital vehicles, including BDCs, real estate investment trusts, closed-end funds, and European listed vehicles. Prior to Citi, Alex worked at Bank of New York and United Jersey Bank. Mr. Duka received his B.A. from Rutgers College and his MBA from Rutgers Graduate School of Management. Mr. Duka currently serves as a member of the board of directors of BC Partners Lending Corporation, a BDC affiliated with BC Partners.

George Grunebaum

Mr. Grunebaum is Chief Executive Officer of Ashmore Investment Management (US) Corp, which he joined in 2008. He is President of Ashmore Funds, a series of US registered mutual funds. Prior to that, he was co-Managing Partner of Dolomite Capital Management and one of the founding partners of the firm. He began his career in finance in 1986, joining Chase Investment Banks’ Latin America corporate finance division. In 1987, he was asked to join the newly formed Debt Arbitrage Group and from 1988 to 1995, worked in various capacities as an Emerging Markets trader. In 1995, he was asked to run global client trading for the Emerging Markets group and in 1998, was given additional responsibility for global principal risk taking in Emerging Market credit, and for local interest rates and Emerging Market equities in 2001. Mr. Grunebaum continued to work at the firm and its successor institutions and was elected co-chairman of the Emerging Markets Traders Association (EMTA) in 2001, until his retirement from JPMorgan Chase in May 2005. He received his BA from Hamilton College. He is licensed as a Series 7, Series 24, and Series 63 Registered Representative. Mr. Grunebaum currently serves as a member of the board of directors of BC Partners Lending Corporation, a BDC affiliated with BC Partners.

Dean C. Kehler

Mr. Kehler has served on the Board since February 2012. Mr. Kehler also serves on the Valuation Committee and the Company’s Investment Committee. Mr. Kehler is a Managing Partner of Trimaran Capital Partners, a manager of private investment funds. Prior to co-founding Trimaran, Mr. Kehler was a vice chairman of CIBC World Markets Corp. and co-head of the CIBC Argosy Merchant Banking Funds. Prior to joining CIBC World Markets Corp. in 1995, Mr. Kehler was a founder and Managing Director of The Argosy Group L.P. Before Argosy, Mr. Kehler was a Managing Director at Drexel Burnham Lambert Incorporated and also worked at Lehman Brothers Kuhn Loeb Incorporated. Mr. Kehler currently serves on the Board of Directors of El Pollo Loco Holdings, Inc. and Security First Corporation. Mr. Kehler previously served as a director of various public and private companies. Mr. Kehler also serves as a member of the Board of Overseers of the University of Pennsylvania School of Nursing. Mr. Kehler earned his B.S. from The Wharton School of the University of Pennsylvania. Mr. Kehler possesses particular knowledge and experience in corporate finance, investment management, financial analysis and corporate governance that strengthen the Board’s collective qualifications, skills and experience.

Christopher Lacovara

Mr. Lacovara currently serves as the Chairman of the Board of the Company and the Chairman of the Valuation Committee. He also serves on the Company’s Investment Committee. Mr. Lacovara joined the Board in December 2006. Mr. Lacovara is the Director of Finance and Legal Affairs of Community Access, Inc., a non-profit organization that develops, builds and operates rental housing for formerly homeless individuals and low-income families in New York City. Prior to joining Community Access, Mr. Lacovara was a co-managing partner of Kohlberg & Co., L.L.C., a leading middle market private equity firm, which he joined in 1988. Mr. Lacovara received an A.B. from Harvard College, an M.S. in Civil Engineering from the Columbia University School of Engineering and Applied Sciences, and a J.D. from the Columbia University School of Law. Mr. Lacovara has served on the boards of directors of more than 20 privately-held and publicly-listed companies. As a result of these and other professional experiences, Mr. Lacovara possesses particular knowledge and experience in corporate finance, corporate governance, strategic planning, business evaluation and oversight and financial analysis that strengthen the Board’s collective qualifications, skills and experience.

Robert Warshauer

Mr. Warshauer is a Managing Director and Co-Head of the Restructuring Practice and Head of Investment Banking in New York at Imperial Capital. He has over 25 years of experience in financings, mergers and acquisitions, and restructurings. Prior to joining Imperial Capital, he was a Managing Director at Kroll Zolfo Cooper, where he advised clients on operational issues, acquisitions and recapitalizations. He was a Managing Director and member of the Board of Directors and the Commitment Committee of Giuliani Capital Advisors LLC, and its predecessor firm, Ernst & Young Corporate Finance LLC. He has also held the position of CEO and President of a branded retail business with over 500 locations and 5,000 employees, been the CEO of an international business services and manufacturing company with operations in 16 countries, and served as President and a member of the Board of Directors of a publicly traded technology company. He is a former member of the board of directors of the American Bankruptcy Institute and currently serves on several corporate and charitable boards of directors, including the board of directors of BC Partners Lending Corporation, a BDC affiliated with BC Partners.

Interests of Persons Related to the Company

In considering the recommendation of the Board, Company stockholders should be aware that the Company’s executive officers and directors may have interests in the Externalization that are different from, or in addition to, those of Company stockholders generally. Specifically, immediately prior to the Closing, the following Company Restricted Shares outstanding and not previously forfeited shall become fully vested, all restrictions with respect to such Company Restricted Shares shall lapse, and the holders of such Company Restricted Shares shall be entitled to receive a pro rata share of the Stockholder Payment (values below are based on the closing price of the Company’s common stock on The NASDAQ Global Select Market on January 11, 2019):

Name	Number of Company Restricted Shares Outstanding (#)	Value of Awards ($)
Officers
Dayl W. Pearson	44,514	$151,347.60
Edward U. Gilpin	19,291	$65,589.40
R. Jon Corless	17,230	$58,582.00
Daniel P. Gilligan	22,777	$77,441.80
Directors
C. Michael Jacobi	500	$1,700
Dean C. Kehler	500	$1,700
Christopher Lacovara	500	$1,700
Albert G. Pastino	500	$1,700
C. Turney Stevens	500	$1,700
John A. Ward III	500	$1,700

Description of the Externalization Agreement

Explanatory Note Regarding the Externalization Agreement

The following summary describes the material provisions of the Externalization Agreement. The descriptions of the Externalization Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Externalization Agreement, a copy of which is attached to this proxy statement as Appendix D and incorporated by reference in its entirety into this proxy statement. We encourage you to read the Externalization Agreement carefully and in its entirety because this summary may not contain all the information about the Externalization Agreement that is important to you.

The representations, warranties and covenants of the Company and BCP contained in the Externalization Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Externalization Agreement, (b) have been qualified by (i) matters specifically disclosed in the Company’s filings with the SEC, and (ii) confidential disclosures made in the disclosure schedules delivered in connection with the Externalization Agreement, (c) are subject to applicable materiality qualifications contained in the Externalization Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Externalization Agreement or such other date as is specified in the Externalization Agreement and (e) have been included in the Externalization Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Externalization Agreement is included with this filing only to provide investors with information regarding the terms of the Externalization Agreement, and not to provide investors with any other factual information regarding the Company or BCP or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or BCP or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Externalization Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The representations and warranties in the Externalization Agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in this proxy statement and the other reports, statements and filings the Company files publicly with the SEC.

General

Under the Externalization Agreement, if the Company receives stockholder approval of the Advisory Agreement, and the other conditions to the closing under the Externalization Agreement (the “Closing”) are satisfied or appropriately waived, at the Closing:

•	the Company and the Adviser will enter into the Advisory Agreement pursuant to which the Adviser, an investment adviser registered with the Securities and Exchange Commission, will serve as the Company’s investment adviser following the Closing;
•	the Company and the Administrator will enter into the Administration Agreement pursuant to which the Administrator will serve as the Company’s administrator following the Closing;
•	BCP, or its affiliate, will make a cash payment of $25 million, or approximately $0.67 per share of the Company Common Stock (the “Stockholder Payment”), to the holders of record of the Company Common Stock as of immediately prior to the Closing (excluding shares held by the Company or subsidiaries of the Company or BCP); and
•	following the Closing and until the second anniversary of the date on which the Closing occurs (the “Closing Date”), the Adviser (or an affiliate of the Adviser) will, on each date an Incentive Fee is paid to the Adviser, use such Incentive Fee (subject to an overall maximum of $10 million during such 2-year period) to buy a number of newly issued shares of the Company Common Stock equal to the quotient of (a) the aggregate Incentive Fee paid to the Adviser on the relevant payment date, divided by (b) the most recently determined net asset value per share of the Company Common Stock.

In addition, as described elsewhere in this Proxy Statement, pursuant to a separate letter agreement entered into in connection with the Advisory Agreement (the “Incentive Fee Letter Agreement”), from the Closing Date until the first anniversary of the Closing Date, the Adviser has agreed to permanently forego payment of the Incentive Fee without recourse against or reimbursement by the Company, to the extent necessary to cause the aggregate net investment income per share of Company Common Stock of the Company for such one-year period to be at least equal to $0.40 per share, subject to certain adjustments.

Although Company stockholders are only being asked to approve the Advisory Agreement Proposal, because entry into the Advisory Agreement is but one of the actions that will occur upon Closing, and because the Advisory Agreement will not become effective unless and until the Closing occurs, the Advisory Agreement Proposal should be evaluated in the context of the entirety of the transactions contemplated by the Externalization Agreement, the LibreMax Merger Agreement, the Incentive Fee Letter Agreement, the Great Lakes Fee Letter and the Asset Purchase Letter Agreement.

Set forth below is a description of the Externalization Agreement and the transactions contemplated thereby. The following discussion of the Externalization Agreement is qualified in its entirety by reference to the Externalization Agreement, which is attached to this proxy statement as Appendix D and incorporated by reference into this proxy statement.

Advisory Agreement and Administration Agreement

At the Closing, the Company will enter into the Advisory Agreement and the Administration Agreement, pursuant to which the Advisor and the Administrator will serve as the Company’s investment adviser and administrator, respectively. The Advisory Agreement and Administration Agreement are discussed in more detail in “Proposal 1 – Approval of the Advisory Agreement.”

Stockholder Payment

At the Closing, BCP, or its affiliate, will make the Stockholder Payment to holders of record of Company Common Stock as of immediately prior to the Closing, including outstanding shares of restricted Company Common Stock, but excluding shares held by the Company or subsidiaries of the Company or BCP. Based on the number of shares of Company Common Stock estimated to be issued and outstanding as of the Closing, the Stockholder Payment represents a payment equal to approximately $0.67 per share of Company Common Stock. The Stockholder Payment will be made to a payment agent at the Closing, which payment agent will pay the corresponding amounts to the holders of record of Company Common Stock as of immediately prior to the Closing (excluding shares held by the Company or subsidiaries of the Company or BCP).

Stock Purchases

Following the Closing and until the second anniversary of the date of the Closing, BCP will cause the first $10,000,000 of incentive fees actually received in cash by the Adviser under the Advisory Agreement (“Incentive Fees”) during such period to be used by the equity holders of the Adviser (or their affiliates) to purchase shares of Company Common Stock (such purchases, “Stock Purchases”). The purchase price per share for each Stock Purchase shall be the net asset value per share of Company Common Stock, as reported by the Company in its then-most recently filed Form 10-K or Form 10-Q (as applicable). The Stock Purchases will (i) occur as soon as reasonably practicable following receipt of such Incentive Fees (i.e., during an open trading window and giving effect to any “blackout” period on trading, and otherwise in compliance with applicable law and Company policies) and (ii) otherwise be on terms and conditions (including with respect to registration rights) customary for transactions of their nature. The Stock Purchases shall be funded using solely cash actually received from the Company as Incentive Fees, and in no event shall BCP or its affiliates or any other equity holder (or any affiliates thereof) of the Adviser be required to fund Stock Purchases using cash from any other source.

Amendment of the Company Organizational Documents

The Externalization Agreement provides that, prior to the Closing, the Board shall adopt resolutions to amend and restate the Company certificate of incorporation (the “Company Certificate” and, as so amended and restated, the “Amended and Restated the Company Certificate”) so that, effective upon the Closing, the Company’s name is changed to a name determined by BCP prior to the Closing.

Directors and Officers

The Externalization Agreement provides that, prior to the Closing, the Board shall take all action necessary so that, effective upon the Closing:

•	the size of the Board is increased to eight members;
•	Dayl W. Pearson, Edward U. Gilpin, R. Jon Corless, Daniel P. Gilligan, C. Michael Jacobi, Albert G. Pastino, C. Turney Stevens and John A. Ward III will resign as directors and/or as officers of the Company, as applicable; and
•	As discussed above under “— Information About New Principal Executive Officers and Directors,” each of the following individuals (each, a “Designated Director”) shall be appointed as directors of the Company, and designated as a member of the class of the Board set forth next to his name below:
Name	Class
Ted Goldthorpe	III
Graeme Dell	II
David Moffitt	I
Alexander Duka	III
George Grunebaum	I
Robert Warshauer	II

Immediately following the Closing, the Board will consist of three “interested” directors and five “disinterested” directors. In the event that, prior to the Closing, any Designated Director is unwilling or unable to serve as a member of the Board (whether due to death, disability or any other reason), then BCP may designate a replacement for any such person by written notice to the Company, and any such replacement person shall be treated as a Designated Director for all purposes of the Externalization Agreement.

Outstanding Options and Restricted Shares

Immediately prior to the Closing, by virtue of the Closing and subject to the execution of an option cancellation agreement, in a form reasonably agreed to by BCP, by the applicable holder of each option to purchase shares of Company Common Stock granted under the Company’s Equity Incentive Plan or its predecessor (the “Company Stock Plan”) that is outstanding immediately prior to the Closing (each, a “Company Stock Option”) shall be cancelled in exchange for payments previously approved by the Board (which payments may not exceed $25,000 in the aggregate).

Immediately prior to the Closing, each restricted share of the Company (the “Company Restricted Share”) outstanding and not previously forfeited under the Company Stock Plan shall become fully vested, all restrictions with respect to such Company Restricted Shares shall lapse, and the holders of such Company Restricted Shares shall be entitled to receive a pro rata share of the Stockholder Payment. In certain circumstances, the Company shall, in accordance with the procedures adopted by the Company, withhold a number of the Company Restricted Shares having a fair market value (determined on the date such shares are withheld) equal to the aggregate amount required to be deducted and withheld under the Code and any applicable state or local tax law with respect to the lapsing of restrictions on all the Company Restricted Shares held by the relevant holder, and the Company shall pay over to the appropriate taxing authorities a corresponding amount of cash in satisfaction of such tax liabilities.

Closing

The Closing shall be no later than three (3) business days after the satisfaction or waiver of the latest to occur of the conditions set forth in the Externalization Agreement, unless extended by mutual agreement of the parties. At the Closing,

(i)	the Company and BCP will enter into the Advisory Agreement and the Administration Agreement;
(ii)	BCP, or its affiliate, will make the Stockholder Payment to holders of record of Company Common Stock as of immediately prior to the Closing;
(iii)	the Company’s name will be changed to a name determined by BCP prior to the Closing;

(iv)	the Company will have no outstanding Company Stock Options or Company Restricted Shares;
(v)	the Company’s board of directors will include the following individuals: Ted Goldthorpe, Graeme Dell, Alexander Duka, George Grunebaum, Dean C. Kehler, Christopher Lacovara, David Moffitt and Robert Warshauer; and
(vi)	the Company will convert from an internally managed BDC to an externally managed BDC managed by BCP.

Representations and Warranties

The Externalization Agreement contains certain representations and warranties made by the Company to BCP including, but not limited to, representations regarding: corporate and legal organization and power, qualification and good standing; capitalization; the authorization, execution, delivery and enforceability of the Externalization Agreement; absence of conflicts; no violations of law, governance documents and certain agreements; third party and governmental consents and approvals; public filings and regulatory matters; financial statements and internal controls and procedures; broker’s fees; the absence of undisclosed liabilities and certain changes; legal proceedings and compliance with law; taxes and tax returns; certain employee and employee benefit-related matters; certain material contracts; property; intellectual property; state takeover laws; the information to be provided by the Company for inclusion in this Proxy Statement; insurance; and related party transactions.

Many of the Company’s representations and warranties are qualified by a “materiality” or a “Company Material Adverse Effect” standard. For purposes of the Externalization Agreement, “Company Material Adverse Effect” is defined to mean any occurrence, change, event, effect or development that, individually or in the aggregate, (a) has or would be reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets, liabilities, or business of the Company and its subsidiaries, taken as a whole; or (b) materially impairs the ability of the Company to consummate, or prevents or materially delays, any of the contemplated transactions or would reasonably be expected to do so; provided, however, that, with respect to subsection (a), the determination of whether a “Company Material Adverse Effect” exists or has occurred will not include effects attributable to:

(i)	changes, after the date of the Externalization Agreement, in U.S. generally accepted accounting principles (“GAAP”);
(ii)	changes, after the date of the Externalization Agreement, in laws, rules or regulations of general applicability to companies in the industry in which the Company and its subsidiaries operate;
(iii)	actions or omissions taken with the prior express written consent of BCP;
(iv)	changes, after the date of the Externalization Agreement, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which the Company and its subsidiaries operate;
(v)	conditions arising out of acts of terrorism, war, weather conditions or other force majeure events;
(vi)	the public disclosure of the Externalization Agreement or the Externalization; or
(vii)	the sale of the asset management subsidiaries in accordance with the LibreMax Purchase Agreement, as in effect on the date of the Externalization Agreement.

except, with respect to clauses (i), (ii), (iv) and (v), to the extent that such effects disproportionately impact the condition (financial or otherwise), results of operations, assets, liabilities or business of the Company and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its subsidiaries operate.

The Externalization Agreement also contains certain representations and warranties made by BCP to the Company including, but not limited to, representations regarding: organization; authority and absence of conflicts; third party and governmental consents and approvals; regulatory matters; broker’s fees; legal proceedings; state takeover laws; the information to be provided by BCP for inclusion in this Proxy Statement; no financing conditions; no arrangements with management or stockholders of the Company; and certain securities laws matters.

Certain of BCP’s representations and warranties are qualified by a “materiality” or a “BCP Material Adverse Effect” standard. For purposes of the Externalization Agreement, “BCP Material Adverse Effect” is defined to mean any occurrence, change, event, effect or development that, individually or in the aggregate, (a) has or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets, liabilities or business of the credit business of BCP and its subsidiaries, taken as a whole (the “BCP Credit Business”), or (b) materially impairs the ability of BCP to consummate, or prevents or materially delays, any of the transactions contemplated by the Externalization Agreement or would reasonably be expected to do so; provided, however, that, with respect to subsection (a), the determination of whether a “Company Material Adverse Effect” exists or has occurred will not include effects attributable to:

(i)	changes, after the date of the Externalization Agreement, in GAAP;
(ii)	changes, after the date of the Externalization Agreement, in laws, rules or regulations of general applicability to companies in the industry in which the BCP Credit Business operates;
(iii)	actions or omissions taken with the prior express written consent of the Company;
(iv)	changes, after the date of the Externalization Agreement, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which the BCP Credit Business operates;
(v)	conditions arising out of acts of terrorism, war, weather conditions or other force majeure events; or
(vi)	the public disclosure of this Agreement or the Contemplated Transactions;

except, with respect to clauses (i), (ii), (iv) and (v), to the extent that such effects disproportionately impact the financial condition, results of operations, assets, liabilities or business of the BCP Credit Business, as compared to other credit businesses in the industry in which the BCP Credit Business operates.

Covenants Relating to the Conduct of the Business

The Company has agreed in the Externalization Agreement that, except as expressly contemplated by or permitted by the Externalization Agreement, or with the prior written consent of BCP, during the period from the date of the Externalization Agreement to the Closing, (a) the Company will, and will cause each of its respective subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, assets and business relationships (including such relationships with customers and suppliers) and retain the services of its officers and key employees, (iii) continue to meet all requirements necessary to qualify as a regulated investment company, including satisfying the distribution requirements imposed on a regulated investment company under Section 852 of the Code and (iv) not take or omit to take any action that would reasonably be expected to have a Company Material Adverse Effect.

In addition, without limiting the obligations described above, we have agreed to not take certain actions during the period from the date of the Externalization Agreement to the Closing without the consent of BCP (subject to certain exceptions), including, but not limited to: (i) other than in the ordinary course of business consistent with past practice, incurring any indebtedness for borrowed money, assuming or guaranteeing the obligations of any other person, or taking similar actions; (ii) taking certain actions with respect to our capital stock including making any adjustments, declaring any stock splits, making any distributions (other than regular quarterly dividends consistent with past practice (not to exceed $0.10 per share) or paid by any our subsidiaries), issuing or redeeming Company Common Stock or other securities; (iii) increasing in any manner the compensation or benefits of employees or granting incentive compensation (other than pursuant to contract, a benefit plan or applicable law) or hiring new employees; (iv) selling, transferring, pledging, leasing, subjecting to mortgage our properties or assets (other than in the ordinary course of business or pursuant to existing contracts) or canceling or forgiving any indebtedness owed to, or claims in favor of, the Company; (v) other than in the ordinary course of business consistent with past practice, directly or indirectly acquire or agree to acquire, or make an investment in or loan or capital contribution to, any entity or division thereof, or acquiring any assets that are otherwise material to the Company and its subsidiaries, taken as a whole; (vi) amending our organizational documents or those of our subsidiaries or taking any action to exempt any third party from any antitakeover statute; (vii) adopting or entering into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, (viii) taking any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Closing not being satisfied; (ix) incurring any capital expenditures that would exceed $100,000 individually or $500,000 in the aggregate; (x) commencing or settling any material claim, action or proceeding, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $250,000 in the aggregate; (xi) amending, terminating, renewing or agreeing to any material amendment of, or waiver to, any material contract; (xii) making any material change to our accounting principles, practices or methods, except as required by GAAP, as required by applicable law; (xiii) changing our fiscal year; (xiv) entering into any new line of business; (xv) entering into any new, or amending the terms of any existing, lease of real property; (xvi) failing to keep insurance in force; (xvii) taking certain material actions relating to taxes, (xviii) except as required by applicable law, modifying in any adverse manner our privacy policies or the operation or security of the information technology assets used in our business; (xix) entering into any material transaction other than in the ordinary course of business consistent with past practice; or (xx) authorizing, agreeing, resolving to or committing to do, or publicly announcing an intention to do, any of the foregoing.

Additional Covenants

Under the Externalization Agreement, the Company and BCP have agreed to additional covenants, including but limited to the following matters:

Regulatory Matters

The Company and BCP have agreed to cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the Externalization and defend against any lawsuits or claims challenging the Externalization.

Proxy Statement

The Company agreed to certain covenants regarding the preparation, filing and mailing of the Proxy Statement to the Company’s stockholders and the holding of the Special Meeting. In addition, the Company and BCP agreed to take additional steps in order to ensure the accuracy of the information contained in the Proxy Statement.

NASDAQ Approvals

The Company and BCP agreed to cooperate and use reasonable best efforts to obtain the approval of The Nasdaq Stock Market LLC to any supplemental listing application with respect to the current listing of shares of Company Common Stock on NASDAQ as required under the applicable rules thereof as a result of the transactions contemplated hereby, including any such application required to change the name and ticker symbol of the Company in connection with the Contemplated Transactions.

Communications

Each of the Company and BCP agreed, subject to applicable law, to promptly advise the other upon receiving any communication from (i) any governmental entity the consent or approval of which is required for consummation of the transactions contemplated by the Externalization Agreement that causes such party to believe that there is a reasonable likelihood that any required regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed, or (ii) any governmental entity or other third party asserting that their consent is required for consummation of the transactions contemplated by the Externalization Agreement.

Access to Information

Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, the Company has agreed to give BCP and its representatives and agents, reasonable access, during normal business hours during the period prior to the Closing, to the properties, books, contracts, commitments, management employees and records of the Company. Any information provided to BCP will be subject to the confidentiality agreement by and between the Company and BCP.

Stockholder Meeting and Board Recommendation

Subject to the earlier termination of the Externalization Agreement (see “Description of Externalization Agreement – Other Covenants - Termination” below), the Company agreed to establish the Record Date, mail this Proxy Statement to holders of record of Company Common Stock as of the Record Date, and convene and hold the Special Meeting for purposes of obtaining approval of the Advisory Agreement.

Under the Externalization Agreement, we may adjourn or postpone the Special Meeting in accordance with applicable law, either with BCP’s prior written consent or to the extent necessary (but not beyond June 30, 2019) to allow reasonable additional time (not to exceed 10 days) for the filing and mailing and subsequent review by Company stockholders of any supplemental or amended disclosure which the Board has determined in good faith after consultation with its outside counsel and BCP is necessary under applicable law to be so disseminated. In addition, we will be required to adjourn or postpone the Special Meeting in accordance with applicable law up to two times (but in no event past June 30, 2019) (a) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting or (b) to allow reasonable additional time to solicit additional proxies to the extent the Board or any committee thereof or BCP reasonably believes necessary in order to obtain approval of the Advisory Agreement.

In addition, subject to certain limited exceptions, the Board has agreed to (i) recommend that the stockholders vote “FOR” the approval of the Advisory Agreement (the “Board Recommendation”), (ii) include its recommendation in this Proxy Statement and (iii) publicly reaffirm its recommendation within 24 hours after any reasonable request to do so by BCP (which such request shall not be made more than twice).

The Company is obligated to use its reasonable best efforts to solicit from Company stockholders proxies in favor of approval of the Advisory Agreement and take all other action necessary or advisable to secure that approval as promptly as practicable after the date of the Externalization Agreement, and unless the Externalization Agreement has been terminated in accordance with its terms, the Company’s obligations will not be diminished or otherwise affected by any Competing Proposal, Superior Proposal, Adverse Recommendation Change, each as defined below (see “Description of Externalization Agreement – Other Covenants - Non-Solicitation of Competing Proposals”), or any other occurrence, change, event, effect or development relating to the Company, BCP or their respective subsidiaries, businesses, assets or operations; provided, however, that if the Board has made an Adverse Recommendation Change in compliance with the terms of the Externalization Agreement, and the Externalization Agreement has not been terminated in accordance with its terms, the Company is only obligated to solicit proxies in order to obtain a quorum at the Special Meeting, and has no obligation to obtain the approval of the Advisory Agreement by Company stockholders. Any such approval, without the recommendation of the Board, would be advisory in nature only and the Company would not enter into the Advisory Agreement or Administration Agreement.

Nonsolicitation of Competing Transaction Proposals

Subject to certain exceptions described below, the Company has agreed to (and will cause its subsidiaries and representatives to),

•	immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any person relating to any Competing Proposal;
•	immediately terminate any physical or electronic data room access (or other access to diligence) previously granted to any such person;
•	promptly request the prompt return or destruction of all confidential information previously furnished with respect to any Competing Proposal;
•	not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or representatives is a party; and
•	enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce any confidentiality or standstill agreement to which it or any of its affiliates or representatives is a party.

Notwithstanding the foregoing, the Externalization Agreement provides that the Company may grant a waiver of, or terminate, any “standstill” or similar obligation of any person to allow such person to confidentially submit a Competing Proposal to the Board, although it should be noted that no party is currently subject to a “standstill” or similar provision with respect to the Company that would prohibit the making of any Competing Proposal.

Between the date of the Externalization Agreement and the Closing, subject to certain exceptions, the Company has agreed that it shall not, and shall cause each of its subsidiaries and its and their respective representatives not to, directly or indirectly:

•	initiate, solicit, endorse, propose, induce, knowingly encourage, facilitate or assist the making of any Competing Proposal;
•	enter into, continue or otherwise engage in negotiations or discussions with, or furnish any information to, any person relating to a Competing Proposal;
•	approve, endorse or recommend, whether publicly or non-publicly, any Competing Proposal;
•	cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (as defined below) (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Competing Proposal; or
•	resolve, agree or propose, whether publicly or non-publicly, to do any of the foregoing; provided, however, that the Company may inform persons of the foregoing restrictions.

In addition, between the date of the Externalization Agreement and the Closing, the Company is obligated to provide notice to BCP as promptly as reasonably practicable following (and, in any event, within 24 hours of) of the receipt by the Company or any of its subsidiaries or representatives of any Competing Proposal and deliver (a) a written notice to BCP setting forth: (i) the identity of the person making such Competing Proposal and (ii) a description of the material terms and conditions of and facts surrounding any such Competing Proposal, and (b) unredacted copies of any documents (including any indication of interest, transaction agreement or the like) in connection with such Competing Proposal. Thereafter, the Company is obligated to keep BCP reasonably informed of the status and details of such Competing Proposal on a prompt basis, and in any event within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation of any such Competing Proposal, and in connection therewith shall deliver to BCP copies of any documents in connection with such developments or changes. Without limiting any of the foregoing, the Company must promptly (and in any event within 24 hours) notify BCP orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal, and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company will also provide BCP with at least 24 hours prior written notice (or such shorter notice as may be provided to the Board) of a meeting of the Board at which the Board is reasonably expected to consider a Competing Proposal.

Notwithstanding the foregoing restrictions, if at any time prior to the date that the Stockholder Approval is obtained, the Company (or its representatives on the Company’s behalf) receives a written Competing Proposal from any person (but only if such Competing Proposal was unsolicited and did not otherwise result from any breach of any of the non-solicitation provisions of the Externalization Agreement):

•	the Company and its representatives may contact such person, without the Board being required to make the determination in the following bullet point, solely to determine whether such Competing Proposal is bona fide or to clarify any ambiguity in the Competing Proposal, and
•	the Company and the Company and its representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, such person making such Competing Proposal and its representatives if the Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) that:
○	such Competing Proposal is bona fide and was made in good faith by the person delivering it,
○	either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and

○	the failure to so engage in negotiations or discussions or furnish information or access would reasonably be expected to constitute a breach of its fiduciary duties to the Company stockholders under Delaware law.

Prior to furnishing any information concerning the Company or any of its subsidiaries, (a) the Company and the person making the Competing Proposal must execute (or already be a party to) a confidentiality agreement containing terms, including “standstill provisions,” that are no less favorable to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and (b) the Company shall promptly provide or make available to BCP (i) any non-public information that it provides to such person that was not previously made available to BCP or its representatives, concurrently with the delivery of such non-public information to such person, and (ii) a non-redacted copy of each such Acceptable Confidentiality Agreement.

The Externalization Agreement further provides that neither the Company nor the Board nor any committee thereof shall:

•	withdraw (or modify or qualify in any manner) the Board Recommendation, recommend or otherwise declare advisable the approval by the Company stockholders of any Competing Proposal, fail to publicly reaffirm the Board Recommendation within 24 hours after any reasonable request to do so by BCP (which such request shall not be made more than twice) or resolve, agree or publicly propose to take any such actions (any of the foregoing actions, an “Adverse Recommendation Change”), or
•	approve or recommend a Competing Proposal, or cause or permit the Company or any of its subsidiaries to execute or enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement), or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, however, at any time prior to the receipt of the Advisory Agreement Approval, but subject to satisfying certain procedural requirements, the Board may, if the Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties to the Company stockholders under Delaware law:

•	make an Adverse Recommendation Change if the Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that the condition to Closing relating to no BCP Material Adverse Effect having occurred since the date of the Externalization Agreement will not be, or is not reasonably expected to be, satisfied by June 30, 2019; or
•	solely in response to a Superior Proposal received after the date of the Externalization Agreement that was unsolicited and did not otherwise result from a breach of the non-solicitation provisions of the Externalization Agreement, cause the Company to terminate the Externalization Agreement in accordance with Section 9.1(h) thereof and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal.

The Company’s and the Board’s ability to make and Adverse Recommendation Change or to terminate this Agreement in order to accept a Superior Proposal is conditioned upon the Company following certain procedures under the Transaction Agreement relating to notice (either a “Notice of Adverse Recommendation” or a “Notice of Superior Proposal,” as applicable), providing related information, and, at BCP’s option, negotiating in good faith (i) in the case of a Superior Proposal, to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal, or (ii) in the case of an Adverse Recommendation Change, regarding the basis for such proposed Adverse Recommendation Change. In determining whether to make an Adverse Recommendation Change or in determining whether a Competing Proposal constitutes a Superior Proposal, the Board shall take into account any revisions to the terms of the Externalization Agreement resulting from such negotiations. If, after complying with the applicable provisions of the Externalization Agreement, the Board continues to determine in good faith (after consultation with its outside financial advisor and outside counsel) that the failure to make an Adverse Recommendation Change or to terminate this Agreement in order to accept the Superior Proposal would reasonably be expected to constitute a breach of its fiduciary duties to the Company’s Stockholders under Delaware law, then the Board may take such action. As discussed below, the Company’s right to terminate the Externalization Agreement in order to accept a Superior Proposal is conditioned upon BCP’s prior receipt from the Company of reimbursement of certain expenses of BCP.

For purposes of the non-solicitation and related provisions of the Externalization Agreement, the following definitions apply:

A “Competing Proposal” is generally defined as a means any inquiry, proposal, offer, indication, interest, request, discussions, negotiations or other form of communication, whether oral or written, formal or informal, public or non-public or otherwise (any “Proposal”), to effect, or which could reasonably be expected to lead to or result in a Proposal to effect, any of the following: (a) a purchase or other acquisition, directly or indirectly, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, or otherwise, of (i) 10% or more of any class of capital stock, other equity securities or voting power of the Company or any resulting parent company of the Company, or (ii) assets or businesses of the Company or its subsidiaries that generate 10% or more of the net revenues or net income (for the 12 month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 10% or more of the total assets (based on fair market value) of the Company and its subsidiaries, taken as a whole, immediately prior to such purchaser or other acquisition; (b) any direct or indirect transaction or series of transactions not described in the foregoing (a) that would result in the Company converting from an internally managed BDC to an externally managed BDC; or (c) any voluntary or involuntary liquidation, bankruptcy, dissolution or winding up of the Company, in each case, other than the LibreMax Transaction and the transactions contemplated by the Externalization Agreement.

A “Superior Proposal” is generally defined any unsolicited, bona fide, written and binding Competing Proposal of a type contemplated by clause (a) of the definition thereof (regardless of whether such Competing Proposal would also result in the occurrence of a transaction under clause (b) of the definition thereof) that is fully financed or has fully committed financing, that provides for payment by the person making such Competing Proposal of substantially all-cash consideration to the Company stockholders, and that the Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and the person making such Competing Proposal, (i) is more favorable to the Company stockholders from a financial point of view than the transactions contemplated by the Externalization Agreement (including any adjustment to the terms and conditions proposed by BCP in response to such Competing Proposal), and (ii) is reasonably likely to be completed on the terms proposed on a timely basis; provided, that for purposes of this definition of “Superior Proposal”, references in the definition of “Competing Proposal” to “10%” shall be deemed to be references to “70%”.

Employment Matters; Employee Benefit Plans

Because the Company will be externally managed following the Closing Date, the Externalization Agreement provides that the employment of each active Company employee will be terminated immediately prior to the Closing Date. BCP intends to offer employment to certain Company employees, including but not limited to, the Company’s executive officers. Between the date of this Proxy Statement and Closing, BCP will use reasonable best efforts (and the Company will assist BCP in such efforts) to cause one of its affiliates to offer employment to each such Company employee, subject to each such employee waiving any right it may have to severance or other benefits that would otherwise accrued upon such employees termination of employment with the Company. Employees who are hired by BCP or its affiliates will, for the one-year period following Closing (or such shorter period if employment is terminated prior to one year), generally receive benefits comparable to similarly employees of BCP and its affiliates of similar rank and pay grade, subject to certain exceptions and agreement with respect to credited service.

For Company employees who are not offered employment, or are offered employment but are not hired for whatever reason, the Company will be liable for all severance compensation or other benefits of such Company employees, and is obligated to pay such benefits on the date immediately prior to the Closing Date in accordance with the Externalization Agreement. In addition, the Company has agreed to take actions to ensure such Company employees receive health insurance benefits for up to six months following the Closing (or longer, if required by a written employment agreement).

Indemnification

The Externalization Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to the review and approval of the

Externalization Agreement, the transactions contemplated thereby, the Libremax Purchase Agreement and the transactions contemplated thereby) now existing in favor of each individual who is now, or has been at any time prior to the date of the Externalization Agreement, a director or officer of the Company or any of its subsidiaries or who is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another entity (each, an “Indemnified Party”), in each case as provided in the organizational documents of the Company or its subsidiaries or in any indemnification agreements in existence on the date of the Externalization Agreement, shall continue in full force and effect in accordance with their terms for a period of not less than six years following the Closing Date, and during such period shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties, except as otherwise required by law.

In addition, the Company has agreed, at its sole cost and expense, to cause the Indemnified Parties who are covered by the directors’ and officers’ liability insurance policy maintained by the Company as of the date hereof, in the form previously made available to BCP, to be covered for a period of six years from the Closing by such policy through the purchase of a “tail” insurance with respect to acts or omissions occurring at or prior to the Closing (including with respect to the review and approval of the Externalization Agreement, the transactions contemplated thereby, the Libremax Purchase Agreement and the transactions contemplated thereby) that were actually or allegedly committed by such Indemnified Parties in their capacities as such.

Takeover Statutes

The Company and BCP have agreed to use their respective commercially reasonable efforts (a) to take all action necessary so that no takeover statute is or becomes applicable to the Externalization, and (b) if any such takeover statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Externalization may be consummated as promptly as reasonably practicable on the terms contemplated by the Externalization Agreement and otherwise to eliminate or minimize the effect of such takeover statute on the Externalization.

Litigation

Prior to the Closing, the Company has agreed to (i) provide prompt written notice to BCP of all stockholder litigation relating to the Externalization Agreement or the transactions contemplated thereby, (ii) give BCP the opportunity to participate in the defense or settlement of any such stockholder litigation and (iii) not enter into any settlement agreement in respect of any such stockholder litigation without BCP’s prior written consent (such consent not to be unreasonably withheld).

Conditions to the Externalization

The Company and BCP will not be obligated to complete the Externalization unless a number of conditions are satisfied or appropriately waived. These mutual conditions to closing include:

•	the approval by Company stockholders of the Advisory Agreement;
•	each required regulatory approval shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;
•	the Adviser must be registered as an investment adviser under the Investment Advisers Act of 1940, as amended;
•	no injunction, order, decree entered by a governmental entity shall be in effect preventing or prohibiting the Externalization; and
•	closing of the Libremax Transaction shall have occurred (which occurred on December 31, 2018).

In addition, the obligations of BCP to effect the Externalization are subject to the satisfaction or waiver of additional conditions, including:

•	the accuracy of the representations and warranties of the Company as of the date of the Externalization Agreement and as of the Closing (or, as applicable, the date as of which such representation or warranty was specifically made), in each case subject to the interpretive standards set forth in the Externalization Agreement by which such accuracy is determined;
•	the performance by the Company, in all material respects, of its covenants and obligations under the Externalization Agreement;
•	no Company Material Adverse Effect with respect to the Company shall have occurred between the date of execution of the Externalization Agreement and the Closing;
•	all of the Company Stock Options shall have been cancelled in exchange for the payment in cash by the Company to the holders thereof that does not, in the aggregate, exceed $25,000; and
•	BCP shall have received a certificate of a duly authorized officer of the Company certifying as to the foregoing.

In addition, the obligations of the Company to effect the Externalization are subject to the satisfaction or waiver of additional conditions, including:

•	the accuracy of the representations and warranties of BCP as of the date of the Externalization Agreement and as of the Closing (or, as applicable, the date as of which such representation or warranty was specifically made), in each case subject to the interpretive standards set forth in the Externalization Agreement by which such accuracy is determined;
•	the performance by BCP, in all material respects, of its covenants and obligations under the Externalization Agreement;
•	no BCP Material Adverse Effect with respect to the Company shall have occurred between the date of execution of the Externalization Agreement and the Closing; and
•	the Company shall have received a certificate of a duly authorized officer of BCP certifying as to the foregoing.

Termination of the Externalization Agreement

The Externalization Agreement generally may be terminated:

•	by the mutual written agreement of the Company and BCP;
•	by either the Company or BCP if any law issued by any governmental entity preventing or making illegal the consummation of the Closing shall have become final and nonappealable;
•	by either the Company or BCP if the Externalization shall not have occurred on or prior to June 30, 2019 (unless the failure of the Closing to occur on or before such date shall be due to the material breach of this Agreement by the Party seeking to terminate the Externalization Agreement);
•	by either the Company or BCP if the approval of the adoption of the Advisory Agreement by the Company’s stockholders shall not have been obtained at the Special Meeting (the “No Vote Termination”);
•	by either the Company or BCP (provided that the party seeking to terminate is not then in material breach of the Externalization Agreement) if there shall have been a material breach of any of the Externalization Agreement on the part of the Company, in the case of a termination by BCP, or BCP, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the date of the Closing, the failure of the certain closing conditions, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
•	by either the Company or BCP, if the LibreMax Purchase Agreement shall have been terminated (as noted above, the LibreMax Transaction closed on December 31, 2018);

•	by BCP, if the Board has made an Adverse Recommendation Change (a “BCP Special Termination Event”); or
•	by the Company (a) in the event that the Board has made an Adverse Recommendation Change in compliance with the terms of the Externalization Agreement, or (b) in order to accept a Superior Proposal; provided, that in the case of any termination under this clause (b), the Company shall have (i) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (ii) otherwise complied with all provisions of the Externalization Agreement relating to non-solicitation of Competing Proposals and (iii) paid the required expense reimbursement to BCP (a “Company Special Termination Event”).

Expense Reimbursement

In the event the Externalization Agreement is terminated as a result of a No Vote Termination, a BCP Special Termination Event, or a Company Special Termination Event, the Company will reimburse BCP in an amount equal to the “BCP Expenses,” which are defined as an amount equal to BCP’s documented out-of-pocket costs and expenses (including legal, investment banking, accounting, tax, regulatory, operations, advisory, management, human resources (including pension), consulting, insurance, audit, search, asset appraisal, title, surveys, financing, filing, compensation, travel and other similar fees, costs and expenses) and incurred or accrued by or on behalf of BCP or its affiliates or its or their representatives and paid or payable to a third party in connection with the Externalization Agreement and related transactions, including BCP’s or its affiliates’ or its or their representatives’ due diligence investigation of the Company and its subsidiaries and the preparation, negotiation, execution and delivery of definitive agreements in connection with the Externalization, but in all cases excluding internally allocated costs and expenses and subject to a maximum of (i) $350,000 in the aggregate if the Externalization Agreement is terminated by reason of a No Vote Termination, and (ii) $750,000 in the aggregate if this Agreement is terminated by reason of a BCP Special Termination Event or a Company Special Termination Event.

Effect of Termination

The Externalization Agreement provides that, in the event of its termination, the Externalization Agreement will become void and have no further effect, and none of the Company, BCP, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under the Externalization Agreement, or in connection with the transactions contemplated thereby, except that (i) provisions regarding confidentiality, effect of termination, expenses and fees, and general provisions will survive such termination, and (ii) neither the Company nor BCP shall be relieved or released from any liabilities or damages arising out of its fraud or pre-termination breach of any provision of the Externalization Agreement; provided, however, in the event the Externalization Agreement is terminated in circumstances where BCP receives reimbursement of BCP Expenses, payment of the BCP Expenses shall be BCP’s sole remedy in connection with such termination, except in the case of fraud or a knowing and intentional breach of the Externalization Agreement, each as defined in the Externalization Agreement.

In addition, as discussed above under “Background and Purpose of the Externalization,” if the Externalization Agreement is terminated, certain rights and obligations arise under the Great Lakes Fee Letter and the Asset Purchase Letter Agreement. In addition, upon termination of the Externalization Agreement, each of the Voting Agreements will terminate in accordance with their terms.

Specific Performance; Remedies

Each of the parties to the Externalization Agreement are entitled to an injunction or other equitable relief to prevent breaches of the Externalization Agreement and to enforce specifically the terms and provision of the Externalization Agreement, in addition to other legal and equitable remedies which may be available.

Notwithstanding the foregoing, receipt of the BCP Expenses is the sole and exclusive remedy available to BCP for termination of the Externalization Agreement by reason of a No Vote Termination, BCP Special Termination Event or a Company Special Termination Event, except in the case of fraud or a knowing and intentional breach of the Externalization Agreement, each as defined in the Externalization Agreement.

Amendment and Waiver

The Externalization Agreement may be amended only by a written document executed by each of the parties to the Externalization Agreement at any time prior to stockholder approval. After the receipt of stockholder approval, there may not be, without further approval of such Company stockholders, any amendment of the Externalization Agreement that requires further approval under applicable law.

Governing Law

The Externalization Agreement is governed by Delaware law. The parties have agreed that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, the Externalization Agreement or the Externalization will be brought in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, and the respective appellate courts from the foregoing, in any action or proceeding arising out of or relating to the Externalization Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto.

U.S. Federal Income Tax Consequences of the Externalization

The following discussion is a general summary of the U.S. federal income tax consequences of the Externalization. This summary does not purport to be a complete description of the income tax consequences of the Externalization. For example, we have not described tax consequences that we assume to be known generally by investors or certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, partnerships and other pass-through entities, dealers in securities, pension plans and trusts, financial institutions, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, persons who mark-to-market our shares and persons who hold our shares as part of a “straddle,” “hedge” or “conversion” transaction.

This summary assumes that investors hold shares of our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of this Proxy Statement and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and do not intend to seek any ruling from the IRS regarding the Transactions. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

For purposes of our discussion, a “U.S. stockholder” means a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

For purposes of our discussion, a “Non-U.S. stockholder” means a beneficial owner of shares of our common stock that is neither a U.S. stockholder nor a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).

If an entity treated as a partnership for U.S. federal income tax purposes (a “partnership”) holds shares of our common stock, the tax treatment of a partner or member of the partnership will generally depend upon the status of the partner or member and the activities of the partnership. A prospective stockholder that is a partner or member in a partnership holding shares of our common stock should consult his, her or its tax advisors with respect to the purchase, ownership and disposition of shares of our common stock.

Tax matters are very complicated and the tax consequences to an investor of an investment in our shares will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

Company Taxation

The Company does not expect to recognize income or gain in connection with the Externalization.

U.S. Stockholder Taxation

In connection with the Externalization, BCP, or its affiliate, will pay the Stockholder Payment directly to the holders of record of Company Common Stock as of immediately prior to the Closing. The U.S. federal tax treatment of the Stockholder Payment is uncertain in many respects. However, the Company anticipates that the Stockholder Payment will be treated as ordinary income to stockholders. The Company’s stockholders will not realize any other income, gain or loss in connection with the Externalization.

Information returns will be filed with the IRS in connection with the payment of a Stockholder Payment. A U.S. stockholder receiving a Stockholder Payment will be subject to backup withholding at a rate of 24% if the U.S. stockholder fails to provide its taxpayer identification number to the paying agent and make certain certifications on IRS Form W-9 or otherwise establishes an exemption from backup withholding. The amount of any backup withholding tax deducted from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Stockholder Taxation

As discussed above under U.S. Stockholder Taxation, the U.S. federal tax treatment of the Stockholder Payment is uncertain in many respects. However, the Company anticipates that Non-U.S. stockholders that do not otherwise hold their shares of Company Common Stock in connection with a U.S. trade or business and are not otherwise subject to U.S. federal income tax with respect to their shares of Company Common Stock should not be subject to U.S. federal income tax with respect to receipt of the Stockholder Payment. The Stockholder Payment may nonetheless be subject to a withholding of U.S. federal income tax at a 30% (or, if applicable, a reduced rate under a tax treaty). The Stockholder Payment would be subject to a withholding of U.S. federal income tax if it treated as payment from a U.S. source that is fixed or determinable, annual or periodic income. While it is possible that the Stockholder Payment would not be treated as U.S. source income for Non-U.S. stockholders not present in the United States, the proper characterization of such payment is subject to significant uncertainty. Furthermore, because the Stockholder Payment is not being made by or for the benefit of the Company, the Company is not a paying or withholding agent with respect to the Stockholder Payment and will not be responsible for determining whether any amounts should be withheld with respect to the Stockholder Payment. The Company cannot be certain whether or not an applicable paying agent or other applicable withholding agent would take the position that it is required to withhold U.S. federal income tax at a 30% rate (or, if applicable, a reduced rate under a tax treaty) with respect to any Stockholder Payment made to a Non-U.S. stockholder. If withholding results in an overpayment of taxes, a refund or credit may be obtainable, provided that the required information is timely furnished to the IRS. Non-U.S. stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding to the Stockholder Payment.

Information reporting may apply to the payment of the Stockholder Payment paid to Non-U.S. stockholders. Copies of the information returns reporting such amounts and any withholding also may be made available by the IRS to the tax authorities in the country in which a Non-U.S. stockholder is a resident under the provisions of an applicable income tax treaty or other agreement. In general, backup withholding will not apply to the Stockholder Payment made to a Non-U.S. stockholder, provided that such Non-U.S. stockholder (i) provides a properly completed IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI and/or Form W-8IMY or a suitable substitute form attesting to such Non-U.S. stockholder’s non-U.S. status or (ii) otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules will be allowed as a credit against a Non-U.S. stockholder’s federal income tax liability, and may entitle a Non-U.S. stockholder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

Legislation commonly referred to as the FATCA generally imposes a 30% withholding tax on payments of certain types of income to foreign FFIs unless such FFIs either: (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an IGA with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, FATCA also imposes a 30% withholding on payments to foreign entities that are not FFIs unless such foreign entities certify that they do not have a greater than 10% U.S. owner or provide the withholding agent with identifying information on each greater than 10% U.S. owner. As discussed above, whether the Stockholder Payment would be subject to FATCA withholding is subject to significant uncertainty. The Company cannot be certain that the paying agent or other applicable withholding agent would not take the position that it is required to withhold at a 30% rate with respect to any Stockholder Payment made to such Non-U.S. stockholders unless such Non-U.S. stockholders and any intermediaries through which they hold their shares comply with the requirements discussed above.

Effect on the Company if the Advisory Agreement is Approved and the Externalization is Consummated

Assuming the Company receives stockholder approval of the Advisory Agreement and subject to the satisfaction or appropriate waiver of the other conditions to Closing:

•	the Adviser will serve as the Company’s investment adviser following the Closing;
•	the Administrator will serve as the Company’s administrator following the Closing;
•	holders of Company Common Stock as of immediately prior to the Closing will receive, in the aggregate, a cash payment directly from BCP, or its affiliate, in an amount equal to $25 million, or approximately $0.67 per share of Company Common Stock;
•	for two years following the Closing, the Adviser will use the Incentive Fees it receives from the Company to purchase shares of Company Common Stock, subject to the Stock Purchase Price Cap;
•	for the period of one year from the first day of the first quarter following the quarter in which the Advisory Agreement becomes effective, the Adviser will permanently forego up to the full amount of the incentive fees earned by the Adviser without recourse against or reimbursement by the Company, to the extent necessary in order to achieve aggregate net investment income per common share of the Company for such one-year period to be at least equal to $0.40 per share, subject to certain adjustments; and
•	the Company will convert from an internally managed BDC to an externally managed BDC that is managed by the Adviser.

The Stockholder Payment, together with the consideration to be paid by BCP in the event of the maximum amount of Stock Purchases, results in a total financial commitment by BCP with respect to the Externalization of $35 million.

The graphics below illustrate the steps involved in connection with the Externalization:

- BCP makes $25 million Stockholder Payment ①
- Adviser becomes investment adviser to the Company ②
- Administrator becomes administrator to the Company ③

Company Immediately Prior to Externalization
Externalization
Public Stockholders
Company
Investment Assets
Stockholders of Record as of Date of Externalization Closing
Cash ($0.67 per share)
1
3
Administrator (an affiliate of BCP)
Company
Reimbursement for Administrative Services per Administration Agreement
BCP
Investment Assets
Fees for Advisory Services per Advisory Agreement
Adviser (an affiliate of BCP)
2

Effect on the Company if the Advisory Agreement is Not Approved and the Externalization is Not Consummated

If the Externalization is not completed, the Company will not enter into the Advisory Agreement or the other transactions contemplated by the Externalization Agreement and we will seek to continue our focus on conducting our business as an internally managed BDC and may consider and evaluate other strategic alternatives; provided, however, that (i) the LibreMax Transaction will have occurred; (ii) under the Great Lakes Fee Letter, the Company will not be entitled to a fee waiver in connection with its investments in Great Lakes, but instead will be obligated pay the management fee applicable investors generally, a portion of which ($1 million) will be paid in advance and thereafter credited against future management fees, and (iii) under the Asset Purchase Letter Agreement, BCP will have repurchase rights relating to certain assets previously sold by BCP or related entities to the Company prior to such termination.

Conclusion

No single factor was determinative of the decision of the Board, including all of the independent directors, to approve the Advisory Agreement and individual directors may have weighed certain factors differently. Following this process, the Board, including all of the independent directors, unanimously voted to approve the Advisory Agreement subject to stockholder approval.

Required Vote

Approval of the Advisory Agreement requires the affirmative vote of the holders of a “majority of the outstanding voting securities” entitled to vote at the Special Meeting. Under the 1940 Act, a “majority of the outstanding voting securities” means the affirmative vote of the lesser of (a) 67% or more of the shares of the Company present or represented by proxy at the Special Meeting if the holders of more than 50% of the outstanding shares are present or represented by proxy at the Special Meeting or (b) more than 50% of the outstanding shares of the Company. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 1.

“The Board unanimously recommends that you vote “FOR” the Advisory Agreement Proposal.

PROPOSAL 2 – ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Advisory Agreement Proposal. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any subsequent, adjourned meeting of Company stockholders and use the additional time to solicit required proxies, including proxies from stockholders who previously may have returned properly executed proxies voting against the Advisory Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we receive proxies, in connection with the Special Meeting, that represent a sufficient number of votes against the Advisory Agreement Proposal such that the Advisory Agreement Proposal, as the case may be, would be rejected, we could adjourn the Special Meeting without a vote on the Advisory Agreement Proposal, as the case may be, and seek to convince the holders of Company Common Stock who provided such proxies to change their votes to votes in favor of the Advisory Agreement Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present, at the discretion of the Chairman of the Special Meeting. In addition, the Special Meeting might also be adjourned or postponed at the request of BCP to allow reasonable additional time to solicit additional proxies in order to obtain the required approvals of the Company’s stockholders.

The affirmative vote of the holders of at least a majority of the votes cast by holders of the shares of Company Common Stock present at the Special Meeting, in person or represented by proxy, if a quorum is present will be required to approve the Adjournment Proposal.

The Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

FAILURE TO OBTAIN COMPANY STOCKHOLDER APPROVAL

Under the terms of the Externalization Agreement, if we fail to obtain the requisite Company stockholder vote approving the Advisory Agreement Proposal, the Externalization will not be consummated. For more information regarding the actions we intend to take in the event of a negative vote by the stockholders on the Advisory Agreement Proposal, please see the section of this Proxy Statement captioned “Externalization – Effect on the Company if the Externalization Is Not Completed.”

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to KCAP Financial, Inc., Investor Relations, 295 Madison Avenue, 6th Floor, New York, New York 10017, or calling Investor Relations at (212) 455-8300.

OTHER MATTERS

Company Stockholder Proposals

Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions and other requirements of our Bylaws (the “Bylaws”), a copy of which is on file with the SEC, and may be obtained from our Corporate Secretary upon request. Proposals must be sent to our Corporate Secretary at KCAP Financial, Inc., 295 Madison Avenue, 6th Floor, New York, New York 10017. These notice provisions require that nominations of persons for election to the Board and proposals of business to be considered by the stockholders for the 2019 Annual Meeting of Stockholders must be made in writing and submitted to our Corporate Secretary at the address above no later than February 1, 2019. We advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event that our 2019 Annual Meeting of Stockholders is held before April 3, 2019 or after July 2, 2019. In accordance with our Bylaws, the chairman of the 2019 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. These procedures are only a summary of the provisions regarding stockholder nominations of directors in our Bylaws. Please refer to the Bylaws for more information on nomination requirements.

Proxy Solicitation Costs and Expenses

We have agreed to equally split the costs and expenses of soliciting proxies amongst ourselves and BCP up to a cap of $125,000, after which we will pay all such costs and expenses. We estimate that we will pay Alliance Advisors LLC, our proxy solicitor, a fee to solicit proxies of approximately $6,000 plus reimbursement of reasonable out of pocket expenses and fees for any additional services requested, though the costs of this proxy solicitation process could be lower or higher than our estimate.

In addition to these written proxy materials, our proxy solicitor, directors and employees may also solicit proxies in person, by telephone or by other means of communication; however, our directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners and obtaining your voting instructions.

Other Business

The Board does not intend to bring any matters before the Special Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named as proxies to vote on such matters in accordance with their best judgment, unless specific instructions have been given.

Whether or not you expect to attend the Special Meeting, please complete, date, sign and promptly return the accompanying proxy card so that you may be represented at the Special Meeting.

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, including consolidated financial statements, but not including exhibits, to each of our stockholders of record on December 31, 2018, and to each beneficial stockholder on that date upon written request made to Edward U. Gilpin, Secretary, KCAP Financial, Inc., Madison Avenue, 6th Floor, New York, New York 10017 or by calling toll-free (844) 858-7387. Such request must set forth a good faith representation that the requesting party was a beneficial owner of our common stock on the Record Date. The Annual Report with exhibits is also available at no cost through the SEC’s EDGAR database available at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of the materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains annual, quarterly and current reports, proxy statements and other information filed with the SEC. Such filings are available at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

KCAP Financial, Inc.
295 Madison Avenue, 6th Floor
New York, New York 10017

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.kcapfinancial.com. The information included on our website is not incorporated by reference into this Proxy Statement.

If you have any questions concerning the Advisory Agreement, the Externalization, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of Company Common Stock, please contact Alliance Advisors LLC:

200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Call Toll-Free: (844) 858-7387

MISCELLANEOUS

We have supplied all information relating to ourselves and BCP has supplied, and we have not independently verified, all of the information relating to BCP, contained in this Proxy Statement.

You should rely only on the information contained in this Proxy Statement and the appendices to this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated as of January 15, 2019. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement), and the mailing of this Proxy Statement to our stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Appendix A

INVESTMENT ADVISORY AGREEMENT

BETWEEN

[KCAP FINANCIAL, INC.]

AND

SIERRA CREST INVESTMENT MANAGEMENT LLC

This Agreement (the “Agreement”) is made as of the day of , 2019 by and between [KCAP Financial, Inc.]1, a Delaware corporation (the “Company”), and Sierra Crest Investment Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a non-diversified, closed-end management investment fund that is regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser desires to be retained to provide such services.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser

(a)   The Company hereby retains the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (x) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form N-2, dated July 20, 2017, as the same shall be amended from time to time (as amended, the “Registration Statement”); (y) in accordance with the Investment Company Act; and (z) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s articles of incorporation and bylaws as the same shall be amended from time to time. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement: (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) assist the Board with its valuation of the Company’s assets; (vi) direct investment professionals of the Adviser to provide managerial assistance to portfolio companies of the Company as requested by the Company, from time to time; (vii) perform due diligence on prospective portfolio companies; (viii) exercise voting rights in respect of the Company’s portfolio securities and other investments; (ix) serve on, and exercise observer rights for, boards of directors and similar committees of the Company’s portfolio companies; and (x) provide the Company with such other investment advisory, research, and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire or refinance any debt financing, the Adviser will arrange for such financing on the

1 NTD: Upon the externalization closing, KCAP’s name will be changed to [_________]. We anticipate that the Advisory Agreement will be executed after this name change is effective.

Company’s behalf. If it is necessary or appropriate for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b)   The Adviser hereby accepts such retention as investment adviser and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)   This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Adviser acting in the ordinary course of its business and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(d)   The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

(e)   The Adviser shall be primarily responsible for the execution of any trades in securities in the Company’s portfolio and the Company’s allocation of brokerage commissions.

(f)   The Adviser has a fiduciary responsibility and duty to the Company and the Company’s stockholders for the safekeeping and use of all the funds and assets of the Company, whether or not in the Adviser’s immediate possession or control.

(g)   Subject to the prior approval by the Board and the stockholders of the Company to the extent required under the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Company shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

2.	Company’s Responsibilities and Expenses Payable by the Company

All investment professionals of the Adviser, and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses (including rent, office equipment and utilities) of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all expenses of its operations and transactions, including (without limitation except as noted) those relating to: the cost of its organization and any offerings; the cost of calculating its net asset value, including the cost of any third-party valuation services; the cost of effecting any sales and repurchases of the Company’s common stock and other securities; fees and expenses payable under any dealer manager or placement agent agreements, if any; administration fees payable under the administration agreement (the “Administration Agreement”) between the Company and BC Partners Management LLC (the “Administrator”) and any sub-administration agreements, including related expenses; debt service and other costs of borrowings or other financing arrangements; costs of hedging; expenses, including travel expense, incurred by the Adviser, or members of the Investment Team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing the Company’s rights; transfer agent and custodial fees; fees and expenses associated with marketing efforts; federal and state registration fees, any stock exchange listing fees and fees payable to rating agencies; federal, state and local taxes; independent directors’ fees and expenses including certain travel expenses; costs of preparing financial statements and maintaining books and records and filing reports or other documents with the Securities and Exchange Commission (the “SEC”) (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation of the foregoing; the costs of any reports, proxy statements or other notices to stockholders (including printing and mailing costs), the costs of any stockholder or director meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters; commissions and other compensation payable to brokers or dealers; research and market data; fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone and staff; fees and expenses associated with independent audits, outside legal and consulting costs; costs of winding up; costs incurred by either the Administrator or the Company in connection with administering the Company’s business, including payments under the Administration Agreement for administrative services that will be equal to an amount that reimburses the Administrator for its costs and expenses and the Company's allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including, the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes; extraordinary expenses (such as litigation or indemnification); and costs associated with reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws. Notwithstanding anything to the contrary contained herein, the Company may reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company.

3.	Compensation of the Adviser

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)   For services rendered under this Agreement, the Management Fee will be payable quarterly in arrears. Management Fees for any partial month or quarter will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant month or quarter. The Management fee shall be calculated as follows:

(i)   For the period from the date of this Agreement (the “Effective Date”) through the end of the first calendar quarter after the Effective Date, the Management Fee shall be calculated at an annual rate of 1.50% of the Company’s gross assets as of the end of such calendar quarter.

(ii)   Subsequently, the Management Fee shall be calculated at an annual rate of 1.50% of the Company’s average gross assets, at the end of the two most recently completed calendar quarters; provided, however, the Management Fee shall be calculated at an annual rate of 1.00% of the Company’s average gross assets that exceed the product of (i) 200% and (ii) the value of the Company’s net asset value at the end of the most recently completed calendar quarter.

(iii)   For purposes of this Agreement, gross assets means the Company’s total assets determined on a consolidated basis in accordance with generally accepted accounting principles in the United States, or GAAP, excluding cash and cash equivalents, but including assets purchased with borrowed amounts.

(b)   The Company will pay the Adviser an Incentive Fee, consisting of two parts, as follows:

(i)   An Income Incentive Fee with respect to the Company’s “Pre-Incentive Fee Net Investment Income” (as defined below) in each calendar quarter as follows:

•	With the exception of the Capital Gains Incentive Fee (as defined and discussed in greater detail below), no Incentive Fee is payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not meet or exceed the quarterly preferred return of 1.75%.
•	100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the quarterly preferred return but is less than 2.121%, the upper level breakpoint.

•	17.50% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.121% in any calendar quarter.
•	“Pre-Incentive Fee Net Investment Income” shall mean dividends (including reinvested dividends), interest and fee income accrued by the Company during the calendar quarter, minus operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that the Company may not have received in cash. The Adviser is not obligated to return to the Company the incentive fee it receives on payment-in-kind interest that is later determined to be uncollectible in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(ii)   The second part of the Incentive Fee (the “Capital Gains Incentive Fee”) will be determined and payable in arrears as of the end of each calendar year of the Company (or upon termination of this Agreement as set forth below) commencing with the calendar year ending December 31, 2019, and will equal 17.50% of cumulative realized capital gains, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, in each case calculated from the Effective Date, less the aggregate amount of any previously paid Capital Gains Incentive Fee calculated in accordance with GAAP. Each year, the fee paid for the Capital Gains Incentive Fee is net of the aggregate amount of any previously paid capital gains incentive fee for prior periods. The Company will accrue, but will not pay, a Capital Gains Incentive Fee with respect to unrealized appreciation because a Capital Gains Incentive Fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain. In no event will the Capital Gains Incentive Fee be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

(iii)   Examples of the quarterly incentive fee calculation are attached hereto as Annex A. Such examples are included for illustrative purposes only and are not considered part of this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, the Company and the Adviser acknowledge and agree that the provisions of this Section 3 shall be of no force and effect unless and until this Agreement has been approved by (i) the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of the Board and the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, each in accordance with the requirements of the Investment Company Act (the “Approval Date”). For the avoidance of doubt, the Adviser shall receive no compensation with respect to services provided hereunder prior to the Approval Date.

4.	Covenants of the Adviser

The Adviser agrees that it will remain registered as an investment adviser under the Advisers Act so long as it is the investment adviser to the Company and the Company maintains its election to be regulated as a BDC under the Investment Company Act, or otherwise is an investment company registered under the Investment Company Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.	Excess Brokerage Commissions

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.	Investment Team

The Adviser shall manage the Company’s portfolio through a team of investment professionals (the “Investment Team”) knowledgeable in the Company’s business, in cooperation with the Company’s Chief Executive Officer. The Investment Team shall be comprised of senior personnel of the Adviser, supported by and with access to the investment professionals, analytical capabilities and support personnel of the Company.

7.	Limitations on the Retention of the Adviser

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements as set forth herein. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

8.	Responsibility of Dual Directors, Officers and/or Employees

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

9.	Limitation of Liability of the Adviser; Indemnification

The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

10.	Effectiveness, Duration and Termination of Agreement

(a)   This Agreement shall become effective on the Effective Date. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days’ written notice, by the vote of a majority of the outstanding voting shares of the Company or by the vote of the Company’s directors or by the Adviser. “Majority of the outstanding shares” means the lesser of (1) 67% or more of the outstanding shares of the Company’s common stock present at a meeting, if the holders of more than 50% of the outstanding shares of the Company’s common stock are present or represented by proxy or (2) a majority of outstanding shares of the Company’s common stock. The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration, and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b)   This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)   This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

11.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.	Amendments

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

13.	Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

[KCAP FINANCIAL, INC.]

By:
Name:
Title:

SIERRA CREST INVESTMENT MANAGEMENT LLC

By:
Name:
Title:

Signature Page to Investment Advisory Agreement

ANNEX A

EXAMPLES OF INCENTIVE FEE CALCULATION

Example 1: Income Related Portion of Incentive Fee(1):

Alternative 1 - Assumptions
Investment income (including interest, dividends, fees, etc.) = 2.00%.
Quarterly preferred return (2) = 1.75%.
Management fee(6) = 0.375%.
Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.
Pre-incentive fee net investment income =
            (investment income – (management fee + other expenses)) = 1.38%.
Pre-incentive net investment income does not exceed Quarterly Preferred Return, therefore there is no incentive fee.

Alternative 2 - Assumptions
Investment income (including interest, dividends, fees, etc.) = 2.50%.
Quarterly preferred return (2) = 1.75%.
Management fee(6) = 0.375%.
Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.
Pre-incentive fee net investment income =
            (investment income – (management fee + other expenses)) = 1.875%
Incentive fee = 17.5% × pre-incentive fee net investment income, subject to the “catch-up”(7)
Catch-up = 1.875% -1.75% =0.125%
            Incentive fee = 100% x (1.875%-1.75%) = 0.125%.

Alternative 3 - Assumptions
Investment income (including interest, dividends, fees, etc.) = 3.00%.
Quarterly preferred return (2) = 1.75%.
Upper Level Breakpoint =2.121%
Management fee(6) = 0.375%.
Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.
Pre-incentive fee net investment income =
            (investment income – (management fee + other expenses)) = 2.38%.
Incentive fee = 17.5% × pre-incentive fee net investment income, subject to “catch-up”(7)
Incentive fee = 100% × “catch-up” + (17.5% × (pre-incentive fee net investment income – 1.818%)).
Catch-up = 2.121% – 1.75% = 0.371%
Incentive fee = (100% × 0.371%) + (17.5% × (2.38% – 2.121%))
               = 0.371% + (17.5% × 0.254%)
               = 0.371% + 0.044%
               = 0.416%

Notes:

1.	The hypothetical amount of pre-incentive fee net investment income shown is expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter.
2.	Represents 7.00% annualized hurdle rate.
4.	Hypothetical other expenses. Excludes organizational and offering expenses.
6.	Represents 1.50% annualized management fee.
7.	The “catch-up” provision is intended to provide the Investment Adviser with an incentive fee of approximately 17.5% on all of the Company’s pre-incentive fee net investment income as if a quarterly preferred return did not apply when the Company’s net investment income exceeds 2.121 % in any calendar quarter. The “catch-up” portion of the Company’s pre-incentive fee net investment income is the portion that exceeds the 1.75% quarterly preferred return but is less than or equal to 2.121 % in any quarter.

Signature Page to Investment Advisory Agreement

Example 2: Capital Gains Portion of Incentive Fee:

Year 1: The Company makes an investment in Company A (“Investment A”), an investment in Company B (“Investment B”), an investment in Company C (“Investment C”), an investment in Company D (“Investment D”) and an investment in Company E (“Investment E”). On the last day of the first calendar quarter the fair market value (“FMV”) of each of Investment A, Investment B, Investment C, Investment D and Investment E is $10 million. For purposes of calculating the Capital Gains Incentive Fee, the cost basis of each of Investment A, Investment B, Investment C, Investment D and Investment E is considered to be its FMV as of the last day of the first calendar quarter; provided, however, that in no event will the Capital Gains Incentive Fee payable pursuant hereto be in excess of the amount permitted by the Investment Advisers Act of 1940, as amended, including Section 205 thereof.

Year 2: Investment A sold for $20 million, fair market value (“FMV”) of Investment B determined to be $8 million, FMV of Investment C determined to be $12 million, and FMV of Investments D and E each determined to be $10 million.

Year 3: FMV of Investment of B determined to be $8 million, FMV of Investment C determined to be $14 million, FMV of Investment D determined to be $14 million and FMV of Investment E determined to be $16 million.

Year 4: $10 million investment made in Company F (“Investment F”), Investment D sold for $12 million, FMV of Investment B determined to be $10 million, FMV of Investment C determined to be $16 million and FMV of Investment E determined to be $14 million.

Year 5: Investment C sold for $20 million, FMV of Investment B determined to be $14 million, FMV of Investment E determined to be $10 million and FMV of Investment F determined to $12 million.

Year 6: Investment B sold for $16 million, FMV of Investment E determined to be $8 million and FMV of Investment F determined to be $15 million.

Year 7: Investment E sold for $8 million and FMV of Investment F determined to be $17 million.

Year 8: Investment F sold for $18 million.

These assumptions are summarized in the following chart:

	Investment A	Investment B	Investment C	Investment D	Investment E	Investment F	Cumulative Unrealized Capital Depreciation	Cumulative Realized Capital Losses	Cumulative Realized Capital Gains
Year 1	$10 million (FMV/cost basis)	$10 million (FMV/cost basis)	$10 million (FMV/cost basis)	$10 million (FMV/cost basis)	$10 million (FMV/cost basis)	—	—	—	—
Year 2	$20 million (sale price)	$8 million FMV	$12 million FMV	$10 million FMV	$10 million FMV	—	$2 million	—	$10 million
Year 3	—	$8 million FMV	$14 million FMV	$14 million FMV	$16 million FMV	—	$2 million	—	$10 million
Year 4	—	$10 million FMV	$16 million FMV	$12 million (sale price)	$14 million FMV	$10 million (cost basis)	—	—	$12 million
Year 5	—	$14 million FMV	$20 million (sale price)	—	$10 million FMV	$12 million FMV	—	—	$22 million
Year 6	—	$16 million (sale price)	—	—	$8 million FMV	$15 million FMV	$2 million	—	$28 million
Year 7	—	—	—	—	$8 million (sale price)	$17 million FMV	—	$2 million	$28 million
Year 8	—	—	—	—	—	$18 million (sale price)	—	$2 million	$36 million

The capital gains portion of the Incentive Fee would be:

Year 1: None

Year 2: Capital Gains Incentive Fee = 17.5% multiplied by ($10 million realized capital gains on sale of Investment A less $2 million cumulative capital depreciation) = $1.4 million

Signature Page to Investment Advisory Agreement

Year 3: Capital Gains Incentive Fee = 17.5% multiplied by ($10 million cumulative realized capital gains less $2 million cumulative capital depreciation)) less $1.4 million cumulative Capital Gains Incentive Fee previously paid = $1.4 million less $1.4 million = $0.00

Year 4: Capital Gains Incentive Fee = (17.5% multiplied by ($12 million cumulative realized capital gains)) less $1.4 million cumulative Capital Incentive Gains Fee previously paid = $2.1 million less $1.4 million = $0.7 million

Year 5: Capital Gains Incentive Fee = (17.5% multiplied by ($22 million cumulative realized capital gains)) less $2.1 million cumulative Capital Gains Incentive Fee previously paid = $3.85 million less $2.1 million = $1.75 million

Year 6: Capital Gains Incentive Fee = (17.5% multiplied by ($28 million cumulative realized capital gains less $2 million cumulative capital depreciation)) less $3.85 million cumulative Capital Gains Incentive Fee previously paid = $4.55 million less 3.85 million = $0.70 million

Year 7: Capital Gains Incentive Fee = (17.5% multiplied by ($28 million cumulative realized capital gains less $2 million cumulative realized capital losses)) less $4.55 million cumulative Capital Gains Incentive Fee previously paid = $4.55 million less $4.5 million = $0.00

Year 8: Capital Gains Incentive Fee = (17.5% multiplied by ($36 million cumulative realized capital gains less $2 million cumulative realized capital losses)) less $4.55 million cumulative Capital Gains Incentive Fee previously paid = $5.95 million less $4.55 million = $1.4 million

Signature Page to Investment Advisory Agreement

Appendix B

ADMINISTRATION AGREEMENT

BETWEEN

[KCAP FINANCIAL, INC.]

AND

BC PARTNERS MANAGEMENT LLC

This Agreement (“Agreement”) is made as of the day of , 2019 by and between [KCAP Financial, Inc.]1, a Delaware corporation (the “Company”), and BC Partners Management LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Company is a non-diversified, closed-end management investment fund that is regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Company on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Administrator hereby agree as follows:

1.	Duties of the Administrator

(a)   Employment of Administrator. The Company hereby retains the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Company (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(b)   Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities, equipment, clerical, bookkeeping and recordkeeping services and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. The Administrator shall be responsible for the financial and other records that the Company is required to maintain under the Investment

1 NTD: Upon the externalization closing, KCAP’s name will be changed to [_________]. We anticipate that the Administration Agreement will be executed after this name change is effective.

Company Act or otherwise and shall prepare, print and disseminate reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”). The Administrator will provide on the Company’s behalf significant managerial assistance to those portfolio companies that request such assistance. In addition, the Administrator will assist the Company in determining and publishing (as necessary or appropriate) the Company’s net asset value and net asset value per share, overseeing the preparation and filing of the Company’s tax returns, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others. For the avoidance of any doubt, the parties agree that the Administrator is authorized to enter into sub-administration agreements as the Administrator determines necessary in order to carry out the services set forth in this paragraph, subject to the prior approval of the Company.

2.	Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality

The parties hereto agree that each shall treat all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.	Compensation; Allocation of Costs and Expenses

In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities (including rent, office equipment and utilities) for the Company’s use hereunder, it being understood and agreed that, except as otherwise provided herein or in that certain Investment Advisory Agreement, by and between the Company and Sierra Crest Investment Management LLC (the “Adviser”), as amended from time to time (the “Advisory Agreement”), the Administrator shall be solely responsible for the compensation of its employees and all overhead expenses of the Administrator (including rent, office equipment and utilities) that do not relate to the services provided to the Company hereunder. For the avoidance of doubt, the parties agree that the Company will bear all expenses associated with contractual obligations of the Company existing prior to the effective date of this Agreement, including those that may become unnecessary or redundant but cannot be terminated.

The Company will bear all expenses of its operations and transactions, including (without limitation except as noted) those relating to: the cost of its organization and any offerings; the cost of calculating its net asset value, including the cost of any third-party valuation services; the cost of effecting any sales and repurchases of the Common Stock and other securities; fees and expenses payable under any dealer manager or placement agent agreements, if any; debt service and other costs of borrowings or other financing arrangements; costs of hedging; expenses, including travel expense, incurred by the Adviser, or members of the Investment Team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing the

Company’s rights; transfer agent and custodial fees; fees and expenses associated with marketing efforts; federal and state registration fees, any stock exchange listing fees and fees payable to rating agencies; federal, state and local taxes; independent directors’ fees and expenses including certain travel expenses; costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation of the foregoing; the costs of any reports, proxy statements or other notices to stockholders (including printing and mailing costs), the costs of any stockholder or director meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters; commissions and other compensation payable to brokers or dealers; research and market data; fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone and staff; fees and expenses associated with independent audits, outside legal and consulting costs; costs of winding up; costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes; extraordinary expenses (such as litigation or indemnification); and costs associated with reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws. Notwithstanding anything to the contrary contained herein, the Company shall reimburse the Administrator (or its affiliates) for an allocable portion of the compensation paid by the Administrator (or its affiliates) to the Company’s Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company).

5.	Limitation of Liability of the Administrator; Indemnification

The Administrator (and its members, managers, officers, employees, agents, controlling persons and any other person or entity affiliated with it) shall not be liable to the Company for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company and the Company shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company. Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

6.	Activities of the Administrator

The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.	Duration and Termination of this Agreement

(a)   This Agreement shall become effective as of the first date above written. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration and Section 5 shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable. This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by:

(i)   the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company; and

(ii)   the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b)   The Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Board or by the Administrator.

(c)   This Agreement may not be assigned by a party without the consent of the other party; provided, however, that the rights and obligations of the Company under this Agreement shall not be deemed to be assigned to a newly-formed entity in the event of the merger of the Company into, or conveyance of all of the assets of the Company to, such newly-formed entity; provided, further, however, that the sole purpose of that merger or conveyance is to effect a mere change in the Company’s legal form into another limited liability entity. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

8.	Amendments of this Agreement

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

10.	Entire Agreement

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

[KCAP FINANCIAL, INC.]

By:
Name:
Title:

BC PARTNERS MANAGEMENT LLC

By:
Name:
Title:

Signature Page to Administration Agreement

Appendix C

       [ ], 2019

LETTER AGREEMENT

[KCAP Financial, Inc. (the “Company”)
295 Madison Avenue, 6th Floor
New York, New York 10017]

Re: Agreement Regarding Incentive Fees

This Letter Agreement documents an undertaking by Sierra Crest Investment Management LLC (the “Adviser”) regarding the Incentive Fees (as defined below) to be paid by the Company pursuant to the Investment Advisory Agreement between the Company and the Adviser dated [______________], 2019 (the “Advisory Agreement”).

For the purposes of this Letter Agreement, “Incentive Fees” shall mean both the Income Incentive Fee and the Capital Gains Incentive Fee payable under the Advisory Agreement, as those terms are defined in the Advisory Agreement.

For a period of one (1) year from the first day of the first quarter following the quarter in which the Advisory Agreement becomes effective (the “Transition Period”), the Adviser hereby undertakes to permanently forego payment of Incentive Fees to be paid by the Company pursuant to the Advisory Agreement in an amount that is sufficient such that the Aggregate Net Investment Income Per Common Share (as defined below) of the Company for such one-year period is at least equal to $0.40 per share. The amount of the foregone Incentive Fees shall not exceed the aggregate amount of the Incentive Fees that would have been paid by the Company pursuant to the Advisory Agreement during the Transition Period and shall in no event be construed as an obligation of the Adviser to reimburse the Company either from any portion of the Management Fees, as such term is defined in the Advisory Agreement, or the Adviser’s own resources. The Incentive Fees payable under the Advisory Agreement will accrue as specified in the Advisory Agreement during the Transition Period, but the Company shall only pay to the Adviser the aggregate of such Incentive Fees in the quarter immediately following the Transition Period, net of an amount required to be foregone by the Adviser pursuant to this Letter Agreement.

For purposes of this Letter Agreement, “Aggregate Net Investment Income Per Common Share” shall mean:

•	(i) the net investment income derived from the Company’s investments during the Transition Period, plus
•	(ii) with respect to any investment made prior to the effective date of the Advisory Agreement that is deemed to be a non-performing asset, in whole or in part, such that its accrual status is adversely changed after September 30, 2018 (including those assets placed on partial non-accrual status and those assets downgraded from partial non-accrual status to further partial or full non-accrual status), the net investment income derived from such investment during the last quarter prior to which such investment’s accrual status was changed multiplied by the number of quarters during the Transition Period that such investment was accruing at the reduced accrual status, and then divided by
•	(iii) the number of outstanding shares of the Company as of December 13, 2018.

To the extent the Transition Period includes any partial fiscal quarters for the Company, the Aggregate Net Investment Income Per Common Share and the amount of Incentive Fees required to be foregone under this Letter agreement for each such quarter shall be appropriately prorated.

For the avoidance of doubt, certain calculations under this Letter Agreement may not be finalized until after this Letter Agreement terminates. This Letter Agreement shall terminate upon the earlier of (i) the final calculation and determination is made regarding the amount of Incentive Fees to be foregone under this Letter Agreement after the expiration of the Transition Period or (ii) termination of the Advisory Agreement. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

Sincerely,

Sierra Crest Investment Management LLC
By:

Name:
Title:

ACKNOWLEDGED AND ACCEPTED

[KCAP Financial, Inc.]
By:
Name:
Title:

Appendix D

STOCK PURCHASE AND TRANSACTION AGREEMENT

by and between

KCAP FINANCIAL, INC.

and

BC PARTNERS ADVISORS L.P.

DATED AS OF DECEMBER 14, 2018

D-i

D-ii

Exhibits

Exhibit A	Form of Investment Advisory Agreement
Exhibit B	Form of Administration Agreement

D-iii

STOCK PURCHASE AND TRANSACTION AGREEMENT

STOCK PURCHASE AND TRANSACTION AGREEMENT, dated as of December 14, 2018 (this “Agreement”), by and between KCAP Financial, Inc., a Delaware corporation (“KCAP”), and BC Partners Advisors L.P., a Delaware limited partnership (“BCP”). Each of KCAP and BCP may, from time to time, be referred to individually herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I.

RECITALS:

WHEREAS, KCAP is an internally managed business development company subject to regulation under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, it is contemplated that, following the date hereof but prior to the Closing, BCP will form or caused to be formed a new entity (the “Investment Adviser”) that will be registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940 (the “Investment Advisers Act”);

WHEREAS, prior to the date hereof, (i) KCAP and BCP Great Lakes Fund LP, a Cayman Islands exempted limited partnership (“Great Lakes”) managed by BCP Great Lakes GP LP (“Great Lakes GP”), entered into a subscription agreement pursuant to which KCAP has agreed to make aggregate capital contributions to Great Lakes of $25,000,000, and (ii) KCAP and Great Lakes GP entered into a letter agreement, pursuant to which KCAP and Great Lakes GP have agreed to certain terms regarding the timing and waiver of the management fee payable by KCAP in respect of its investment in Great Lakes;

WHEREAS, prior to the date hereof, KCAP and BCP entered into a letter agreement (the “Asset Purchase Letter Agreement”) pursuant to which each of KCAP and BCP will use its commercially reasonable efforts to effect the sale by BCP (or its Affiliates or advisory clients thereof), in one or more transactions, of certain assets held by BCP (or its Affiliates or advisory clients thereof) that, taken together, have an aggregate principal amount of approximately $75,000,000 less the aggregate amount of capital contributions made by KCAP to Great Lakes;

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “LibreMax Merger Agreement”) dated as of November 8, 2018 by and among KCAP, Commodore Holdings, L.L.C., a Delaware limited liability company, Katonah Debt Advisors, L.L.C., a Delaware limited liability company (“Katonah”), Trimaran Advisors, L.L.C., a Delaware limited liability company (“Trimaran”), Trimaran Advisors Management, L.L.C., a Delaware limited liability (together with Katonah and Trimaran, the “Asset Management Subsidiaries”), LibreMax Intermediate Holdings, LP, a Delaware limited partnership (“LibreMax”), LM Rubicon Merger Sub 1, LLC, a Delaware limited liability company, LM Rubicon Merger Sub 2, LLC, a Delaware limited liability company, and LM Rubicon Merger Sub 3, LLC, a Delaware limited liability company, LibreMax will acquire the Asset Management Subsidiaries on the terms, and subject to the conditions, set forth therein (the “LibreMax Transaction”);

WHEREAS, the Parties desire to enter into a series of transactions pursuant to which, among other things, (a) at the Closing, (i) KCAP and the Investment Adviser will enter into an investment advisory agreement in the form attached hereto as Exhibit A (the “Investment Advisory Agreement”), pursuant to which the Investment Adviser will become the investment adviser to KCAP, (ii) KCAP and BC Partners Management LLC, an Affiliate of BCP (the “Administrator”), will enter into an administration agreement in the form attached hereto as Exhibit B (the “Administration Agreement” and, together with the Investment Advisory Agreement, the “Management Agreements”), pursuant to which the Administrator will become administrator to KCAP and (iii) BCP will cause to be paid to the holders of record of KCAP Eligible Shares the Stockholder Payments; and (b) from time to time following the Closing, BCP or an Affiliate thereof will acquire directly from KCAP shares of common stock, par value $0.01 per share, of KCAP (“KCAP Common Stock”) in private placement transactions exempt from registration under Section 4(a)(2) of the Securities Act, in each case on the terms and subject to the conditions set forth herein (the foregoing (a) and (b), together with the other transactions contemplated by this Agreement, the “Contemplated Transactions”);

WHEREAS, the board of directors of KCAP (the “KCAP Board”), at a meeting duly called and held at which all members (including the independent members) thereof were present, has duly and unanimously adopted resolutions (a) determining that this Agreement, the Management Agreements and the Contemplated Transactions are advisable, fair to and in the best interests of KCAP and the holders of KCAP Common Stock (the “KCAP

Stockholders”); (b) directing that the Investment Advisory Agreement be submitted to the KCAP Stockholders for approval at a special meeting of KCAP Stockholders to be duly called and held therefor (the “KCAP Stockholder Meeting”); (c) recommending that the KCAP Stockholders so approve the Investment Advisory Agreement, in accordance with Section 15 of the Investment Company Act, at the KCAP Stockholder Meeting (such recommendation, the “KCAP Board Recommendation”); and (d) setting a preliminary record date in connection with the KCAP Stockholder Meeting;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the members of the KCAP Board is entering into a voting and support agreement with BCP; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Contemplated Transactions and to prescribe certain conditions to the Contemplated Transactions.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINED TERMS

1.1   Defined Terms.   For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.8(d).

“Administration Agreement” has the meaning set forth in the Recitals to this Agreement.

“Administrator” has the meaning set forth in the Recitals to this Agreement.

“Adverse Recommendation Change” has the meaning set forth in Section 7.3(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Affiliate Transaction” has the meaning set forth in Section 4.21.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.8(c)(iv).

“Amended and Restated KCAP Certificate” has the meaning set forth in Section 2.4(a).

“Asset Management Subsidiaries” has the meaning set forth in the Recitals to this Agreement.

“Asset Purchase Letter Agreement” has the meaning set forth in the Recitals to this Agreement.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“BCP” has the meaning set forth in the preamble to this Agreement.

“BCP Disclosure Schedule” means that certain disclosure schedule of BCP attached hereto.

“BCP Expenses” means an amount equal to BCP’s documented out-of-pocket costs and expenses (including legal, investment banking, accounting, tax, regulatory, operations, advisory, management, human resources (including pension), consulting, insurance, audit, search, asset appraisal, title, surveys, financing, filing, compensation, travel and other similar fees, costs and expenses) and incurred or accrued by or on behalf of BCP or its Affiliates or its or their Representatives and paid or payable to a third party in connection with this Agreement and the Contemplated Transactions including BCP’s or its Affiliates’ or its or their Representatives’ due diligence investigation of KCAP and its Subsidiaries and the preparation, negotiation, execution and delivery of definitive agreements in connection with the Contemplated Transactions, but in all cases excluding internally allocated costs and expenses and subject to a maximum of (i) $350,000 in the aggregate if this Agreement is terminated pursuant to Section 9.1(d) and (ii) $750,000 in the aggregate if this Agreement is terminated pursuant to Section 9.1(g) or Section 9.1(h).

“BCP Fundamental Reps” has the meaning set forth in Section 8.3(a)(i).

“BCP Material Adverse Effect” means any occurrence, change, event, effect or development that, individually or in the aggregate, (a) has or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets, liabilities or business of the credit business of BCP and its Subsidiaries, taken as a whole (the “BCP Credit Business”) (provided, however, that, with respect to this subsection (a) only, the determination of whether a “BCP Material Adverse Effect” exists or has occurred shall not include effects to the extent attributable to (i) changes, after the date hereof, in GAAP, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which the BCP Credit Business operates, (iii) actions or omissions taken with the prior express written consent of KCAP, (iv) changes, after the date hereof, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which the BCP Credit Business operates, (v) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events or (vi) the public disclosure of this Agreement or the Contemplated Transactions, except, with respect to clauses (i), (ii), (iv) and (v), to the extent that such effects disproportionately impact the financial condition, results of operations, assets, liabilities or business of the BCP Credit Business, as compared to other credit businesses in the industry in which the BCP Credit Business operates); or (b) materially impairs the ability of BCP to consummate, or prevents or materially delays, any of the Contemplated Transactions or would reasonably be expected to do so.

“BCP Regulatory Agreement” has the meaning set forth in Section 5.4.

“BCP Regulatory Approvals” has the meaning set forth in Section 5.3(a).

“BCP Related Parties” has the meaning set forth in Section 10.12(d)(i).

“BDC” has the meaning set forth in Section 2(a)(48) of the Investment Company Act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Cancellation Acknowledgment Agreement” has the meaning set forth in Section 2.5(a).

“Claim” means any claim, action, litigation, suit, inquiry, proceeding, enforcement proceeding, audit or investigation by or before any Governmental Entity, or any similar legal, administrative, arbitral or other proceeding or mediation, whether civil, criminal or administrative.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment” means an amount equal to $25,000,000.

“COBRA” has the meaning set forth in Section 7.12(a).

“COBRA Plans” has the meaning set forth in Section 7.12(a).

“Code” means the United States Internal Revenue Code of 1986.

“Competing Proposal” means any inquiry, proposal, offer, indication, interest, request, discussions, negotiations or other form of communication, whether oral or written, formal or informal, public or non-public or otherwise (any “Proposal”), to effect, or which could reasonably be expected to lead to or result in a Proposal to effect, any of the following:

(a)   a purchase or other acquisition, directly or indirectly, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, or otherwise, of (i) 10% or more of any class of capital stock, other equity securities or voting power of KCAP or any resulting parent company of KCAP, or (ii) assets or businesses of KCAP or its Subsidiaries that generate 10% or more of the net revenues or net income (for the 12-month period ending on the last day of KCAP’s most recently completed fiscal quarter) or that represent 10% or more of the total assets (based on fair market value) of KCAP and its Subsidiaries, taken as a whole, immediately prior to such purchase or other acquisition;

(b)   any other direct or indirect transaction or series of transactions that would result in KCAP converting from an internally managed BDC to an externally managed BDC; or

(c)   any voluntary or involuntary liquidation, bankruptcy, dissolution or winding up of KCAP, in each case, other than the LibreMax Transaction (in the form contemplated by the LibreMax Merger Agreement as in effect on the date hereof) and the Contemplated Transactions.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(c).

“Contemplated Transactions” has the meaning set forth in the Recitals to this Agreement.

“Continuing Company Employees” has the meaning set forth in Section 7.4(a).

“Contract” has the meaning set forth in Section 4.3(c).

“Delaware Courts” has the meaning set forth in Section 10.6.

“Designated Directors” has the meaning set forth in Section 2.4(b)(ii).

“DGCL” has the meaning set forth in Section 4.15.

“Employment Agreements” has the meaning set forth in Section 4.11(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 4.11(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fraud” means, solely with respect to the representations and warranties contained in Article IV or V, as applicable, or in any certificate delivered pursuant to this Agreement, intentional or willful misrepresentation of material facts included in such representations or warranties which constitute common law fraud under applicable Law.

“GAAP” means United States generally accepted accounting principles consistently applied during the periods involved.

“Governmental Entity” means any federal, state, local or foreign government or subdivision thereof, or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, or any SRO.

“Health Insurance Reimbursement” has the meaning set forth in Section 7.12(a).

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

“Intellectual Property” means all intellectual property and proprietary rights, including patents, copyrights, trade secrets, algorithms, methods, processes, inventions, know-how and trademarks, service marks, trade, corporate or d/b/a names, domain names and social or mobile media identifiers and other source indicators and all goodwill symbolized thereby.

“Investment Adviser” has the meaning set forth in the Recitals to this Agreement.

“Investment Advisers Act” has the meaning set forth in the Recitals to this Agreement.

“Investment Advisory Agreement” has the meaning set forth in the Recitals to this Agreement.

“Investment Assets” means KCAP’s debt and equity investments in Portfolio Companies.

“Investment Company Act” has the meaning set forth in the Recitals to this Agreement.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means hardware, software, code, systems, networks, websites, databases, applications and other information technology assets and equipment and the data stored therein or processed thereby.

“Katonah” has the meaning set forth in the Recitals to this Agreement.

“KCAP” has the meaning set forth in the preamble to this Agreement.

“KCAP Benefit Plans” has the meaning set forth in Section 4.11(a).

“KCAP Board” has the meaning set forth in the Recitals to this Agreement.

“KCAP Board Recommendation” has the meaning set forth in the Recitals to this Agreement.

“KCAP Bylaws” means the bylaws of KCAP, as of the date hereof.

“KCAP Certificate” means the certificate of incorporation of KCAP, as of the date hereof.

“KCAP Common Stock” has the meaning set forth in the Recitals to this Agreement.

“KCAP Debt Documents” means, collectively, (i) the KCAP JV Financing Documents, (ii) the KCAP Revolving Credit Facility, and (iii) the KCAP Retail Notes Documents.

“KCAP Disclosure Schedule” means that certain disclosure schedule of KCAP attached hereto.

“KCAP Eligible Share” has the meaning set forth in Section 2.2(a).

“KCAP Employees” has the meaning set forth in Section 4.11(a).

“KCAP JV Financing Documents” means the Indenture, dated as of October 24, 2017, by and between KCAP F3C Senior Funding, LLC and U.S. Bank National Association.

“KCAP Material Adverse Effect” means any occurrence, change, event, effect or development that, individually or in the aggregate, (a) has or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets, liabilities, or business of KCAP and its Subsidiaries, taken as a whole (provided, however, that, with respect to this subsection (a) only, the determination of whether a “KCAP Material Adverse Effect” exists or has occurred shall not include effects to the extent attributable to (i) changes, after the date hereof, in GAAP, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which KCAP and its Subsidiaries operate, (iii) actions or omissions taken with the prior express written consent of BCP, (iv) changes, after the date hereof, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which KCAP and its Subsidiaries operate, (v) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, (vi) the public disclosure of this Agreement or the Contemplated Transactions, or (vii) the sale of the Asset Management Subsidiaries on the terms set forth in the LibreMax Merger Agreement as in effect on the date hereof, except, with respect to clauses (i), (ii), (iv) and (v), to the extent that such effects disproportionately impact the financial condition, results of operations, assets, liabilities or business of KCAP and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which KCAP and its Subsidiaries operate); or (b) materially impairs the ability of KCAP to consummate, or prevents or materially delays, any of the Contemplated Transactions or would reasonably be expected to do so.

“KCAP Material Contracts” has the meaning set forth in Section 4.13(a).

“KCAP Regulatory Agreement” has the meaning set forth in Section 4.5(e).

“KCAP Regulatory Approvals” has the meaning set forth in Section 4.5(d).

“KCAP Related Parties” has the meaning set forth in Section 10.12(d)(ii).

“KCAP Restricted Shares” means the shares of KCAP Common Stock awarded under the KCAP Stock Plan that are outstanding and have not previously been forfeited.

“KCAP Retail Notes Documents” means, collectively, (i) the Base Indenture dated as of October 10, 2012 between KCAP and U.S. Bank National Association relating to the 7.375% Senior Notes Due 2019; and (ii) the Second Supplemental Indenture dated as of August 14, 2017, between KCAP and U.S. Bank National Association relating to the 6.125% Senior Notes Due 2022.

“KCAP Revolving Credit Facility” means the revolving credit facility evidenced by that certain Loan and Security Agreement, dated as of March 1, 2018, by and among KCAP Funding I, LLC, KCAP, the financial institutions party thereto from time to time as lenders and State Bank and Trust Company, as amended by that certain First Amendment to Loan Security Agreement, dated as of June 4, 2018, by and among the above-named parties.

“KCAP SEC Reports” has the meaning set forth in Section 4.5(a).

“KCAP Severance Benefits” has the meaning set forth in Section 7.4(a).

“KCAP Stock Option” has the meaning set forth in Section 2.5(a).

“KCAP Stock Plan” means the KCAP Financial, Inc. 2017 Equity Incentive Plan (as Amended and Restated Effective May 4, 2017).

“KCAP Stockholder Approval” has the meaning set forth in Section 4.3(a).

“KCAP Stockholder Meeting” has the meaning set forth in Section 4.3(a).

“KCAP Stockholders” has the meaning set forth in the Recitals to this Agreement.

“KCAP Voting Debt” means bonds, debentures, notes or other indebtedness of KCAP having the right to vote on any matters on which shareholders of KCAP may vote.

“Law” means any federal, state, local, municipal, or foreign law, constitution, treaty, statute, code, ordinance, rule, administrative interpretation, regulation, directive (including those of any SRO), approval, judgment, order, writ, decree or injunction, in each case of any Governmental Entity.

“LibreMax” has the meaning set forth in the Recitals to this Agreement.

“LibreMax Merger Agreement” has the meaning set forth in the Recitals to this Agreement.

“LibreMax Transaction” has the meaning set forth in the Recitals to this Agreement.

“Liens” means, collectively, pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any attribute of ownership).

“Management Agreements” has the meaning set forth in the Recitals to this Agreement.

“NASDAQ” means the Nasdaq National Market System.

“No MAE Rep” has the meaning set forth in Section 8.2(a)(i).

“Non-Continuing Company Employee” has the meaning set forth in Section 7.4(a).

“Notice of Adverse Recommendation” has the meaning set forth in Section 7.8(f).

“Notice of Superior Proposal” has the meaning set forth in Section 7.8(f).

“Option Cancellation Payment” has the meaning set forth in Section 2.5(a).

“Organizational Documents” means, with respect to a Person other than a natural person, (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the certificate of formation and operating agreement of a limited liability company, (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; (vi) any stockholder or similar agreement among holders of securities of an issuer, and (vii) any amendment to any of the foregoing.

“Outgoing KCAP Person” has the meaning set forth in Section 2.4(b)(ii).

“Outside Date” has the meaning set forth in Section 9.1(c).

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Payment Agent” has the meaning set forth in Section 2.2(b).

“Payment Fund” has the meaning set forth in Section 2.2(b).

“Permit” means any license, permit, variance, exemption, franchise, consent, approval, authorization, qualification, or order of any Governmental Entity.

“Permitted Liens” means (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens arising under the KCAP Loan Documents, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice and (iv) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of KCAP and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, joint venture, estate, trust, sole proprietorship, unincorporated organization, other entity, organization, group (as defined in Section 13(d) of the Exchange Act), or any other business entity or any Governmental Entity, including a government or political subdivision or an agency or instrumentality thereof.

“Portfolio Company” means any entity in which KCAP or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment that is or would be reflected in the Schedule of Investments included in KCAP’s quarterly or annual reports.

“Proxy Statement” has the meaning set forth in Section 4.18.

“Representatives” means, with respect to any Person, the employees, officers, directors, principals, bankers (including investment bankers), financial advisors, attorneys, accountants, auditors or other advisors, agents or representatives of such Person.

“Related Party” has the meaning set forth in Section 4.20.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” has the meaning set forth in the Recitals to this Agreement.

“Securities Act” means the Securities Act of 1933.

“SRO” has the meaning set forth in Section 4.4(a).

“Stock Purchase” has the meaning set forth in Section 2.3(a).

“Stockholder Payment” has the meaning set forth in Section 2.2(a).

“Subsidiary”, when used with respect to a Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is required to be consolidated with such Person for financial reporting purposes under GAAP.

“Superior Proposal” means any unsolicited, bona fide, written and binding Competing Proposal of a type contemplated by clause (a) of the definition thereof (regardless of whether such Competing Proposal would also result in the occurrence of a transaction under clause (b) of the definition thereof) that is fully financed or has fully committed financing, that provides for payment by the Person making such Competing Proposal of substantially all-cash consideration to the KCAP Stockholders, and that the KCAP Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and the Person making such Competing Proposal, (i) is more favorable to the KCAP Stockholders from a financial point of view than the Contemplated Transactions (including any adjustment to the terms and conditions proposed by BCP in response to such Competing Proposal), and (ii) is reasonably likely to be completed on the terms proposed on a timely basis; provided, that for purposes of this definition of “Superior Proposal”, references in the term “Competing Proposal” to “10%” shall be deemed to be references to “70%”.

“Takeover Statutes” has the meaning set forth in Section 4.17.

“Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes of another Person described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor by contract or otherwise.

“Tax Return” means, with respect to a Person, a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Person or any of its Subsidiaries.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Taxes.

“Trimaran” has the meaning set forth in the Recitals to this Agreement.

“Welfare Plan” has the meaning set forth in Section 4.11(f).

ARTICLE II
TRANSACTIONS

2.1   Management Agreements.   At the Closing, (i) KCAP shall, and BCP shall cause the Investment Adviser to, enter into the Investment Advisory Agreement and (ii) KCAP shall, and BCP shall cause the Administrator to, enter into the Administration Agreement.

2.2   Stockholder Payments.

(a)   In consideration of the consummation of the Contemplated Transactions, each share of KCAP Common Stock issued and outstanding as of immediately prior to the Closing (including each KCAP Restricted Share that becomes fully vested immediately prior to the Closing in accordance with Section 2.5(b)), other than any such shares that are (i) owned or held, directly or indirectly, by any Subsidiary of KCAP or by BCP or (ii) held in treasury by KCAP (each such share, after giving effect to the exclusions in clauses (i) and (ii), a “KCAP Eligible Share”), shall be entitled to receive, subject to and in accordance with Section 2.2(c), an amount in cash equal to (A) the Closing Payment divided by (B) the aggregate number of KCAP Eligible Shares (the “Stockholder Payment”).

(b)   Prior to the Closing, BCP shall appoint KCAP’s transfer agent to act as payment agent (the “Payment Agent”), pursuant to a payment agent agreement to be entered into between BCP and the Payment Agent prior to the Closing, to make the Stockholder Payments. At or prior to the Closing, BCP shall deposit, or cause to be deposited, with the Payment Agent the Closing Payment (such cash deposit, plus any interest or other income earned thereon, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.2.

(c)   Promptly following the Closing, BCP shall instruct the Payment Agent to promptly deliver to each holder of record of KCAP Eligible Shares the Stockholder Payment for each such KCAP Eligible Share held of record by such holder (subject to deduction for any required withholding Tax). The Payment Agent may condition such payment upon receipt of such information from such holder as is required by applicable Law or the Payment Agent’s internal processes. No interest will be paid or accrued for the benefit of holders of record of KCAP Eligible Shares on their respective Stockholder Payments.

(d)   Holders of record of KCAP Eligible Shares, in their capacities as such, shall have no rights under this Agreement other than the right to receive their respective Stockholder Payments pursuant to Section 2.2(c). No other holders of capital stock, other securities or voting power of KCAP, in their capacities as such, shall have any rights to receive any Stockholder Payments or other payments pursuant to this Section 2.2 or otherwise.

2.3   Reinvestment of Incentive Fees.   Following the Closing and until the second anniversary thereof, BCP shall cause the first $10,000,000 of incentive fees actually received in cash by the Investment Adviser from KCAP under the Investment Advisory Agreement (“Incentive Fees”) during such period to be used by the equity holders of the Investment Adviser (or Affiliates of such equity holders) to purchase shares of KCAP Common Stock from KCAP (such purchases, “Stock Purchases”). The purchase price per share for each Stock Purchase shall be the net asset value per share of KCAP Common Stock, as reported by KCAP in its then-most recent Form 10-K or Form 10-Q (as applicable), and the Stock Purchases shall (i) occur as soon as reasonably practicable following receipt of such incentive fees (i.e., during an open trading window and giving effect to any

“blackout” period on trading, and otherwise in compliance with applicable Law and KCAP policies) and (ii) otherwise be on terms and conditions (including with respect to registration rights) customary for transactions of their nature. The Stock Purchases shall be funded using solely cash actually received from KCAP as Incentive Fees, and in no event shall BCP or its Affiliates or any other equity holder (or any Affiliates thereof) of the Investment Adviser be required to fund Stock Purchases using cash from any other source.

2.4   Amendment of KCAP Organizational Documents; Directors and Officers.

(a)   Prior to the Closing, the KCAP Board shall adopt resolutions, in accordance with Section 242 of the General Corporation Law of the State of Delaware, to amend and restate the KCAP Certificate (as so amended and restated, the “Amended and Restated KCAP Certificate”) so that, effective upon the Closing, KCAP’s name is changed to a name to be designated in writing by BCP to KCAP during the Interim Period.

(b)   Prior to the Closing, the KCAP Board shall take all action necessary so that, effective upon the Closing:

(i)   the size of the KCAP Board is increased to eight members;

(ii)   each of the Persons set forth on Section 2.4(c)(ii) of the KCAP Disclosure Schedule (each, an “Outgoing KCAP Person”) resigns as a member of the KCAP Board or as an officer of KCAP, as applicable; and

(iii)   each of the Persons set forth on Section 2.4(c)(iii) of the KCAP Disclosure Schedule (each, a “Designated Director”) is appointed as a member of the KCAP Board, and is further designated as a member of the class of the KCAP Board set forth next to his name in such section of the KCAP Disclosure Schedule.

(c)   If, prior to the Closing, any Designated Director is unwilling or unable to serve as a member of the KCAP Board (whether due to death, disability or any other reason), then BCP may designate a replacement for any such Person by written notice to KCAP, and any such replacement Person shall be treated as a Designated Director for all purposes of this Agreement.

2.5   Treatment of Outstanding Options and Restricted Shares.

(a)   Immediately prior to the Closing, by virtue of the Closing and subject to the execution of an option cancellation agreement (the “Cancellation Acknowledgment Agreement”), in a form reasonably agreed to by BCP, by the applicable holder thereof, each option to purchase shares of KCAP Common Stock granted under the KCAP Stock Plan that is outstanding immediately prior to the Closing (each, a “KCAP Stock Option”) shall be cancelled in accordance with Section 2.5(a) of the KCAP Disclosure Schedule.

(b)   Immediately prior to the Closing, each KCAP Restricted Share outstanding and not previously forfeited under the KCAP Stock Plan shall become fully vested and all restrictions with respect to such KCAP Restricted Shares shall lapse. In the event that the relevant holder of the KCAP Restricted Shares has so requested (in accordance with the KCAP Stock Plan and relevant restricted share award agreement), KCAP shall, in accordance with the procedures adopted by KCAP, withhold a number of KCAP Restricted Shares having a fair market value (determined on the date such shares are withheld) equal to the aggregate amount required to be deducted and withheld under the Code and any applicable state or local Tax law with respect to the lapsing of restrictions on all KCAP Restricted Shares held by the relevant holder, and KCAP shall pay over to the appropriate taxing authorities a corresponding amount of cash in satisfaction of such Tax liabilities.

(c)   KCAP shall take all actions necessary to terminate the KCAP Stock Plan on the later of (i) immediately prior to the Closing and (ii) the date no KCAP Stock Option remains outstanding.

2.6   Payments; Withholding Rights.

(a)   Except as contemplated by Section 2.2(c) or Section 2.5(a), all payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account or accounts as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.

(b)   BCP, KCAP, the Payment Agent and any other Person making payments contemplated by this Agreement shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable such amounts as such Person determines it is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III
CLOSING; CLOSING DELIVERIES

3.1   Closing.   On the terms and subject to the conditions set forth in this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place (i) at the offices of Eversheds Sutherland (US) LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036, on the third Business Day after the satisfaction or (subject to applicable Law) waiver of all of the conditions set forth in Sections 8.1, 8.2 and 8.3 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions); or (ii) at such other place, date or time as the Parties may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2   Closing Deliveries.   At the Closing:

(a)   BCP shall deliver or cause to be delivered:

(i)   to KCAP, a counterpart to the Investment Advisory Agreement, duly executed by the Investment Adviser;

(ii)   to KCAP, a counterpart to the Administration Agreement, duly executed by the Administrator;

(iii)   to KCAP, the officer’s certificate required by Section 8.3(d); and

(iv)   to the Payment Agent, the Closing Payment.

(b)   KCAP shall:

(i)   deliver or cause to be delivered to BCP a counterpart to the Investment Advisory Agreement, duly executed by the KCAP;

(ii)   deliver or cause to be delivered to BCP a counterpart to the Administration Agreement, duly executed by KCAP;

(iii)   deliver or cause to be delivered to BCP a copy of a resignation letter duly executed by each Outgoing KCAP Person;

(iv)   deliver to BCP the officer’s certificate required by Section 8.2(e);

(v)   deliver or cause to be delivered to BCP an executed and effective Option Cancellation Agreement with each Person set forth on Section 2.5(a) of the KCAP Disclosure Schedule; and

(vi)   file or cause to be filed with the Office of the Secretary of State of the State of Delaware the Amended and Restated KCAP Certificate.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF KCAP

Except as disclosed in (i) the KCAP SEC Reports (as defined in Section 4.5(c) below) filed at least two Business Days prior to the date of this Agreement (other than any disclosures set forth in any risk factor section or in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature); provided, that any matter disclosed in the KCAP SEC Reports shall not be deemed disclosed for purposes of the representations and warranties set forth in Section 4.1(a), Section 4.3(a), Section 4.3(b)(i) and Section 4.7 (collectively, the “KCAP Fundamental Reps”); or (ii) the KCAP Disclosure Schedule, KCAP hereby represents and warrants to BCP as follows:

4.1   Corporate Organization.

(a)   KCAP is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. KCAP has the requisite corporate power and corporate authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b)   KCAP is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have a KCAP Material Adverse Effect.

(c)   True, complete and correct copies of the KCAP Certificate and the KCAP Bylaws are set forth on Section 4.1(c) of the KCAP Disclosure Schedule, and each as so set forth is in full force and effect as of the date hereof. As of the date hereof, KCAP is not, and at Closing will not be, in violation of any provision of the KCAP Certificate or the KCAP Bylaws.

(d)   KCAP has made available to BCP true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the KCAP Board and each committee thereof held since January 1, 2017 (in each case redacted as necessary to preserve attorney-client privilege, to comply with applicable confidentiality restrictions or to protect commercially sensitive information, including the identity of any potential acquirer or strategic partner and the terms of any such proposal).

(e)   Except as set forth in Section 4.1(e) of KCAP Disclosure Schedule, KCAP has no Subsidiaries. Each of the Subsidiaries of KCAP (i) is duly formed and validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has the requisite limited liability company or similar organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have a KCAP Material Adverse Effect. True, complete and correct copies of the Organizational Documents of each Subsidiary of KCAP have previously been made available to BCP, and each as so delivered is in full force and effect. No Subsidiary of KCAP is in violation of any provision of its Organizational Documents.

(f)   Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and the Portfolio Companies, KCAP does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

4.2   Capitalization.

(a)   The authorized capital stock of KCAP consists of (i) 100,000,000 shares of KCAP Common Stock, of which, as of the date of this Agreement, (A) 37,366,953 shares, including all KCAP Restricted Shares but excluding treasury shares and shares held by Subsidiaries of KCAP, were issued and outstanding, (B) 194,859 shares were held by KCAP in treasury and (C) no shares were held by Subsidiaries of KCAP, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the date of this Agreement, none were issued and outstanding. As of the date of this Agreement, 164,060 KCAP Restricted

Shares were issued and outstanding and subject to restrictions and no shares of KCAP Common Stock were reserved for issuance except for 944,595 shares of KCAP Common Stock reserved for issuance under the KCAP Stock Plan or upon the exercise of KCAP Stock Options. All of the issued and outstanding shares of KCAP Common Stock are, and all such shares reserved for issuance will be when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No KCAP Voting Debt is issued or outstanding. Except as set forth in this Section 4.2(a), pursuant to Section 2.3 or as relates to the cashless settlement of KCAP Restricted Shares to satisfy applicable tax withholding requirements related to the vesting thereof, there are no outstanding (I) shares of capital stock or other voting securities or equity interests of KCAP; (II) securities of KCAP or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of KCAP or other voting securities or equity interests of KCAP or any of its Subsidiaries; (III) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of KCAP or any of its Subsidiaries or other equity equivalent or equity-based awards or rights; (IV) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from KCAP or any of its Subsidiaries, or obligations of KCAP or any of its Subsidiaries to issue, any shares of capital stock of KCAP or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of KCAP or any of its Subsidiaries or rights or interests described in the preceding clause (III); (V) obligations of KCAP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities; or (VI) obligations pursuant to which KCAP or any of its Subsidiaries could be required to register shares of KCAP capital stock or other securities under the Securities Act. There are no stockholder agreements, voting trusts or other agreements or understandings to which KCAP or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any capital stock or other voting securities or equity interests of KCAP or any of its Subsidiaries.

(b)   Except as set forth in Section 4.2(b) of the KCAP Disclosure Schedule, all of the issued and outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of KCAP are owned, directly or indirectly, by KCAP, free and clear of any Liens, and all of such shares or voting securities or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of KCAP has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)   Section 4.2(c) of the KCAP Disclosure Schedule sets forth a true and complete list of all holders, as of the date hereof, of KCAP Restricted Shares and other similar rights to purchase or receive shares of KCAP Common Stock or similar rights granted under the KCAP Equity Plan or otherwise (collectively, “KCAP Stock Awards”), indicating as applicable, with respect to each KCAP Stock Award, the type of award granted, the number of shares of KCAP Common Stock subject to such KCAP Stock Award, the name of the plan under which such KCAP Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such KCAP Stock Award will be accelerated or otherwise adjusted in any way or any other terms that will be triggered or otherwise adjusted in any way by the consummation of the Contemplated Transactions or by the termination of employment or engagement or change in position of any holder thereof following the consummation of, or in connection, with the Contemplated Transactions. KCAP has made available to BCP true and complete copies of all KCAP equity plans and the forms of all restricted shares agreements evidencing the KCAP Restricted Shares. As of the date hereof, each KCAP Stock Option has an exercise price at or above the fair market value of a share of KCAP Common Stock.

(d)   Except for the amounts outstanding under the KCAP Debt Documents, neither KCAP nor its Subsidiaries has any indebtedness for borrowed money.

4.3   Authority; KCAP Board Approval; No Violation.

(a)   KCAP has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Management Agreements and to consummate the Contemplated Transactions. The KCAP Board, at a meeting duly called and held at which all members (including the independent members) thereof were present, duly and unanimously adopted resolutions (i) determining that this Agreement, the Management Agreements and the Contemplated Transactions are advisable, fair to and in the best interests of KCAP and the KCAP Stockholders; (ii) duly and validly authorizing and approving the execution, delivery and performance of this Agreement and the Management Agreements by KCAP and the consummation by KCAP of the Contemplated Transactions; (iii) directing that the Investment Advisory Agreement be submitted to the KCAP Stockholders for approval at the KCAP Stockholder Meeting; (iv) issuing the KCAP Board Recommendation; and (v) setting a preliminary record date in connection with the KCAP Stockholder Meeting. Such resolutions have not been rescinded, modified or withdrawn in any manner. Except for the approval of the Investment Advisory Agreement by the affirmative vote of the holders of the lesser of (A) 67% or more of the shares present (either in person or by proxy) at the KCAP Stockholder Meeting and entitled to vote thereat and (B) a majority of the outstanding shares of KCAP Common Stock (such approval, the “KCAP Stockholder Approval”), no other corporate proceedings on the part of KCAP (whether in the nature of a KCAP Board approval, a KCAP security holder vote or otherwise) are necessary to approve this Agreement, the Management Agreements or the Contemplated Transactions. This Agreement has been, and at the Closing each of the Management Agreements will be, duly and validly executed and delivered by KCAP and (assuming due and valid authorization, execution and delivery by BCP, the Investment Adviser or the Administrator, as applicable) this Agreement constitutes, and at the Closing each of the Management Agreements will constitute, the valid and binding obligation of KCAP, enforceable against KCAP in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)   Neither the execution and delivery of this Agreement or the Management Agreement by KCAP, nor the consummation by KCAP of the Contemplated Transactions, nor the performance by KCAP of this Agreement or the Management Agreements, will (i) violate any provision of any Organizational Documents of KCAP or any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any Law applicable to KCAP or any of its Subsidiaries or by which KCAP or any of its Subsidiaries is bound, or (B) except as would not have a KCAP Material Adverse Effect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets or rights of KCAP or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (I) the Organizational Documents of KCAP or any of its Subsidiaries, (II) any bond, debenture, note, mortgage, indenture, deed of trust, guarantee, license, lease, franchise, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit or concession, whether oral or written (each, a “Contract”) to which KCAP or any of its Subsidiaries is a party or by which KCAP or any of its Subsidiaries or any of their respective properties or assets is bound.

4.4   Consents and Approvals.

(a)   Except for (i) the filing with the SEC of the Proxy Statement, (ii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of NASDAQ, or any other applicable self-regulatory organization (“SRO”), (iii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of KCAP Common Stock pursuant to this Agreement, (iv) compliance with the Investment Company Act, and the rules and regulations promulgated thereunder, or (v) as set forth on Section 4.4(a) of KCAP Disclosure Schedule (the foregoing (i) through (v) referred to collectively as the “KCAP Regulatory Approvals”), no consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with the execution, delivery and performance by KCAP of this Agreement or the Management Agreements or the consummation by KCAP of Contemplated Transactions.

(b)   Except for (i) receipt of the KCAP Stockholder Approval, (ii) consents under Contracts set forth on Section 4.4(b) of the KCAP Disclosure Schedule, and (iii) matters covered in the immediately preceding Section 4.4(a), no consents or approvals of any Person are necessary in connection with the execution, delivery and performance by KCAP of this Agreement or the Management Agreements or the consummation by KCAP of the Contemplated Transactions.

4.5   Reports; Regulatory Matters.

(a)   KCAP and each of its Subsidiaries have timely filed or furnished true and complete copies of all reports, registration statements and certifications, together with any amendments or supplements required to be made with respect thereto, that they were required to file or furnish since December 31, 2017 with (i) the SEC, (ii) NASDAQ, and (iii) any other applicable SRO or other Governmental Entity, and all other reports and statements required by applicable Law to be filed by them since December 31, 2017, and have paid all fees and assessments due and payable in connection therewith. Except for routine examinations of KCAP and its Subsidiaries conducted by an SRO or other Governmental Entity in the ordinary course of the business, no SRO or other Governmental Entity has, since December 31, 2017, initiated any actual or, to the knowledge of KCAP, threatened Claim regarding the business, disclosures or operations of KCAP or any of its Subsidiaries. Except as set forth in Section 4.5(a) of KCAP Disclosure Schedule, since December 31, 2017, no SRO or Governmental Entity has resolved any actual or, to the knowledge of KCAP, threatened Claim regarding the business, disclosures or operations of KCAP or any of its Subsidiaries. There is no unresolved, or, to KCAP’s knowledge, threatened comment or stop order by any SRO or Governmental Entity with respect to any report or statement relating to any examinations or inspections of KCAP or any of its Subsidiaries.

(b)   Neither KCAP nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, any SRO or other Governmental Entity that restricts in any material respect the conduct of its business, or that in any material respect relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each item in this sentence, a “KCAP Regulatory Agreement”), nor has KCAP or any of its Subsidiaries been advised since December 31, 2017 by any SRO or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such KCAP Regulatory Agreement.

(c)   KCAP has timely filed or furnished on the SEC’s EDGAR system true and complete copies of each (i) registration statement, prospectus, report, schedule, proxy statement and other document or report required to be filed with or furnished to the SEC by KCAP or any of its Subsidiaries pursuant to applicable Law since December 31, 2017 (collectively, the “KCAP SEC Reports”) and (ii) communication mailed by KCAP to KCAP Stockholders since December 31, 2017. No such KCAP SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all KCAP SEC Reports complied as to form in all material respects with applicable Law. No executive officer of KCAP has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to any KCAP SEC Report and, as of the date of this Agreement, no KCAP SEC Report is subject to any ongoing review by the SEC.

4.6   Financial Statements.

(a)   The consolidated financial statements of KCAP and its Subsidiaries included in the KCAP SEC Reports (including the related notes and schedules included therein) (i) have been prepared from, and are in accordance with, the books and records of KCAP and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of KCAP and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments immaterial in nature and amount), (iii) complied, as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2017, KCAP has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of KCAP and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only bona fide transactions.

(b)   Neither KCAP nor any of its Subsidiaries has any liability or obligation of any nature whatsoever, required by GAAP to be reserved for in a consolidated balance sheet prepared in accordance with GAAP, whether absolute, accrued, contingent or otherwise, whether known or unknown, or whether due or to become due, except for those liabilities and obligations (i) that are reflected or reserved against on the consolidated balance sheet of KCAP and its Subsidiaries included in KCAP’s Quarterly Report on Form 10-Q for the period ended September 30, 2018 (including any notes thereto), (ii) for performance under Contracts (but not the breach thereof) or (iii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet that are not material to KCAP and its Subsidiaries, taken as a whole.

(c)   KCAP has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that information relating to KCAP, including its consolidated Subsidiaries, required to be disclosed by KCAP in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the SEC, and that all such information is accumulated and communicated to the “principal executive officer” and the “chief financial officer” (each as defined in the Sarbanes-Oxley Act) of KCAP by others within those entities in connection with the reports KCAP files under the Exchange Act to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act.

(d)   KCAP has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of KCAP’s financial reporting and the preparation of KCAP’s financial statements for external purposes in accordance with GAAP. KCAP has disclosed, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to its auditors and the audit committee of the KCAP Board (i) any significant deficiencies or material weaknesses in the design or operation of KCAP’s internal control over financial reporting which are reasonably likely to adversely affect KCAP’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in KCAP’s internal control over financial reporting.

(e)   Since December 31, 2017, the principal executive officer and the principal financial officer of KCAP have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. The principal executive officer and the principal financial officer of KCAP have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each KCAP SEC Document filed by KCAP.

(f)   Since December 31, 2017, (i) neither KCAP nor any of its Subsidiaries nor, to the knowledge of KCAP, any Representative of KCAP or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of KCAP or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that KCAP or any of its Subsidiaries has engaged in questionable accounting or auditing practices and

(ii) no attorney representing KCAP or any of its Subsidiaries, whether or not employed by KCAP or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by KCAP or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the KCAP Board or any committee thereof or to any director or officer of KCAP or any of its Subsidiaries.

(g)   Neither KCAP nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among KCAP and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, KCAP or any of its Subsidiaries in the KCAP SEC Reports.

(h)   No Subsidiary of KCAP is required to file any form, report, schedule, statement or other document with the SEC.

4.7   Broker’s Fees.   Except for the fees of Keefe, Bruyette & Woods pursuant to a Contract previously made available to BCP (which fees will be paid by KCAP at or immediately following the Closing), neither KCAP nor any of its Subsidiaries has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.

4.8   Absence of Certain Changes or Events.   Except as set forth in Section 4.8 of the KCAP Disclosure Schedule, since December 31, 2017 and through the date hereof, (a) the respective businesses of KCAP and its Subsidiaries have been conducted only in the ordinary course of business consistent with past practice, (b) neither KCAP nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1 and (c) there has not been any KCAP Material Adverse Effect.

4.9   Legal Proceedings; Compliance with Law.

(a)   Except as set forth in Section 4.9 of KCAP Disclosure Schedule and except as would not, individually or in the aggregate, be material to KCAP and its Subsidiaries, taken as a whole, neither KCAP nor any of its Subsidiaries is a party to any, and there are no pending or, to KCAP’s knowledge, threatened, Claims of any nature by or against KCAP or any of its Subsidiaries or to which any of their assets are subject or by or against any officers or directors of KCAP or its Subsidiaries in their capacities as such.

(b)   Except as would not, individually or in the aggregate, be material to KCAP and its Subsidiaries, taken as a whole, there is no Law (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon KCAP or any of its Subsidiaries or the assets of KCAP or any of its Subsidiaries.

(c)   KCAP and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses and operations, and have complied with and are not in default in any respect under any, any such Permits, except for such failures to hold, instances of non-compliance or defaults that would not have a KCAP Material Adverse Effect.

(d)   KCAP and each of its Subsidiaries have complied in all materials respects with all, and are not in default in any material respect under any, applicable Laws or company policies with respect to privacy, personal information and data and system security (“Privacy Policies”).

4.10   Taxes and Tax Returns.

(a)   Each of KCAP and its Subsidiaries (i) has duly and timely filed (including all applicable extensions) all federal, state, local and foreign income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement and all such Tax Returns are accurate and complete, (ii) has paid all Taxes whether or not shown thereon as due and (iii) has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by the IRS or any other federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP.

There are no material disputes pending, or written claims asserted, for Taxes or assessments upon KCAP or any Subsidiary for which KCAP does not have reserves that are adequate under GAAP. Neither KCAP nor any Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement or similar contract or arrangement (other than such an agreement or arrangement exclusively between or among KCAP and its Subsidiaries as described in Section 4.10(a) of the KCAP Disclosure Schedule). No claim has ever been made by a Taxing Authority in a jurisdiction where KCAP or any Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, and, to KCAP’s knowledge, there is no basis for any such claim to be made.

(b)   KCAP previously made a valid election under Subchapter M of Chapter 1 of the Code to be taxed as a regulated investment company beginning with its taxable year ended 2006. KCAP has qualified as a regulated investment company at all times subsequent to such election, and expects to qualify as such for its current taxable year. With respect to each taxable year, KCAP has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code and will satisfy the distribution requirements for its current taxable year.

(c)   KCAP and its Subsidiaries have complied in all material respects with all Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by such Laws, withheld from and paid over all amounts required to be so withheld and paid over under such Laws.

(d)   There are no Liens for Taxes upon the assets of KCAP or any of the Subsidiaries, except for Liens for Taxes not yet due and payable and Liens for Taxes that are both being contested in good faith and adequately reserved for in accordance with GAAP.

(e)   Neither KCAP nor any Subsidiary has granted any waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor any request for such waiver or consent has been made.

(f)   No Subsidiary of KCAP is a “specified foreign corporation” as defined in Section 965(e) of the Code.

(g)   KCAP does not have any liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

4.11   Employee Matters.

(a)   Section 4.11(a) of KCAP Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of ERISA, and each incentive, deferred compensation, paid-time-off, equity-based, phantom equity, severance, separation, termination, retention, change-of-control, pension, profit-sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, collective bargaining, material fringe benefit, or other similar plan, program, agreement, practice, policy, arrangement or commitment for the benefit of any employee, former employee, director or former director, independent contractor or former independent contractor of KCAP or any of its Subsidiaries (collectively, “KCAP Employees”), entered into, maintained or contributed to, or required to be maintained or contributed to by KCAP, any of its Subsidiaries or any Person that, together with KCAP or any of its Subsidiaries, is treated as a single employer or members of a controlled group under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code, (each such Person, an “ERISA Affiliate”) or pursuant to which KCAP or any of its Subsidiaries or ERISA Affiliates could have any actual or contingent liability, whether written or oral, and whether or not subject to ERISA (such plans, programs, agreements, practices, policies, arrangements and commitments, herein referred to as the “KCAP Benefit Plans”). In addition, Section 4.11(a) of KCAP Disclosure Schedule sets forth a true, complete and correct list of each employment agreement or independent contractor agreement for substantial personal services, other than oral agreements that can be terminated on prior notice of 30 days’ or less, without continuing obligation or penalty (such agreements herein referred to as the “Employment Agreements”).

(b)   With respect to each KCAP Benefit Plan, KCAP has made available to BCP true, complete and correct copies of the following (as applicable): (i) the written document evidencing such KCAP Benefit Plan

(including any related trust agreements or other funding arrangements) and any amendment thereto or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the current summary plan description, and all summaries of material modifications thereto, (iii) the two (2) most recent Form 5500s, annual reports, financial statements and/or actuarial reports, (iv) the most recent IRS determination, opinion or advisory letter, and (v) all material written communications provided to employees in the last twelve (12) months relating to such KCAP Benefit Plans and all other material written communications with any governmental agency in the last thirty-six (36) months relating to such KCAP Benefit Plans, including any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedure. KCAP has made available to BCP true, complete and correct copies of any written Employment Agreements including all amendments thereto and, with respect to any Employment Agreement that is not in writing, a written description of the material terms thereof.

(c)   (i) Each KCAP Benefit Plan (including any related trust) has been maintained, operated and administered (including with respect to reporting and disclosure) in accordance with its terms in all material respects, (ii) all KCAP Benefit Plans and Employment Agreements are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, including Section 409A of the Code, in each case in all material respects, (iii) to KCAP’s knowledge no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any KCAP Benefit Plan which would result in a material penalty, (iv) all contributions to, and payments from, KCAP Benefit Plans have been made in accordance with the terms of KCAP Benefit Plans, ERISA, the Code and all other applicable Laws in all material respects, (v) there are no current or, to KCAP’s knowledge, threatened investigations by any Governmental Entity, termination proceedings, or other claims by any Person (except routine claims for benefits) with respect to KCAP Benefit Plans or, to KCAP’s knowledge, any fiduciary thereof. No KCAP Benefit Plan is, and neither KCAP nor any ERISA Affiliate has ever sponsored or maintained or contributed to any benefit plan, subject to Title IV or Section 302 of ERISA or a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(d)   Except as set forth in Section 4.11(d) of KCAP Disclosure Schedule, (i) KCAP and each of its Subsidiaries and, to KCAP’s knowledge, each other party to each Employment Agreement has duly performed all obligations required to be performed by it to date under such agreement, and (ii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of KCAP or any of its Subsidiaries or, to KCAP’s knowledge, any other party thereto under any such Employment Agreement.

(e)   Each KCAP Benefit Plan intended to be qualified under Section 401(a) of the Code (including each related trust intended to be exempt from taxation under Section 501(a) of the Code) has received an IRS determination letter or is comprised of a master and prototype or volume submitter plan that has received a favorable opinion or advisory letter from the IRS. Since the date of each such determination, opinion or advisory letter, no event has occurred and no condition exists that would result in the revocation of any such determination, opinion or advisory letter or that would adversely affect the qualified status of any such KCAP Benefit Plan (or the tax-exempt status of any such trust).

(f)   Except as set forth on Section 4.11(f) of KCAP Disclosure Schedule, no KCAP Benefit Plan that is a “welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Welfare Plan”) or Employment Agreement provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by law. Each Welfare Plan which provides medical, dental, health or long-term disability benefits (except a flexible spending account) is fully insured and claims with respect to any participant or covered dependent under such Welfare Plan could not result in any uninsured liability to KCAP, any Subsidiary or BCP (except a flexible spending account).

(g)   Except as set forth in Section 4.11(g)(i) of KCAP Disclosure Schedule, neither the execution of this Agreement nor the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent event) (i) will accelerate the time of payment or vesting or funding or increase benefits or the amount payable or funding of any benefits to any KCAP Employees or under any KCAP Benefit Plan, (ii) will result in any payment becoming due to any KCAP Employees, (iii) will cause or result in any limitation on the right of KCAP or any of its Subsidiaries to amend, merge or terminate any KCAP Benefit

Plan or (iv) will or may result in any “parachute payment” (as defined in Section 280G of the Code). Except as set forth on Section 4.11(g)(ii) of the KCAP Disclosure Schedule, no KCAP Benefit Plan or Employment Agreement provides for the payment of severance, termination, change-in-control or any similar type of payments or benefits.

4.12   KCAP Material Contracts.

(a)   Except as set forth in Section 4.12 of the KCAP Disclosure Schedule, and excluding Contracts relating to Investment Securities, neither KCAP nor any of its Subsidiaries is a party to or bound by any Contract that is:

(i)   a Contract that would be required to be filed by KCAP as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) or disclosed by KCAP on a Current Report on Form 8-K;

(ii)   any Contract that limits the ability of KCAP or any of its Subsidiaries (or, following the consummation of the Contemplated Transactions, would limit the ability of BCP or any of its Affiliates) to compete in any line of business or with any Person or in any geographic area, or that restricts the right (or, following the consummation of the Contemplated Transactions, would restrict the right of BCP or any of its Affiliates), to acquire or dispose of its interests in any Portfolio Company, to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii)   any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership or similar agreement or arrangement;

(iv)   any Contract relating to Indebtedness and having an outstanding principal amount in excess of $5,000,000;

(v)   any Contract that by its terms calls for aggregate payment or receipt by KCAP and its Subsidiaries on or after the date under such Contract of more than $250,000 on or after the date of this Agreement, in each case, excluding payments received related to Portfolio Company investments;

(vi)   any Contract involving the acquisition or disposition, directly or indirectly (by merger, sale of stock, sale of assets or otherwise) prior to the date hereof, of assets or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $5,000,000 or more and other than acquisitions or disposition of inventory in the ordinary course of business consistent with past practice);

(vii)   any Contract pursuant to which KCAP or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out”, or other contingent payment obligations, in each case that could result in payments in excess of $1,000,000;

(viii)   any material Contract relating to Intellectual Property or IT Assets, other than non-exclusive license agreements for software that is generally commercially available and have annual fees of less than $25,000;

(ix)   any Contract that provides for any confidentiality, standstill or similar obligations;

(x)   any Contract that obligates KCAP or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $1,000,000;

(xi)   any Contract entered into between KCAP or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of KCAP, on the other hand;

(xii)   any Contract with any Governmental Entity; or

(xiii)   any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the Contemplated Transactions.

Each Contract of the type described in clauses (i) through (xiii), is referred to herein as a “KCAP Material Contract”.

(b)   Except as set forth in Section 4.12(b) of the KCAP Disclosure Schedule, (i) each KCAP Material Contract is valid and binding on KCAP or its applicable Subsidiary and, to the knowledge of KCAP, the other parties thereto, enforceable against it (and, to KCAP’s knowledge, the other parties thereto) in accordance with its terms (subject, in each case, to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) KCAP and each of its Subsidiaries and, to KCAP’s knowledge, each other party thereto, has duly performed all obligations required to be performed by it to date under each KCAP Material Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a breach, violation or default on the part of KCAP or any of its Subsidiaries or, to KCAP’s knowledge, any other party thereto under any such KCAP Material Contract. KCAP has made available to BCP true and complete copies of all KCAP Material Contracts.

4.13   Property; Investment Securities.

(a)   Except as set forth on Section 4.13(a) of the KCAP Disclosure Schedule, KCAP or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such KCAP SEC Reports as being owned by KCAP or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens of any nature whatsoever, except Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such KCAP SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to KCAP’s knowledge, the lessor. Each of KCAP and its Subsidiaries has complied in all material respects with the terms of all leases covered by this Section 4.13(a).

(b)   Without limiting the foregoing Section 4.13(a), each of KCAP and its Subsidiaries has good and valid title to all Investment Securities owned by it, free and clear of any Liens, except (a) for those Liens arising under the Organizational Documents of the issuers of such securities, (b) to the extent such securities or investment assets are pledged in connection with KCAP Debt Documents or (c) for restrictions on transferability arising under federal or state securities laws.

4.14   Intellectual Property.   Except as would not be material to KCAP and its Subsidiaries, taken as a whole, (i) either KCAP or a Subsidiary exclusively owns its material proprietary Intellectual Property, free and clear of all Liens, (ii) the conduct of the businesses of KCAP and its Subsidiaries does not infringe, misappropriate or dilute (“Infringe”) any Intellectual Property of any Person, and to KCAP’s knowledge, no Person is Infringing any of their Intellectual Property; (iii) KCAP and its Subsidiaries take reasonable actions to protect their trade secrets and the security, integrity and continuous operation of the IT Assets used in their business, and there have been no violations, breaches or outages of same (other than those that were resolved without material cost or liability or the duty to notify any Person).

4.15   State Takeover Statutes.   The KCAP Board has taken all actions so that, in each case assuming the accuracy of BCP’s representations and warranties set forth in Section 5.7, (i) the restrictions applicable to business combinations contained in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Management Agreements and the timely consummation of the Contemplated Transactions and will not restrict, impair or delay the ability of BCP or any of its Affiliates, after the Closing, to vote or otherwise exercise all rights as a KCAP Stockholder or under the Management Agreements, as applicable, and (ii) no other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (together with the restrictions contained in Section 203 of the DGCL, the “Takeover Statutes”) or any similar anti-takeover provision in the KCAP Certificate or KCAP Bylaws is applicable to this Agreement, the Management Agreements or the Contemplated Transactions. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which KCAP is a party or is otherwise bound.

4.16   KCAP Information.   Except with respect to any BCP Information (as to which KCAP makes no representation or warranty), (i) the Proxy Statement and any application, notification or other document filed with any other SRO or Governmental Entity in connection with the Contemplated Transactions will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and (ii) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. For purposes of this Agreement, the letter to KCAP Stockholders, notice of meeting, proxy statement and form of proxy to be distributed to KCAP Stockholders in connection with the KCAP Stockholder Meeting (including any amendments or supplements thereto) are collectively referred to as the “Proxy Statement”.

4.17   Insurance.   KCAP and its Subsidiaries maintain, or are covered by, policies of insurance in such amounts and against such risks as are customary in the industries in which KCAP and its Subsidiaries operate. KCAP and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of KCAP and its Subsidiaries and have not received written notice that they are in default in any material respect under such policies. None of KCAP nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, KCAP or its Subsidiaries.

4.18   Related Party Transactions.   No KCAP Related Party or any immediate family member thereof is a party to any Contract with or binding upon KCAP or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by KCAP or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the KCAP SEC Reports pursuant to Item 404 of Regulation S K (an “Affiliate Transaction”) that has not been so disclosed. Any Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to KCAP or any of its Subsidiaries as would have been obtainable by KCAP in a similar transaction with an unaffiliated third party. No KCAP Related Party or any immediate family member thereof owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of KCAP or any of its Subsidiaries, or any entity which is party to a Contract with KCAP or any of its Subsidiaries.

4.19   Investigation.   KCAP has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of BCP and its Subsidiaries and has been provided access to certain of the properties, premises and records of BCP and its Subsidiaries for this purpose. In entering into this Agreement, KCAP acknowledges that, except for the representations and warranties of BCP contained in Article V, or in any certificate delivered pursuant to this Agreement, none of BCP or its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives makes, and KCAP has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to KCAP or its officers, directors, employees, agents or representatives. Without limiting the generality of the foregoing, KCAP acknowledges that none of BCP or its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives or any other Person has made, and KCAP has not relied on, a representation or warranty to KCAP or its officers, directors, employees, agents or representatives with respect to (a) any projections, estimates or budgets for BCP or its Subsidiaries or (b) any material, documents or information relating to BCP or its Subsidiaries made available to KCAP or its officers, directors, employees, agents or representatives in any “data room,” confidential information memorandum or otherwise, in each case except as expressly and specifically covered by a representation or warranty in Article V or in any certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Section 4.19, nothing in this Section 4.19 shall apply to or limit any claim for Fraud.

4.20   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV or any certificate delivered pursuant to this Agreement, neither KCAP nor any other Person on behalf of KCAP makes, and BCP has not relied on, any express or implied representation or warranty with respect to KCAP, any of its Subsidiaries, any investment assets or Portfolio Company, or any other information provided to BCP in connection with the Contemplated Transactions, including the accuracy, completeness or timeliness thereof. Without limiting the generality of the foregoing, neither KCAP nor any other Person on behalf of KCAP makes, and BCP has not relied on, any express or implied representation or warranty with respect to any information, documents, projections, estimates, forecasts or other material made available to BCP for purposes of the Contemplated Transactions or management presentations delivered in connection with the Contemplated Transactions, in each case unless and to the extent any such information is expressly covered by a representation or warranty contained in this Article IV or in any certificate delivered pursuant to this Agreement, and neither KCAP nor any other Person will have or be subject to any claim, liability or obligation to BCP or any other Person resulting from the distribution or failure to distribute to BCP, or BCP’s use of, any such information. Notwithstanding anything to the contrary contained in this Section 4.20, nothing in this Section 4.20 shall apply to or limit any claim for Fraud.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BCP

Except as disclosed in the BCP Disclosure Schedule, BCP hereby represents and warrants to KCAP as follows:

5.1   Corporate Organization.

(a)   BCP is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. BCP has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b)   BCP is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have a BCP Material Adverse Effect.

5.2   Authority; No Violation.

(a)   Authority.

(i)   BCP has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement by BCP and the consummation by BCP of the Contemplated Transactions have been duly and validly approved by the BCP Board. No other corporate proceedings on the part of BCP are necessary to approve this Agreement or the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by BCP and (assuming due and valid authorization, execution and delivery by KCAP) constitutes the valid and binding obligation of BCP, enforceable against BCP in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(ii)   As of the Closing, the Investment Adviser will have full power and authority to execute, deliver and perform its obligations under the Investment Advisory Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Investment Advisory Agreement by the Investment Adviser and the consummation by the Investment Adviser of the transactions contemplated thereby have been duly and validly approved by the BCP Board. No other corporate proceedings on the part of the Investment Adviser are necessary to approve the Investment Advisory Agreement or the transactions contemplated thereby. As of the Closing, the Investment Advisory Agreement will be duly and validly executed and delivered by the Investment Adviser and (assuming due and valid authorization, execution and delivery by KCAP) will constitute the valid and binding obligation of KCAP, enforceable against KCAP in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(iii)   The Administrator has full power and authority to execute, deliver and perform its obligations under the Administration Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Administration Agreement by the Administrator and the consummation by the Administrator of the transactions contemplated thereby have been duly and validly approved by the BCP Board. No other corporate proceedings on the part of the Administrator are necessary to approve the Administration Agreement or the transactions contemplated thereby. As of the Closing, the Administration Agreement will be duly and validly executed and delivered by the Administrator and (assuming due and valid authorization, execution and delivery by KCAP) will constitute the valid and binding obligation of KCAP, enforceable against KCAP in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)   No Violation.

(i)   Neither the execution and delivery of this Agreement by BCP, nor the consummation by BCP of the Contemplated Transactions, nor the performance by BCP of this Agreement, will (A) violate any provision of any Organizational Documents of BCP, or (B) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained or made, (I) violate any Law applicable to BCP or by which BCP is bound, or (II) except as would not have a BCP Material Adverse Effect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BCP under any Contract to which BCP or any of its Subsidiaries is a party or by which BCP or any of its Subsidiaries or any of their respective properties or assets is bound.

(ii)   In each case as of the Closing, neither the execution and delivery of the Investment Advisory Agreement by the Investment Adviser, nor the consummation by the Investment Adviser of the transactions contemplated thereby, nor the performance by the Investment Adviser of the Investment Advisory Agreement, will (A) violate any provision of any Organizational Documents of the Investment Adviser, or (B) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained or made, (I) violate any Law applicable to the Investment Adviser or by which the Investment Adviser is bound, or (II) except as would not have a BCP Material Adverse Effect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Investment Adviser under any Contract to which the Investment Adviser or any of its Subsidiaries is a party or by which the Investment Adviser or any of its Subsidiaries or any of their respective properties or assets is bound.

(iii)   In each case as of the Closing, neither the execution and delivery of the Administration Agreement by the Administration, nor the consummation by the Administrator of the transactions contemplated thereby, nor the performance by the Administrator of the Administration Agreement, will (A) violate any provision of any Organizational Documents of the Administrator, or (B) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained or made, (I) violate any Law applicable to the Administrator or by which the Administrator is bound, or (II) except as would not have a BCP Material Adverse Effect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Administrator under any Contract to which the Administrator or any of its Subsidiaries is a party or by which the Administrator or any of its Subsidiaries or any of their respective properties or assets is bound.

5.3   Consents and Approvals.

(a)   Except for (i) the filing with the SEC of the Proxy Statement, (ii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of NASDAQ or any other SRO, (iii) and compliance with the Investment Company Act and the rules and regulations promulgated thereunder (the foregoing (i) through (iii) referred to collectively as the “BCP Regulatory Approvals”), no consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with (A) the execution, delivery and performance by BCP of this Agreement or the consummation by BCP of the Contemplated Transactions, (B) the execution, delivery and performance by the Investment Adviser of the Investment Advisory Agreement or the consummation by the Investment Adviser of the transactions contemplated thereby or (C) the execution, delivery and performance by the Administrator of the Administration Agreement or the consummation by the Administrator of the transactions contemplated thereby.

(b)   Except for matters covered in the immediately preceding Section 5.3(a), no consents or approvals of any Person are necessary in connection with (A) the execution, delivery and performance by BCP of this Agreement or the consummation by BCP of the Contemplated Transactions, (B) the execution, delivery and performance by the Investment Adviser of the Investment Advisory Agreement or the consummation by the Investment Adviser of the transactions contemplated thereby or (C) the execution, delivery and performance by the Administrator of the Administration Agreement or the consummation by the Administrator of the transactions contemplated thereby.

5.4   Regulatory Matters.

(a)   BCP is not subject to any cease-and-desist or other order or enforcement action issued by, nor is it a party to any written agreement, consent agreement or memorandum of understanding with, nor is it a party to any commitment letter or similar undertaking to, nor is it subject to any order or directive by, any SRO or other Governmental Entity that restricts, or any proceeding that seeks to restrict, in any material respect the conduct of its business, or would in any way adversely affect the Contemplated Transactions, or that in any material respect relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each item in this sentence, a “BCP Regulatory Agreement”), nor has BCP been advised since December 31, 2017 by any SRO or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such BCP Regulatory Agreement.

(b)   At Closing, the Investment Adviser will be duly registered with the SEC as an investment adviser under the Investment Advisers Act and will not be prohibited by such act or the Investment Company Act from acting as the investment adviser of KCAP under the Investment Advisory Agreement. There does not exist any proceeding or, to BCP’s knowledge, any facts or circumstances the existence of which would be reasonably adversely affect the registration of the Investment Adviser with the SEC or the ability of BCP to perform its obligations under the Investment Advisory Agreement or Administration Agreement.

(c)   No “affiliated person” (as defined under the Investment Company Act) of BCP has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification.

(d)   BCP is not relying on Section 3(c)(1) or Section 3(c)(7) of the 1940 Act for an exclusion from the definition of “investment company” under the 1940 Act.

5.5   Broker’s Fees.   Except for the fees of UBS Securities LLC pursuant a Contract previously made available to KCAP (which fees will be paid by BCP at or immediately following the Closing), none of BCP or any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.

5.6   Legal Proceedings.   Except as would not have a BCP Material Adverse Effect, as of the date hereof, (i) neither BCP nor any of its Subsidiaries is a party to any, and there are no pending or, to BCP’s knowledge, threatened, Claims of any nature by or against BCP or any of its Subsidiaries or to which its assets are subject, and (ii) there is no Law (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon BCP or any of its Subsidiaries or the assets of BCP or any of its Subsidiaries.

5.7   State Takeover Statutes.   Neither BCP nor any funds that BCP directly advises or manages owns any KCAP Common Stock. Assuming the accuracy of KCAP’s representations and warranties set forth in Section 4.15, no Takeover Statute under the Laws of the State of Delaware applies to BCP in connection with the Contemplated Transactions.

5.8   BCP Information.

(a)   None of the information supplied by or on behalf of BCP to the KCAP Board in connection with the KCAP Board’s evaluation process pursuant to Section 15(c) of the Investment Company Act, at the time it was provided, contained any material or intentional misstatements or statements made with reckless disregard as to their accuracy.

(b)   None of the information supplied or to be supplied by or on behalf of BCP specifically for inclusion in the Proxy Statement (“BCP Information”) will, at the time it is first published, distributed or disseminated to the KCAP Stockholders, at the time of any amendments or supplements thereto or at the time of the KCAP Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.9   No Financing Condition.   At the Closing, BCP will have sufficient immediately available funds in cash or cash equivalents, or available under lines of credit in effect as of the Closing, in each case as necessary to pay the full amount of the Stockholder Payments and all other amounts required to be paid by BCP under this Agreement.

5.10   No Contracts with Management or Stockholders.   Other than this Agreement, as of the date hereof, there are no legally binding and enforceable Contracts between BCP or any of its Affiliates, on the one hand, and any member of KCAP’s management or the KCAP Board, or any KCAP Stockholder, on the other hand, relating to the Contemplated Transactions or the operations of KCAP following the Closing.

5.11   Securities Laws Matters.

(a)   BCP is an “accredited investor” (as defined in Rule 501(a) under the Securities Act). The shares of KCAP Common Stock to be acquired by BCP pursuant to the Stock Purchases (the “BCP Acquired Shares”) will be acquired by BCP for its own account, not as a nominee or agent, and not with a view to or in connection with the public sale or public distribution of any BCP Acquired Shares. BCP is not acting as an agent, representative, intermediary, nominee, derivative counterparty or in a similar capacity for any other Person, nominee account or beneficial owner.

(b)   BCP understands that the BCP Acquired Shares are restricted securities within the meaning of Rule 144 under the Securities Act and that the BCP Acquired Shares are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

(c)   BCP further understands that each certificate representing the BCP Acquired Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS.

5.12   Investigation.   BCP has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of KCAP and its Subsidiaries and has been provided access to certain of the properties, premises and records of KCAP and its Subsidiaries for this purpose. In entering into this Agreement, BCP acknowledges that, except for the representations and warranties of KCAP contained in Article IV and in any certificate delivered pursuant to this Agreement, none of KCAP or its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives makes, and BCP has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to BCP or its officers, directors, employees, agents or representatives. Without limiting the generality of the foregoing, BCP acknowledges that none of KCAP or its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives or any other Person has made, and BCP has not relied on, a representation or warranty to BCP or its officers, directors, employees, agents or representatives with respect to (a) any projections, estimates or budgets for KCAP or its Subsidiaries or (b) any material, documents or information relating to KCAP or its Subsidiaries made available to BCP or its officers, directors, employees, agents or representatives in any “data room,” confidential information memorandum or otherwise, in each case except as expressly and specifically covered by a representation or warranty in Article IV or in any certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Section 5.12, nothing in this Section 5.12 shall apply to or limit any claim for Fraud.

5.13   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article V or any certificate delivered pursuant to this Agreement, neither BCP nor any other Person on behalf of BCP makes, and KCAP has not relied on, any express or implied representation or warranty with respect to BCP, any of its Subsidiaries, or any other information provided to KCAP in connection with the Contemplated Transactions, including the accuracy, completeness or timeliness thereof. Without limiting the generality of the foregoing, neither BCP nor any other Person on behalf of BCP makes, and KCAP has not relied on, any express or implied representation or warranty with respect to any information, documents, projections, estimates, forecasts or other material made available to KCAP in connection with the Contemplated Transactions or management presentations delivered in connection with the Contemplated Transactions, in each case unless and to the extent any such information is expressly covered by a representation or warranty contained in this Article V or in any certificate delivered pursuant to this Agreement, and neither BCP nor any other Person will have or be subject to any claim, liability or obligation to KCAP or any other Person resulting from the distribution or failure to distribute to KCAP, or KCAP’s use of, any such information. Notwithstanding anything to the contrary contained in this Section 5.13, nothing in this Section 5.13 shall apply to or limit any claim for Fraud.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1   KCAP Forbearances.   Except with the prior written consent of BCP, during the period from the date of this Agreement to the earlier of the termination of this Agreement and the Closing (such period, the “Interim Period”), KCAP shall, and shall cause each of its Subsidiaries to, (i) except as explicitly required by the LibreMax Merger Agreement, conduct its business in the ordinary course consistent with past practice in all material respects, (ii) except as explicitly required by the LibreMax Merger Agreement, use reasonable best efforts to maintain and preserve intact its business organization, assets and business relationships (including such relationships with customers and suppliers) and retain the services of its officers and key employees, (iii) continue to meet all requirements necessary to qualify as a regulated investment company, including satisfying the distribution requirements imposed on a regulated investment company under Section 852 of the Code and (iv) not take or omit to take any action that would reasonably be expected to have a KCAP Material Adverse Effect. Without limiting the generality of the foregoing, during the Interim Period, except as expressly permitted by this Agreement, as required by applicable Law or as expressly permitted by Section 6.1 of the KCAP Disclosure Schedule, KCAP shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of BCP:

(a)   incur, create, assume or otherwise become liable for any Indebtedness, other than as permitted under any KCAP Debt Documents as in effect on the date hereof, or (ii) other than in the ordinary course of business consistent with past practice, make any loan or advance or capital contribution to, or investment in, any Person;

(b)   adjust, split, combine, reclassify or otherwise amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c)   make, declare, set aside or pay any dividend, other than (i) KCAP’s regularly quarterly dividend in an amount not to exceed the greater of (A) $0.10 per share of KCAP Common Stock and (B) an amount per share of KCAP Common Stock sufficient to satisfy the distribution requirements imposed on a regulated investment company under Section 852 of the Code, (ii) dividends paid by any Subsidiaries of KCAP to KCAP or to any of its wholly-owned Subsidiaries and (iii) dividends, if any, required to be made by the KCAP JV;

(d)   make any other distribution (whether in cash, stock or property) on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock;

(e)   except as explicitly required by the LibreMax Merger Agreement, issue, deliver, sell, grant, pledge or otherwise subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any shares of restricted stock or other rights, stock appreciation rights, phantom units, performance units, warrants or stock options, under the KCAP Stock Plan or otherwise (in each case excluding, for the avoidance of doubt, the vesting of restrictions on KCAP Restricted Shares or the vesting of KCAP Stock Options, in each case pursuant to their respective terms as of the date hereof or as contemplated by this Agreement);

(f)   except as explicitly required by the LibreMax Merger Agreement, (i) grant or pay any increase in compensation, bonus or benefits to any of KCAP Employee, or otherwise pay any bonus of any kind or amount to any KCAP Employee, (ii) grant or pay to any KCAP Employee any severance, change in control or termination payment, or modifications thereto or increases therein, (iii) except as required under any KCAP Benefit Plan existing as of the date hereof or any applicable Law, pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based awards or the removal or modification of any restrictions in any KCAP Benefit Plan or KCAP Stock Plan or awards made thereunder), (iv) except as required by applicable Law, become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any KCAP Benefit Plan or plan, agreement or arrangement which would be a KCAP Benefit Plan if in effect on the date hereof, or (v) hire or engage any person who would qualify as a “KCAP Employee” under this Agreement or terminate the employment or engagement of any KCAP Employee other than for cause;

(g)   other than in the ordinary course of business consistent with past practice or pursuant to the explicit requirements of the LibreMax Merger Agreement or any other Contracts in effect as of the date of this Agreement and previously made available to BCP, directly or indirectly sell, transfer, subject to a Lien, lease, license, abandon, allow to lapse or otherwise dispose of, in whole or in part, any of its properties, rights or assets (including pursuant to securitizations) to any Person other than a KCAP Subsidiary or cancel, release or assign any amount of Indebtedness to any such Person or any claims held by any such Person;

(h)   other than in the ordinary course of business consistent with past practice, directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any Person or division thereof, or (ii) any assets that are otherwise material to KCAP and its Subsidiaries, taken as a whole;

(i)   amend the KCAP Certificate or the KCAP Bylaws or, except as explicitly required by the LibreMax Merger Agreement, the Organizational Documents of any Subsidiary of KCAP, or take any action to exempt any person or entity (other than BCP or its Subsidiaries) or any action taken by any person or entity (other than BCP or its Subsidiaries) from any Takeover Statute or similarly restrictive provisions of its Organizational Documents;

(j)   except as explicitly required by the LibreMax Merger Agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(k)   take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Contemplated Transactions set forth in Article VIII not being satisfied;

(l)   incur or commit to incur any capital expenditures that would exceed $100,000 individually or $500,000 in the aggregate;

(m)   commence any Claim (other than a Claim as a result of a Claim commenced against KCAP or any of its Subsidiaries), or compromise, settle or agree to settle any Claim (including any Claim relating to this Agreement or the Contemplated Transactions), other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, KCAP or any of its Subsidiaries;

(n)   (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of KCAP included in the KCAP SEC Reports filed at least two Business Days prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any Indebtedness owed to KCAP or any of its Subsidiaries, or (iii) waive, release, grant or transfer any right of material value;

(o)   (i) modify, amend, terminate, cancel, renew, fail to renew or agree to any amendment of, or change in or waiver under, any KCAP Material Contract (excluding the LibreMax Merger Agreement, which is addressed in Section 7.11), or (ii) enter into any Contract that if in effect on the date hereof would be a KCAP Material Contract;

(p)   make any material change to its principles, practices or methods of accounting, except (i) as required by GAAP or (ii) as required by a change in applicable Law;

(q)   change its fiscal year;

(r)   enter into any new line of business outside its existing business;

(s)   enter into any new, or amend the terms of any existing, lease of real property;

(t)   except as explicitly required by the LibreMax Merger Agreement, fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of KCAP and its Subsidiaries as currently in effect;

(u)   make, change, or revoke any material Tax election, change any material method of Tax accounting, file any material amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or surrender any right to claim a material Tax refund;

(v)   modify its Privacy Policies or the operation or security of the IT Assets used in their business in any adverse manner, except as required by applicable Law;

(w)   enter into any material transaction other than in the ordinary course of business consistent with past practice; or

(x)   authorize, agree, resolve to or commit to do, or publicly announce an intention to do, any of the foregoing.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1   Regulatory and Other Matters.

(a)   In General.   During the Interim Period, the Parties shall reasonably cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Contemplated Transactions as promptly as practicable, including to (i) promptly prepare and file all necessary documentation, (ii) effect all applications, notices, petitions and filings, (iii) obtain as promptly as practicable all Permits of all third parties and Governmental Entities that are necessary or advisable to consummate the Contemplated Transactions, (iv) defend any Claims challenging this Agreement or the consummation of the Contemplated Transactions and (v) comply with the terms and conditions of all such Permits of all such third parties or Governmental Entities. KCAP and BCP shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to applicable Laws (including those relating to the confidentiality of information), all information relating to KCAP or BCP, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Contemplated Transactions. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as reasonably practicable. The Parties shall consult with each other with respect to the obtaining of all Permits of all third parties and Governmental Entities necessary or advisable to consummate the Contemplated Transactions and each Party will keep the other apprised of the status of matters relating to completion of the Contemplated Transactions, in each case subject to applicable Law.

(b)   Proxy Statement.

(i)   KCAP shall file or cause to be filed the Proxy Statement with the SEC as soon as reasonably practicable following the date hereof, but in no event later than December 21, 2018; provided that KCAP’s failure to file or cause to be filed the Proxy Statement by such date shall not constitute a breach of this Section 7.1(b)(i) unless and until BCP delivers to KCAP written notice of such breach. Subject to Section 7.1(b)(ii), KCAP shall thereafter respond as promptly as practicable to any comments of the SEC or its staff regarding the Proxy Statement.

(ii)   KCAP shall (A) advise BCP and its counsel promptly after it receives any oral or written request by the SEC or its staff for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information, (B) promptly provide BCP and its counsel with copies of any written communication and summaries of any oral communication, in each case from the SEC or its staff or any state securities commission and related to the Proxy Statement, (C) give BCP and its counsel a reasonable opportunity to participate in the responses thereto, including by considering their comments and suggested revisions in good faith, and (D) promptly coordinate the submission to the SEC or its staff or any state securities commission of any such responses.

(iii)   BCP shall have the right to review and approve (such approval not to be unreasonably withheld) any amendment or supplement to the Proxy Statement. In connection with the foregoing, each of BCP and KCAP shall, upon request, furnish, and cause its accountants and other agents and service providers to furnish to the other and the other’s agents, all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement.

(iv)   If, at any time prior to obtaining the KCAP Stockholder Approval, any information relating to KCAP or BCP, or any of their respective Affiliates, officers or directors, should be discovered by KCAP or BCP that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and KCAP shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required under applicable Law, disseminate such amendment or supplement to KCAP Stockholders.

(c)   NASDAQ Approvals. During the Interim Period, KCAP and BCP shall cooperate and use reasonable best efforts to obtain the approval of The Nasdaq Stock Market LLC to any supplemental listing application with respect to the current listing of shares of KCAP Common Stock on NASDAQ as required under the applicable rules thereof as a result of the transactions contemplated hereby, including any such application required to change the name and ticker symbol of KCAP in connection with the Contemplated Transactions.

(d)   Communications. Subject to applicable Law, each of BCP and KCAP shall promptly advise the other upon receiving any communication from (i) any Governmental Entity the consent or approval of which is required for consummation of the Contemplated Transactions that causes such Party to believe that there is a reasonable likelihood that any BCP Regulatory Approval or KCAP Regulatory Approval, as applicable, will not be obtained or that the receipt of any such approval may be materially delayed, or (ii) any Governmental Entity or other third Person asserting that the consent of such Governmental Entity or third Person, as applicable, is required for consummation of the Contemplated Transactions.

7.2   Access to Information; Confidentiality.

(a)   Upon reasonable notice, KCAP shall, and shall cause each of its Subsidiaries to, afford to BCP and its Representatives reasonable access, during normal business hours, during the Interim Period, to all of its properties, assets, books, contracts, commitments, personnel and records, and, during the Interim Period, KCAP shall, and shall cause each of its Subsidiaries to, promptly make available to BCP (i) a copy of each report, schedule, registration statement and other document filed or received by it during the Interim Period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, properties and personnel as BCP may reasonably request. Notwithstanding the foregoing, neither KCAP nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of KCAP or its Subsidiaries or contravene any applicable Law. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)   KCAP shall file all periodic reports required to be filed by it during the Interim Period. Each such filing shall be prepared in accordance with the applicable forms, rules and regulations of the SEC and shall satisfy the standard set forth in Section 4.5(c) for KCAP SEC Reports.

(c)   All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Mutual Nondisclosure Agreement entered into between the Parties as of September 12, 2018 (the “Confidentiality Agreement”).

7.3   KCAP Stockholder Approval.

(a)   On the date hereof, KCAP shall commence a broker search pursuant to Rule 14a-13 under the Exchange Act in connection with the KCAP Stockholder Meeting.

(b)   Subject to the earlier termination of this Agreement in accordance with Article IX, no later than two Business Days following KCAP’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform KCAP that it intends to review the Proxy Statement on or before the 10th day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, no later than two Business Days following such 10th day), KCAP shall file or cause to be filed with the SEC, and mail or cause to be mailed to the KCAP Stockholders, the Proxy Statement in definitive form. The notice of the KCAP Stockholder Meeting contained in the definitive Proxy Statement shall provide that the KCAP Stockholder Meeting will be held on the 35th day following the date of such notice, and subject to Section 7.3(c), unless this Agreement is sooner terminated under Section 9.1, KCAP shall convene and hold the KCAP Stockholder Meeting, solely for the purpose of obtaining the KCAP Stockholder Approval, on the date provided for in such notice.

(c)   KCAP shall be permitted to adjourn or postpone the KCAP Stockholder Meeting in accordance with applicable Law (i) with BCP’s prior written consent or (ii) to the extent necessary (but not beyond the Outside Date) to allow reasonable additional time (not to exceed 10 days) for the filing and mailing and subsequent review by KCAP Stockholders of any supplemental or amended disclosure which the KCAP Board has determined in good faith after consultation with its outside counsel and BCP is necessary under applicable Law to be so disseminated. In addition to the foregoing, KCAP shall be required to adjourn or postpone the KCAP Stockholder Meeting in accordance with applicable Law up to two times (but in no event past the Outside Date) (A) if there are insufficient shares of KCAP Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the KCAP Stockholder Meeting or (B) to allow reasonable additional time to solicit additional proxies to the extent the KCAP Board or any committee thereof or BCP reasonably believes necessary in order to obtain the KCAP Stockholder Approval.

(d)   Subject to Section 7.8(e), KCAP and the KCAP Board shall (i) make the KCAP Board Recommendation, (ii) include the KCAP Board Recommendation in the Proxy Statement and (iii) publicly reaffirm the KCAP Board Recommendation within 24 hours after any reasonable request to do so by BCP (which such request shall not be made more than twice).

(e)   KCAP shall use its reasonable best efforts to solicit from KCAP Stockholders proxies in favor of the KCAP Stockholder Approval and take all other action necessary or advisable to secure the KCAP Stockholder Approval as promptly as practicable after the date hereof; provided, however, that if the KCAP Board shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement, and this Agreement has not been terminated pursuant to Section 9.1, KCAP need only solicit proxies in order to obtain a quorum at the KCAP Stockholder Meeting, and need not attempt to obtain the KCAP Stockholder Approval.

(f)   Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement has been terminated pursuant to Section 9.1, KCAP’s obligations pursuant to this Section 7.3 shall not be diminished or otherwise affected by any Competing Proposal, Superior Proposal, Adverse Recommendation Change or other occurrence, change, event, effect or development relating to KCAP or any of its Subsidiaries, BCP or any of its Subsidiaries, any of their respective businesses, assets or operations, or otherwise.

7.4   Post-Closing Employment Matters.

(a)   Immediately prior to the Closing Date, KCAP shall terminate, or cause to be terminated, the employment of each active KCAP Employee. As promptly as practicable (but no later than 30 days) following the date hereof, BCP shall deliver to KCAP a schedule setting forth the name of each KCAP Employee it intends to make an offer of employment to. During the Interim Period, BCP shall use reasonable best efforts to cause one of its Affiliates, not later than five days prior to the Closing, to offer employment, commencing as of and contingent upon the Closing, to each KCAP Employee set forth on such schedule (each such KCAP Employee who accepts such an offer of employment, a “Continuing Company Employee”); provided that such offer of employment shall be contingent upon the applicable KCAP Employee agreeing to waive any severance compensation or benefits such KCAP Employee would be entitled to under any KCAP Benefit Plan, Contract or otherwise as a result of the KCAP Employee’s termination of employment with KCAP. KCAP shall take all actions reasonably necessary to assist BCP and its Affiliates in making the offers contemplated hereby (including commercially reasonable efforts to encourage KCAP Employees to accept such offers, which for the avoidance of doubt shall not require the payment of additional compensation). BCP shall keep KCAP reasonably informed of all offers and acceptances referred to above on a timely basis. All aspects of such position may be modified by BCP or its Affiliates at any time after the Closing. To the extent (x) a KCAP Employee (i) does not accept an offer of employment or waiver of severance compensation and benefits or (ii) does not receive an offer of employment from BCP (a KCAP Employee covered by clauses (i) or (ii), a “Non-Continuing Company Employee”) and (y) severance compensation or benefits are due and payable to such Non-Continuing Company Employee (including vacation, personal days, sick pay or other paid time off, benefits or benefit claims, severance or termination or indemnity pay (including any employer side Taxes or other payments related thereto), notice and benefits under all applicable Law), KCAP shall be liable for such costs and expenses (the aggregate amount of all such costs and expenses due to all Non-Continuing Company Employees, “KCAP Severance Benefits”). KCAP shall pay all such KCAP Severance Benefits to Non-Continuing Company Employees on the date immediately prior to the Closing Date in accordance with Section 7.4(a) of the KCAP Disclosure Schedule.

(b)   For a period of twelve (12) months following the Closing Date, while employed by BCP or its Affiliates, BCP or its Affiliates shall provide Continuing Company Employees with retirement, health and welfare benefits, in the aggregate, that are no less favorable than the employee benefits provided to current employees of BCP and its Affiliates of similar rank and pay grade; provided, that for purposes of this covenant, defined benefit pension benefits, retiree medical benefits, stock options, other equity or equity-based, retention or change in control payments or awards shall be disregarded, except as otherwise required by applicable Law.

(c)   With respect to any BCP benefit plan in which such Continuing Company Employee will participate, including for purposes of paid time off and severance, effective as of the Closing Date (but subject to any otherwise applicable right thereafter to amend or terminate the plan), BCP shall recognize, for vesting and eligibility purposes, and, in the case of severance and paid time-off, for accrual purposes (but, for the avoidance of doubt, not for purposes of any equity incentive plan and not for the purpose of benefit accruals under any defined benefit plan), all years of service of the Continuing Company Employees with KCAP and its Subsidiaries as if such service were service with BCP.

(d)   Following the date of this Agreement, KCAP and BCP shall reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Section 7.4, including exchanging information and data and making any and all required communications with KCAP Employees.

(e)   The provisions of this Section 7.4 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including any KCAP Employee), other than the Parties and their respective successors and permitted assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Section 7.4. Nothing contained herein, express or implied: (a) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement (including any KCAP Benefit Plan); (b) shall alter or limit BCP’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (c) is intended to confer upon any KCAP Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

7.5   Indemnification; Directors’ and Officers’ Insurance.

(a)   All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to acts or omissions to the extent related to the review and approval of this Agreement or the LibreMax Merger Agreement) now existing in favor of each individual who is now, or has been at any time prior to the date of this Agreement, a director or officer of KCAP or any of its Subsidiaries or who is or was serving at the request of KCAP or any of its Subsidiaries as a director or officer of another Person (each, an “Indemnified Party”), in each case as provided in the Organizational Documents of KCAP or its Subsidiaries or in any indemnification agreements set forth on Section 7.5(a) of the KCAP Disclosure Schedule, shall continue in full force and effect in accordance with their terms for a period of not less than six years following the Closing Date, and during such period shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties, except as otherwise required by Law (it being understood that nothing in this sentence shall require any amendment to the Organizational Documents of BCP, KCAP or any of their respective Subsidiaries or Affiliates).

(b)   KCAP shall, at its sole cost and expense, cause the Indemnified Parties who are covered by the directors’ and officers’ liability insurance policy maintained by KCAP as of the date hereof, in the form previously made available to BCP, to be covered for a period of six years from the Closing by such policy through the purchase of so-called “tail” insurance with respect to acts or omissions occurring at or prior to the Closing (including with respect to acts or omissions to the extent related to the review and approval of this Agreement or the LibreMax Merger Agreement) that were actually or allegedly committed by such Indemnified Parties in their capacities as such.

(c)   The provisions of this Section 7.5 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

7.6   Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BCP.

7.7   Advice of Changes. During the Interim Period, each of BCP and KCAP shall promptly advise the other of (i) any BCP Material Adverse Effect or KCAP Material Adverse Effect (as applicable); (ii) any change or event that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in any of the conditions set forth in Article VIII not being satisfied; or (iii) with respect to KCAP, any change or event that it believes would or would be reasonably likely to cause or constitute a breach of any representations, warranties or covenants contained in the LibreMax Merger Agreement that would result in any of the conditions to closing under the LibreMax Merger Agreement not being satisfied.

7.8   No Solicitation.

(a)   Subject to Section 7.8(d), KCAP shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Competing Proposal, (ii) immediately terminate any physical or electronic data room access (or other access to diligence) previously granted to any such Person, (iii) promptly request the prompt return or destruction of all confidential information previously furnished with respect to any Competing Proposal and (iv) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement; provided, however, that KCAP may grant a waiver of, or terminate, any “standstill” or similar obligation of any Person to allow such Person to confidentially submit a Competing Proposal to the KCAP Board.

(b)   During the Interim Period, KCAP shall, as promptly as reasonably practicable following (and, in any event, within 24 hours of) receipt by KCAP or any of its Subsidiaries or any of its or their respective Representatives of any Competing Proposal, deliver to BCP a written notice setting forth: (A) the identity of the Person making such Competing Proposal and (B) a description of the material terms and conditions of and facts surrounding any such Competing Proposal. KCAP shall deliver to BCP concurrently with such notice unredacted copies of any documents (including any indication of interest, transaction agreement or the like) in connection with such Competing Proposal. KCAP shall keep BCP reasonably informed of the status and details of such Competing Proposal on a prompt basis, and in any event within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation of any such Competing Proposal, and in connection therewith shall deliver to BCP copies of any documents in connection with such developments or changes. Without limiting any of the foregoing, KCAP shall promptly (and in any event within 24 hours) notify BCP orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal, and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. KCAP shall provide BCP with at least 24 hours prior written notice (or such shorter notice as may be provided to the KCAP Board) of a meeting of the KCAP Board at which the KCAP Board is reasonably expected to consider a Competing Proposal.

(c)   Except as otherwise provided in Section 7.8(d), during the Interim Period, KCAP shall not, and shall cause each of its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, endorse, propose, induce, knowingly encourage, facilitate or assist the making of any Competing Proposal, (ii) enter into, continue or otherwise engage in negotiations or discussions with, or furnish any information to, any Person relating to a Competing Proposal, (iii) approve, endorse or recommend, whether publicly or non-publicly, any Competing Proposal, (iv) cause or permit KCAP or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Competing Proposal, or (v) resolve, agree or propose, whether publicly or non-publicly, to do any of the foregoing; provided, however, that notwithstanding the foregoing, KCAP may inform Persons of the provisions contained in this Section 7.8.

(d)   Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the date that the KCAP Stockholder Approval is obtained, in the event that KCAP (or its Representatives on KCAP’s behalf) receives a written Competing Proposal from any Person, (i) KCAP and its Representatives may contact such Person, without the KCAP Board being required to make the determination in clause (ii) of this Section 7.8(d), solely to determine whether such Competing Proposal is bona fide or to clarify any ambiguity in the Competing Proposal, and (ii) KCAP and the KCAP Board and its Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, such Person making such Competing Proposal and its Representatives if the KCAP Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) that (A) such Competing Proposal is bona fide and was made in good faith by the Person delivering it, (B) either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (C) the failure to so engage in negotiations or discussions or furnish information or access would reasonably be expected to constitute a breach of its fiduciary duties to the KCAP Stockholders under Delaware Law; provided, that (x) such Competing Proposal was unsolicited and did not otherwise result from any breach of any of the provisions set forth in this Section 7.8, (y) prior to furnishing any information concerning KCAP or any of its Subsidiaries, KCAP and such Person execute, to the extent such Person is not already subject to an Acceptable Confidentiality Agreement, a confidentiality agreement containing terms, including “standstill provisions,” that are no less favorable to KCAP than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and (z) KCAP shall promptly provide or make available to BCP

(I) any non-public information that it provides to such Person that was not previously made available to BCP or its Representatives, concurrently with the delivery of such non-public information to such Person, and (II) a non-redacted copy of each such Acceptable Confidentiality Agreement.

(e)   Except as provided in this Section 7.8(e), neither KCAP nor the KCAP Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner) the KCAP Board Recommendation, (B) recommend or otherwise declare advisable the approval by the KCAP Stockholders of any Competing Proposal, (C) fail to publicly reaffirm the KCAP Board Recommendation within 24 hours after any reasonable request to do so by BCP (which such request shall not be made more than twice) or (D) resolve, agree or publicly propose to take any such actions prohibited by clauses (A) through (C) (the matters described in the foregoing clauses (A) through (D), an “Adverse Recommendation Change”), or (ii) approve or recommend a Competing Proposal, or cause or permit KCAP or any of its Subsidiaries to execute or enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement), or resolve, agree or propose to take any such actions; provided, however, that notwithstanding anything in this Section 7.8(e) to the contrary, at any time prior to the receipt of the KCAP Stockholder Approval, the KCAP Board may, after complying with Section 7.8(f), if the KCAP Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties to the KCAP Stockholders under Delaware Law, (I) make an Adverse Recommendation Change if the KCAP Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that the condition set forth in Section 8.3(c) will not be, or is not reasonably expected to be, satisfied by the Outside Date, or (II) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 7.8, cause KCAP to terminate this Agreement in accordance with Section 9.1(h) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal.

(f)   Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made pursuant to Section 7.8(e) and no termination of this Agreement pursuant to Sections 7.8(e) or 9.1(h) may be effected, in each case until 5:00 p.m. on the 5th Business Day following receipt of written notice from KCAP to BCP advising BCP that KCAP intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to Section 9.1(h) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action is a Superior Proposal, the material terms and conditions of any such Superior Proposal, and the identity of the Person making such Superior Proposal, and contemporaneously furnishes a copy of the proposed Alternative Acquisition Agreement and any other relevant transaction documents. At the option of BCP, the Parties shall, and shall cause their respective Representatives to, negotiate in good faith during such period (i) in the case of a Superior Proposal, to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal, or (ii) in the case of an Adverse Recommendation Change, regarding the basis for such proposed Adverse Recommendation Change. In determining whether to make an Adverse Recommendation Change or in determining whether a Competing Proposal constitutes a Superior Proposal, the KCAP Board shall take into account any revisions to the terms of this Agreement in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise. Any amendment to such Superior Proposal shall require a new Notice of Superior Proposal and KCAP shall be required to comply again with the requirements of this Section 7.8(f); provided, however, that the five (5) Business Day requirement shall be changed to three (3) Business Days (unless doing so would shorten a then-existing five (5) Business Day negotiation period). If, after compliance with this Section 7.8(f), the KCAP Board continues to determine in good faith (after consultation with its outside financial advisor and outside counsel) that the failure to make an Adverse Recommendation Change or to terminate this Agreement pursuant to Section 9.1(h), as applicable, would reasonably be expected to constitute a breach of its fiduciary duties to the KCAP Stockholders under Delaware Law, then the KCAP Board may take such action.

(g)   Notwithstanding the foregoing, nothing in this Agreement shall restrict KCAP from taking and disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act (it being agreed that a “stop, look and listen” communication by the KCAP Board to KCAP Stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by KCAP that describes KCAP’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto, as applicable, shall not be deemed to violate this Section 7.8).

(h)   Notwithstanding anything to the contrary contained in this Agreement, (i) any violation of the restrictions or obligations set forth in this Section 7.8 by any Subsidiary of KCAP or any Representative of KCAP or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of KCAP or any of its Subsidiaries or otherwise, shall constitute a breach of this Section 7.8 by KCAP, and (ii) KCAP shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person following the date hereof that would restrict KCAP’s ability to comply with any of the terms of this Section 7.8.

7.9   Takeover Statutes. During the Interim Period, KCAP and the KCAP Board shall take no action to cause any Takeover Statute to become applicable to this Agreement or the Contemplated Transactions. If any Takeover Statute is or becomes applicable to this Agreement or the Management Agreements or the Contemplated Transactions, KCAP and the KCAP Board shall take all action necessary to ensure that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to elimination or minimize the effect of such Takeover Statute with respect to this Agreement or the Management Agreements or the Contemplated Transactions, as applicable.

7.10   Stockholder Litigation. During the Interim Period, KCAP shall (i) provide prompt written notice to BCP of all stockholder litigation relating to this Agreement or the Contemplated Transactions, (ii) give BCP the opportunity to participate in the defense or settlement of any such stockholder litigation and (iii) not enter into any settlement agreement in respect of any such stockholder litigation without BCP’s prior written consent (such consent not to be unreasonably withheld).

7.11   LibreMax Merger Agreement.

(a)   During the Interim Period, KCAP shall not, without obtaining the express prior written consent of BCP, approve any waiver, amendment, consent, approval or other modification of the LibreMax Merger Agreement that would reasonably be expected to adversely affect the value of KCAP or the investment advisory rights set forth in the Investment Advisory Agreement or the consummation, timing or certainty of the Contemplated Transactions.

(b)   KCAP shall (i) comply with all of the terms and conditions of the LibreMax Merger Agreement, (ii) enforce the LibreMax Merger Agreement and (iii) use its reasonable best efforts to consummate the closing under the LibreMax Merger Agreement as promptly as practicable.

7.12   KCAP Benefit Plans.

(a)   On or prior to the date immediately prior to the Closing Date, except as otherwise requested by BCP at least ten days prior to the Closing Date, KCAP shall, or shall cause an Affiliate to, take all actions necessary to terminate each KCAP Benefit Plan and all KCAP Employees shall cease to be participants in such KCAP Benefit Plans, including any KCAP Benefit Plan that is a health or welfare plan pursuant to which KCAP would otherwise be obligated to provide benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”, and such plans collectively, the “COBRA Plans”). To the extent any KCAP Employee who is not a Continuing Company Employee would have been a COBRA “Qualified Beneficiary” if such COBRA Plans had not been terminated is entitled to COBRA continuation coverage, KCAP shall reimburse such KCAP Employee for the insurance premiums actually incurred by such KCAP Employee for individual (or family, if immediately prior to the termination date, such KCAP Employee received family coverage under the COBRA Plan) coverage purchased in the individual insurance market through the earlier of (A) the date that is six (6) months following the Closing Date (or, the period of time such KCAP Employee was entitled to COBRA premiums under any “Employment Agreement” set forth on Schedule 4.11(a) of the KCAP Disclosure Schedule, if longer) and (B) the date such KCAP Employee becomes eligible for health insurance from a subsequent employer, provided the monthly reimbursement shall be limited to 125% of the amount of monthly premium KCAP was paying for such KCAP Employee’s health insurance (for family or individual coverage, as applicable) immediately prior to the Closing (the “Health Insurance Reimbursement”). Notwithstanding the foregoing, in the event the payment of the Health Insurance Reimbursement is prohibited by applicable Law or could result in a fine, penalty or excise tax to KCAP or BCP or any of their respective Affiliates, the Health Insurance Reimbursement shall not be paid and the Parties shall cooperate, in good faith, to cause a reasonable substitute to be provided to applicable KCAP Employees. KCAP shall be solely liable for any liabilities arising pursuant to the termination of the KCAP Benefit Plans.

(b)   Each KCAP Employee who has an account under the KCAP Financial, Inc. Employee Savings and Profit Sharing Plan (the “KCAP 401(k) Plan”) shall be eligible to receive an immediate distribution from the KCAP 401(k) Plan upon the termination of the KCAP 401(k) Plan in accordance with the terms thereof. Any defined contribution plan designed by BCP may, at the sole election of BCP and subject to any applicable restrictions under such plan, accept the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the KCAP 401(k) Plan, including plan loans.

(c)   KCAP shall deliver evidence reasonably satisfactory to BCP that each KCAP Benefit Plan, other than the COBRA Plans, has been terminated effective as of immediately prior to the Closing.

(d)   KCAP shall pay all Continuing Company Employees for all accrued wages and paid time off accrued through the Closing.

7.13   Removal of Legend. Should BCP or any of its Affiliates propose to sell any BCP Acquired Shares in any offering pursuant to a registration statement under the Securities Act or a transaction exempt from registration under the Securities Act, KCAP shall remove from any certificates evidencing any such BCP Acquired Shares the legend contemplated by Section 5.11(c) upon delivery by BCP to KCAP of an opinion by counsel, reasonably satisfactory to KCAP, that a registration statement under the Securities Act is at that time in effect with respect to such BCP Acquired Shares or that such BCP Acquired Shares can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which KCAP issued the BCP Acquired Shares.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1   Conditions to Each Party’s Obligation To Consummate the Closing. The respective obligations of the Parties to consummate the Closing shall be subject to the satisfaction or (subject to applicable Law) waiver, at or prior to the Closing, of each of the following conditions:

(a)   KCAP Stockholder Approval. The KCAP Stockholder Approval shall have been obtained.

(b)   Regulatory Approvals. Each KCAP Regulatory Approval and each BCP Regulatory Approval shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(c)   Registered Investment Adviser. The Investment Adviser shall be registered as an investment adviser under the Investment Advisers Act and shall not be prohibited by the Investment Advisers Act or the Investment Company Act from acting as the investment adviser of KCAP under the Investment Advisory Agreement.

(d)   No Injunctions or Restraints; Illegality. No Law issued by any Governmental Entity preventing or making illegal the consummation of the Closing shall be in effect.

(e)   LibreMax Transaction. The closing under the LibreMax Merger Agreement shall have occurred.

8.2   Conditions to BCP’s Obligation to Consummate the Closing. The obligation of BCP to consummate the Closing is also subject to the satisfaction, or waiver by BCP, at or prior to the Closing, of each of the following conditions:

(a)   Representations and Warranties.

(i)   The representations and warranties set forth in Article IV (other than the KCAP Fundamental Reps and the representation and warranty set forth in Section 4.8(c) (the “No MAE Rep”)) shall be true and correct in all respects as of the date of this Agreement and, except to the extent such representations and warranties relate solely to the Asset Management Subsidiaries, as of the Closing Date as though then made (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all respects as of such dates), except, in each case, where the failure of such representations and warranties to be so true and correct has not had a KCAP Material Adverse Effect (without giving effect to any “material,” “KCAP Material Adverse Effect” or similar materiality qualifiers in such representations and warranties).

(ii)   The KCAP Fundamental Reps shall be true and correct in all but de minimis respects as of the date of this Agreement and, except to the extent such representations and warranties relate solely to the Asset Management Subsidiaries, as of the Closing Date as though then made (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all but de minimis respects as of such dates).

(iii)   The No MAE Rep shall be true and correct in all respects as of the date of this Agreement.

(b)   Performance of Covenants and Agreements of KCAP. KCAP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)   No KCAP Material Adverse Effect. From the date of this Agreement to the Closing, there shall not have occurred a KCAP Material Adverse Effect.

(d)   Cancellation of KCAP Stock Options. All of the KCAP Stock Options shall have been cancelled in exchange for the payment in cash by KCAP to the holders thereof that does not, in the aggregate, exceed the amount set forth on Section 8.2(d) of the KCAP Disclosure Schedule.

(e)   Certificate. BCP shall have received a certificate signed on behalf of KCAP by a duly authorized officer thereof stating that each of the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(d) has been satisfied.

8.3   Conditions to KCAP’s Obligation to Consummate the Closing. The obligation of KCAP to consummate the Closing is also subject to the satisfaction, or waiver by KCAP, at or prior to the Closing, of each the following conditions:

(a)   Representations and Warranties.

(i)   The representations and warranties set forth in Article V (other than the representations and warranties set forth in Section 5.1(a), Section 5.2(a), Section 5.2(b)(i)(A), Section 5.2(b)(ii)(A), Section 5.2(b)(iii)(A) and Section 5.5 (collectively, the “BCP Fundamental Reps”)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all respects as of such dates), except, in each case, where the failure of such representations and warranties to be so true and correct has not had a BCP Material Adverse Effect (without giving effect to any “material,” “BCP Material Adverse Effect” or similar materiality qualifiers in such representations and warranties).

(ii)   The BCP Fundamental Reps shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all but de minimis respects as of such dates).

(b)   Performance of Covenants and Agreements of BCP. BCP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)   No BCP Material Adverse Effect. From the date of this Agreement to the Closing, there shall not have occurred a BCP Material Adverse Effect.

(d)   Certificate. KCAP shall have received a certificate signed on behalf of BCP by a duly authorized officer thereof stating that each of the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) has been satisfied.

ARTICLE IX
TERMINATION AND AMENDMENT

9.1   Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the KCAP Stockholder Approval, except that termination pursuant to Section 9.1(g) or Section 9.1(h) may only occur prior to receipt of the KCAP Stockholder Approval:

(a)   by mutual consent of KCAP and BCP, in a written instrument duly executed by KCAP and BCP;

(b)   by either KCAP or BCP, if any Law issued by any Governmental Entity preventing or making illegal the consummation of the Closing shall have become final and nonappealable;

(c)   by either KCAP or BCP, if the Closing shall not have been consummated on or before June 30, 2019 (the “Outside Date”), unless the failure of the Closing to occur on or before the Outside Date shall be due to the material breach of this Agreement by the Party seeking to terminate the Agreement pursuant to this Section 9.1(c);

(d)   by either KCAP or BCP, if the KCAP Stockholder Approval shall not have been obtained at the KCAP Stockholder Meeting (or at any adjournment or postponement thereof) duly convened therefor at which a vote on the Investment Advisory Agreement is actually taken;

(e)   by either KCAP or BCP (provided that the terminating Party is not then in material breach of this Agreement), if there shall have been a material breach of this Agreement by KCAP (in the case of a termination by BCP) or BCP (in the case of a termination by KCAP) which, either individually or in the aggregate with other material breaches of the breaching Party, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Sections 8.1 or 8.2 (in the case of a termination by BCP) or Sections 8.1 or 8.3 (in the case of a termination by KCAP) to be satisfied, and which is not cured within 30 days following written notice to the breaching Party or by its nature or timing cannot be cured within such time period;

(f)   by either KCAP or BCP, if the LibreMax Merger Agreement shall have been terminated;

(g)   by BCP, if an Adverse Recommendation Change shall have occurred (whether or not in compliance with the terms of this Agreement); or

(h)   by KCAP, (i) in the event that the KCAP Board has made an Adverse Recommendation Change in compliance with the terms of this Agreement, or (ii) in order to accept a Superior Proposal in accordance with Section 7.8(e); provided, that in the case of any termination under this clause (ii), KCAP shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied with all provisions of Section 7.8 and (C) paid any amounts due pursuant to Section 9.4.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h), as applicable, of this Section 9.1 shall give written notice of such termination to the other Parties in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2   Effect of Termination. In the event of a termination of this Agreement by either KCAP or BCP, as provided in Section 9.1, this Agreement shall become void and have no further effect, and none of KCAP, BCP, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Contemplated Transactions, except that (i) Section 7.2(c), this Section 9.2, Section 9.3, Section 9.4 and Article X shall survive such termination, and (ii) subject to clause (ii) of Section 9.4(c), neither KCAP nor BCP shall be relieved or released from any liabilities or damages arising out of its Fraud or pre-termination breach of any provision of this Agreement.

9.3   Fees and Expenses. Subject to Section 9.4, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such fees or expenses; provided, that the fees and expenses of one proxy solicitor engaged by KCAP to solicit proxies in favor of the KCAP Stockholder Approval shall be split equally by KCAP and BCP, up to a cap of $125,000, after which KCAP shall pay all such fees and expenses.

9.4   Expense Reimbursement.

(a)   In the event this Agreement is terminated in accordance with Section 9.1(d), Section 9.1(g) or Section 9.1(h), KCAP shall pay to BCP, within two (2) Business Days of such termination (or in the event of a termination under Section 9.1(h)(ii), prior to such termination), an amount in cash equal to the BCP Expenses.

(b)   In no event shall KCAP be required to pay the BCP Expenses on more than one occasion.

(c)   Each of the Parties acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the Contemplated Transactions, (ii) except with respect to Claims based upon KCAP’s (A) breach of a covenant, where KCAP both (I) intended to take the action or non-action that resulted in or constituted breach and (II) had actual knowledge that such action or non-action would result in or constitute breach, or (B) Fraud, in the event this Agreement is terminated pursuant to Section 9.1(d), Section 9.1(g) or Section 9.1(h) and the BCP Expenses are actually paid to and accepted by BCP, such BCP Expenses shall be BCP’s sole remedy in connection with such termination, (iii) without these agreements, the Parties would not enter into this Agreement, and (iv) in the event that KCAP shall fail to pay the BCP Expenses pursuant to this Section 9.4 when due, and, in order to obtain such payment, BCP commences a suit that results in a final, non-appealable judgment against KCAP, KCAP shall pay to BCP costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Buyer Expenses at a rate equal to five percent (5%) commencing on the date such payment was required to be made through the date of payment.

9.5   Amendment. This Agreement may be amended by the Parties, by action taken or authorized by the BCP Board and KCAP Board, at any time before or after receipt of the KCAP Stockholder Approval; provided, however, that after receipt of the KCAP Stockholder Approval, there may not be, without further approval of the KCAP Stockholders, any amendment of this Agreement that would require further approval of the KCAP Stockholders under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.6   Extension; Waiver. At any time prior to the Closing, the Parties, by action taken or authorized by the BCP Board and the KCAP Board, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X
GENERAL PROVISIONS

10.1   Limited Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing; provided, however, that (i) all representations, warranties, covenants and other agreements set forth in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing with respect to, and solely with respect to, Claims based upon Fraud and (ii) all covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing (including those set forth in Section 7.5) shall survive the Closing in accordance with their respective terms.

10.2   Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), sent via email, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to KCAP, to:

KCAP Financial, Inc.
295 Madison Avenue - 6th Floor
New York, NY 10017
Attention: Dayl W. Pearson
e-mail: pearson@kcapinc.com

with a copy to:

Eversheds Sutherland (US) LLP
700 Sixth St., NW
Washington, DC 20001
Attention: Steven B. Boehm, Esq.
e-mail: stevenboehm@eversheds-sutherland.com

(b)	if to BCP, to:
BC Partners Advisors L.P.
650 Madison Avenue, 23rd Floor
New York, NY 10022
Attention: Edward Goldthorpe
e-mail: ted.goldthorpe@bcpartners.com
Attention: Patrick Schafer
e-mail: patrick.schafer@bcpartners.com

with a copy to:

Simpson Thacher & Bartlett LLP
900 G Street NW
Washington, DC 20001
Attention: Rajib Chanda, Esq.
e-mail: rajib.chanda@stblaw.com
Attention: Jonathan L. Corsico, Esq.
e-mail: jonathan.corsico@stblaw.com

10.3   Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The KCAP Disclosure Schedule and the BCP Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules or regulations promulgated thereunder and any official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. All times of day are references to New York, New York time of day unless otherwise specified.

10.4   Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

10.5   Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Investment Advisory Agreement, the Administration Agreement, and Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

10.6   Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to any applicable conflicts of law principles. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, any Federal court of the United States of America sitting in the State of Delaware, and the respective appellate courts from the foregoing (all of the foregoing, collectively, the “Delaware Courts”), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the applicable Delaware Court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the applicable Delaware Court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the applicable Delaware Court, and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the applicable Delaware Court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.

10.7   Publicity. Neither KCAP nor BCP shall, nor shall they permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Contemplated Transactions without the prior consent (which consent shall not be unreasonably withheld) of BCP, in the case of a proposed announcement or statement by KCAP, or KCAP, in the case of a proposed announcement or statement by BCP; provided, however, that any Party may, without the prior written consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ or any other applicable securities exchange.

10.8   Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement. BCP and KCAP hereby agree that their respective representations warranties set forth therein and, except as provided in Section 7.5, their respective covenants and agreements set forth herein, are solely for the benefit of the Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including, without limitation, the right to rely upon such representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 7.5 shall not arise unless and until the Closing occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties, and may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9   Remedies.

(a)   Except as otherwise provided in this Agreement (including without limitation Section 9.4(c)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)   The Parties hereby agree that irreparable damage could occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach of any covenants or agreements set forth in this Agreement, each Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of the other Party under this Agreement. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 10.9(b), neither Party shall in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.9(b) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.9(b) shall require either Party to institute any proceeding for (or limit such Party’s right to institute any proceeding for) specific performance under this Section 10.9(b) prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.9(b) or anything set forth in this Section 10.9(b) restrict or limit either Party’s right to terminate this Agreement in accordance with Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

10.10   Waiver of Jury Trial. Each Party acknowledges and agrees that any Claim which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Claim directly or indirectly arising out of or relating to this Agreement or the Contemplated Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Parties would not, in the event of any Claim, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

10.11   Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision of this Agreement, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.12   No Suits Against Non-Parties.

(a)   Subject to Section 10.12(d), this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the respective Parties, and then only with respect to the specific obligations set forth herein with respect to such Parties.

(b)   In furtherance of Section 10.12(a), but subject to Section 10.12(d), KCAP hereby agrees that (i) no KCAP Related Party will bring or support any action, cause of action, Claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any BCP Related Party (other than BCP), in any way relating to this Agreement or the Contemplated Transactions, and (ii) no BCP Related Party (other than BCP) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any KCAP Related Party for any obligations or liabilities of any BCP Related Party under this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any oral representations made or alleged to have been made in connection herewith.

(c)   In furtherance of Section 10.12(a), but subject to Section 10.12(d), BCP hereby agrees that (i) no BCP Related Party will bring or support any action, cause of action, Claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any KCAP Related Party (other than KCAP), in any way relating to this Agreement or the Contemplated Transactions, and (ii) no KCAP Related Party (other than KCAP) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any BCP Related Party for any obligations or liabilities of any KCAP Related Party under this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any oral representations made or alleged to have been made in connection herewith.

(d)   Notwithstanding anything in this Section 10.12 to the contrary, nothing in this Section 10.12 shall limit (i) the ability of an Indemnified Party to bring a claim for indemnification in accordance with Section 7.5, or (ii) the rights of parties under the Investment Advisory Agreement, the Administration Agreement, the Great Lakes subscription agreement or related letter agreement, or the Asset Purchase Letter Agreement to bring claims under any such agreements, in each case solely against any other Persons who are expressly parties thereto.

(e)   For purposes of this Agreement:

(i)   “BCP Related Parties” means BCP and its former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, Representatives or assignees and any and all former, current and future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, Representatives or assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing; and

(ii)   “KCAP Related Parties” means KCAP and its former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, Representatives or assignees and any and all former, current and future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, Representatives or assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

KCAP FINANCIAL, INC.

By:	/s/ Dayl W. Pearson
Name: Dayl W. Pearson
Title: Chief Executive Officer

BC PARTNERS ADVISORS L.P.

By:	BC Partners (GP) LLC
Its:	General Partner

By:	/s/ Edward Goldthorpe
Name: Edward Goldthorpe
Title: Partner

Signature Page

KCAP FINANCIAL, INC.
ATTN: AMANDA KELLY
295 MADISON AVENUE, 6TH FLOOR
NEW YORK, NY 10017

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E54606-S80049 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KCAP FINANCIAL, INC.

The Board of Directors recommends you vote FOR proposals 1 and 2.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

E54607-S80049

KCAP FINANCIAL, INC.
Special Meeting of Stockholders
February 19, 2019 9:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Edward U. Gilpin and Daniel P. Gilligan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of KCAP FINANCIAL, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:30 AM, on February 19, 2019, at the offices of Eversheds Sutherland (US) LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side